   As filed with the Securities and Exchange Commission on September 20, 2002.
                                              Registration No. 333-___________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Erie Indemnity Company
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

          Pennsylvania                                           25-0466020
-------------------------------                              -------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                            100 Erie Insurance Place
                            Erie, Pennsylvania 16530
                                  814-870-2000
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                           Jan R. Van Gorder, Esquire
                        Senior Executive Vice President,
                          Secretary and General Counsel
                             Erie Indemnity Company
                            100 Erie Insurance Place
                            Erie, Pennsylvania 16530
                                  814-870-2000
               --------------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

Frederick W. Dreher, Esquire                          Andrew S. Rowen, Esquire
Richard L. Cohen, Esquire                             John Evangelakos, Esquire
Duane Morris LLP                                      Sullivan & Cromwell
4200 One Liberty Place                                125 Broad Street
Philadelphia, Pennsylvania 19103                      New York, New York 10004
215-979-1234                                          212-558-4000

       Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                          Proposed               Proposed
    Title of each class                Amount              maximum                maximum
    of securities to be                 to be             offering               aggregate               Amount of
        registered                   registered        price per unit        offering price(1)       registration fee

-----------------------------------------------------------------------------------------------------------------------
Class A common stock,                4,600,000            $43.095              $198,237,000              $18,238
no par value                           shares
-----------------------------------------------------------------------------------------------------------------------

----------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Class A common stock of the registrant on the NASDAQ Stock Market(SM) on September 16, 2002.

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         [LEFT SIDE OF PROSPECTUS COVER]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED SEPTEMBER 20, 2002.

[LOGO]
                                             Shares

                             ERIE INDEMNITY COMPANY

                              Class A Common Stock

                                 --------------

     Shares of our Class A common stock, which are non-voting, are being offered by the selling shareholder named in this prospectus. We will not receive any proceeds from the sale of shares.

     Our Class A common stock is quoted on the NASDAQ Stock Market(SM) under the symbol "ERIE". The last reported sale price of our Class A common stock on September 19, 2002 was $44.25 per share.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. SEE THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 14.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                                                         Per Share         Total
                                                         ---------         -----
Initial price to public
Underwriting discount
Proceeds, before expenses, to selling shareholder

     The underwriters have an option to purchase up to                additional
shares of Class A common stock from the selling shareholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

                                 --------------

     The underwriters expect to deliver the shares against payment in New York,
New York on or about           , 2002.

GOLDMAN, SACHS & CO.                                  CREDIT SUISSE FIRST BOSTON

                                 --------------

                       Prospectus dated __________, 2002.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR CLASS A COMMON STOCK. ALL FINANCIAL INFORMATION, OPERATING STATISTICS AND RATIOS IN THIS PROSPECTUS ARE BASED ON GENERALLY ACCEPTED ACCOUNTING PRINCIPLES UNLESS OTHERWISE NOTED. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO "WE", "US", "OUR" OR THE "COMPANY" INCLUDE ERIE INDEMNITY COMPANY AND ITS WHOLLY OWNED SUBSIDIARIES, ERIE INSURANCE COMPANY, ERIE INSURANCE COMPANY OF NEW YORK AND ERIE INSURANCE PROPERTY & CASUALTY COMPANY. AS USED IN THIS PROSPECTUS, THE "EXCHANGE" REFERS TO ERIE INSURANCE EXCHANGE, AND "ERIE INSURANCE GROUP" REFERS TO THE COMPANY, THE EXCHANGE, ITS SUBSIDIARY, FLAGSHIP CITY INSURANCE COMPANY, AND ITS AFFILIATE, ERIE FAMILY LIFE INSURANCE COMPANY. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                   OUR COMPANY

     We operate predominantly as a provider of management services to Erie Insurance Exchange (the "Exchange") and also as an underwriter of insurance through our subsidiaries. We have served since 1925 as the attorney-in-fact, or management company, for the policyholders of the Exchange, an unincorporated association that is a reciprocal insurance exchange. The financial results of the Exchange are not consolidated with ours. The Exchange and its property and casualty subsidiary and our three property and casualty subsidiaries (collectively, the "Property and Casualty Group") write personal and commercial lines property and casualty coverages exclusively through approximately 8,000 independent agents and pool their underwriting results.

     For our services as attorney-in-fact, we charge the Exchange a management fee calculated as a percentage, currently 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for approximately 77% of our revenues for the six months ended June 30, 2002. For the first six months of 2002, 69% of direct premiums written by the Property and Casualty Group were personal lines, while 31% were commercial lines. We also own 21.6% of the common stock of Erie Family Life Insurance Company, an affiliated life insurance company, of which the Exchange owns 53.5% and public shareholders, including our directors, own 24.9%. Erie Family Life Insurance Company enables our independent agents to distribute a more comprehensive portfolio of insurance products to customers. At June 30, 2002, we had total assets of $2.1 billion and shareholders' equity of $920 million. Our net income was $92.0 million for the six months ended June 30, 2002 and $122.3 million for the year ended December 31, 2001.

     We believe we are the only publicly-traded reciprocal management company in the country. Several other private property and casualty companies, such as USAA and Farmers Insurance Group (owned by Zurich Financial Services Group), also operate as reciprocals with separate management arrangements. Our earnings are largely generated by fees based on premiums written directly by the Property and Casualty Group. We therefore have a direct incentive to preserve the financial condition of the Exchange. The underwriting risk and capital costs of the property and casualty insurance business are largely borne by the Exchange, which had $2.5 billion of statutory surplus at June 30, 2002. Through the pool, our property and casualty subsidiaries currently assume 5.5% of the Property and Casualty Group's underwriting results, and therefore we also have a direct incentive to manage the overall underwriting business as effectively as possible.

                              ERIE INSURANCE GROUP
                              ORGANIZATIONAL CHART

          -------------------
          |   Shareholders  |
          |                 |
          -------------------
                   |
          -------------------                                  ------------------------------
          |                 |                                  |                            |
          | Erie Indemnity  |        Attorney-in-Fact          |                            |
          |                 |------- for Policyholders ------- |  Erie Insurance Exchange*  |
          |     Company     |                                  |                            |
          |                 |                                  |                            |
          -------------------                                  ------------------------------
                   |                                                         |
        -----------------------------------------            ------------------------
        |                   |                   |            |                      |
        |                   |                   |            |                      |
       100%                100%               21.6%        53.5%                   100%
        |                   |                   |            |                      |
 ------------------  ------------------       --------------------           ------------------
 |                |  |                |       |                  |           |                |
 |                |  |Erie Insurance* |       |                  |           |                |
 | Erie Insurance*|  |  Property &    |       | Erie Family Life |           |  Fagship City* |
 |    Company     |  |    Casualty    |       |   Insurance      |           |    Insurance   |
 |                |  |    Company     |       |    Company       |           |     Company    |
 |                |  |                |       |                  |           |                |
 ------------------  ------------------       --------------------           ------------------
        |
        |
       100%
        |
        |
 ------------------
 |                |
 |Erie Insurance* |
 |   Company of   |
 |    New York    |
 |                |
 ------------------

   * Denotes a member of the Property and Casualty Group

     The Property and Casualty Group seeks to insure standard and preferred risks in primarily private passenger automobile, homeowners and small commercial lines, including workers' compensation policies. We believe the Property and Casualty Group has differentiated its products from standard industry products by providing additional coverages, which enhance our agents' marketing efforts. Our agency force consists of over 1,700 independent agencies comprised of approximately 8,000 agents in 11 Midwestern, Mid-

Atlantic and Southeastern states (Illinois, Indiana, Maryland, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and Wisconsin) and the District of Columbia. Our independent agents play a significant role as underwriters and service providers and are major contributors to our success.

     We have reported increasing net operating income for 14 consecutive years. Our growth has primarily been driven by an expansion of the Property and Casualty Group's business into new territories, the appointment of new agencies, high policy and agency retention rates and, recently, increased premium rates.

     .    Since 1997, we have entered Illinois and Wisconsin and expect to begin operating in Minnesota in the third quarter of 2004.

     .    In 2001, we continued our planned expansion of our independent agency force by appointing 247 agencies. Since 1997, we have increased the overall number of agencies representing the Property and Casualty Group by 60%.

     .    We have a very stable base of policyholders, with one of the best policy retention rates in the property and casualty insurance industry. Our retention rate of 90.9% in 2001 compared favorably to an average of 82.6% for a core benchmark group consisting largely of regional property and casualty carriers, according to a 2001 Ward Group benchmark study.

     .    We are achieving premium rate increases as a result of the current favorable market conditions in both commercial and personal property and casualty lines, which are generally referred to within the industry as "hard market conditions". We have benefited from these hard market conditions and for the twelve months ended June 30, 2002 experienced average premium per policy increases of 5.7% for personal automobile insurance policies, 15.8% for commercial lines policies and 8.3% across all lines. Management believes increases in premium rates are likely to continue in 2002 and 2003. Generally, our profit margins from management operations have increased during periods of premium rate increases.

     As a result of these growth initiatives and market conditions, the Property and Casualty Group had over 3.3 million insurance policies in force as of June 30, 2002, a 10.8% increase from June 30, 2001. Personal lines policies in force grew by 10.3% during the twelve months ended June 30, 2002, while commercial lines policies increased 13.8% over the same period.

     We have built our reputation in the industry and among insurance consumers, agents and others on our commitment to be "Above all in sERvIcE(SM)". Customer satisfaction surveys independently conducted by a nationally recognized research firm have ranked the Property and Casualty Group:

     .    No. 1 for homeowners insurance in 2001, the first year this survey was conducted; and

     .    No. 2 for private passenger automobile insurance in 2001 and 2000.

     Each member of the Property and Casualty Group is rated A++ (Superior) by A.M. Best Company, Inc. ("A.M. Best"), its highest financial strength rating, which was held by only 2.8% of the property and casualty insurance groups rated by A.M. Best as of July 11, 2002.

                             OUR OPERATING SEGMENTS

     Our financial results are segmented into management operations and property and casualty insurance underwriting operations. Through management operations, we provide management services and take no underwriting risk. This segment is the largest contributor to our earnings, providing pre-tax income of $141.9 million for the six months ended June 30, 2002 and $186.3 million for 2001. In the property and casualty insurance underwriting operations, we take underwriting risk through our insurance subsidiaries. This segment had a pre-tax loss of $4.4 million for the six months ended June 30, 2002 and $3.4 million for 2001.

MANAGEMENT OPERATIONS

     For services performed in our role as attorney-in-fact for the policyholders of the Exchange, we charge the Exchange a management fee calculated as a percentage of the direct written premiums by the Exchange and the other members of the Property and Casualty Group. The management fee is compensation for (i) acting as attorney-in-fact for the policyholders of the Exchange, (ii) managing the business and affairs of the Exchange and (iii) paying certain general administrative expenses not part of the settlement of losses or the management of investments, which are the responsibility of the Exchange. We recognize as income management fees due from the Exchange when the premiums are written because at that time we have performed substantially all of the services we are required to perform, including sales, underwriting and policy issuance activities. Currently such fees are not paid to us by the Exchange until it collects the premiums. Management fees received from the Exchange accounted for approximately 77% of our revenues in the six months ended June 30, 2002 and approximately 78% of our revenues in 2001. The management fee charged to the Exchange is set by, and may be changed at the discretion of, our board of directors. The fee rate has been at its maximum permitted level of 25% since 1999 and was 24.25% in 1998 and 24% in 1997.

     We also receive a service agreement fee from the Exchange as compensation for the management and administration of its voluntary assumed reinsurance business from non-affiliated insurers. The fee is determined by our management and has been at a rate of 7% of voluntary assumed written reinsurance premium since 1995. We also collect service charges from policyholders who pay their premiums in installments on policies written by the Property and Casualty Group.

       We also earn investment income on the cash flow from management operations, which is invested in our investment portfolio. We report our share of earnings from our 21.6% investment in Erie Family Life Insurance Company as part of the investment income of our management operations segment.

PROPERTY AND CASUALTY INSURANCE UNDERWRITING OPERATIONS

       Our property and casualty insurance underwriting operations segment consists of our three property and casualty insurance subsidiaries that participate in an intercompany pooling arrangement with the Exchange. The pool also includes reinsurance assumed by the Exchange from non-affiliated entities.

       Under the pooling arrangement, all property and casualty insurance business of the five property and casualty insurance companies that comprise the Property and Casualty Group is pooled within the Exchange as the pooling entity. Our insurance subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, share in the underwriting results of the pool through retrocession. Erie Insurance Company has a 5.0% participation, Erie Insurance Company of New York has a 0.5% participation and the Exchange has a 94.5% participation in the pooled underwriting results. These participation percentages are determined by our board of directors. Pooling participation percentages have not changed since 1995.

                           PROPERTY AND CASUALTY GROUP
                               POOLING ARRANGEMENT

         CEDED FROM                                                           RETROCEDED TO
-----------------------------
|                           |             --------------------
|  Erie Insurance Exchange  -------       |                  |             ------------------
|                           |     |       |                  |             |                |
-----------------------------     |       |                  |    94.5%    | Erie Insurance |
                                  |       |                  |-------------|    Exchange    |
-----------------------------     |       |                  |             |                |
|                           |     |       |                  |             ------------------
|    Flagship City          -------       |                  |
|  Insurance Company        |     |       |                  |
|                           |     |       |                  |
-----------------------------     |       |                  |
                                  |       |                  |             ------------------
-----------------------------     |       |                  |             |                |
|                           |     100%    |   Property and   |     5.0%    |  Erie Insurance|
|  Erie Insurance Company   --------------|     Casualty     |-------------|     Company    |
|                           |     |       |    Group Pool    |             |                |
-----------------------------     |       |                  |             |                |
                                  |       |                  |             ------------------
-----------------------------     |       |                  |
|                           |     |       |                  |
|  Erie Insurance Company   |     |       |                  |
|      of New York          -------       |                  |             ------------------
|                           |     |       |                  |             |                |
-----------------------------     |       |                  |     0.5%    |  Erie Insurance|
                                  |       |                  |-------------|     Company    |
-----------------------------     |       |                  |             |   of New York  |
|                           |     |       |                  |             |                |
|  Erie Insurance Property  |     |       |                  |             ------------------
|    & Casualty Company     -------       |                  |
|                           |             --------------------
-----------------------------

     Erie Insurance Company and Erie Insurance Company of New York also have an all-lines aggregate excess of loss reinsurance agreement with the Exchange that limits the amount of their annual net losses arising from their pool participation. The liabilities and related premiums ceded to the Exchange pursuant to the aggregate excess of loss reinsurance agreement are not subject to the intercompany pooling arrangement.

     The Property and Casualty Group sells personal and commercial lines policies through independent agencies. Commercial lines policies are marketed to small- and medium-sized businesses. Premium revenues from our property and casualty insurance underwriting operations accounted for approximately 15% of our revenues in the six months ended June 30, 2002 and 17% of our revenues in 2001.

     We also earn investment income on the cash from property and casualty insurance underwriting operations, which is invested in our investment portfolio.

                           OUR COMPETITIVE ADVANTAGES

We believe that our competitive advantages come from:

     .    OUR COMMITTED, LOYAL AND PRODUCTIVE INDEPENDENT AGENCY FORCE. We seek to develop long-term business relationships with high-quality independent agencies. Prior to allowing an agency to represent us, we undertake a rigorous selection process that seeks agency principals who meet our high standards and operate their agencies in line with our business philosophy. We believe our independent agency force has been loyal to us and that the Property and Casualty Group is the preferred carrier for most of the independent agencies that represent us. Average annual written premium volume per agency is approximately $1.7 million for our agencies.

     .    OUR FOCUS ON QUALITY SERVICE. Service to the policyholder and agent has been a tradition of the Erie Insurance Group since its founding more than 77 years ago. Erie Insurance Group has consistently been recognized as a provider of quality service. Customer satisfaction surveys independently conducted by a nationally recognized research firm ranked the Property and Casualty Group No. 1 for homeowners insurance in 2001, the first year this survey was conducted, and No. 2 for private passenger automobile insurance in 2001 and 2000. Our claims force is comprised predominantly of our own employees who are trained in our service-oriented claims settlement philosophy.

     .    OUR COMPETITIVE PRODUCTS AND PRICING. A key to attracting a highly effective sales force of independent agents and enhancing the Property and Casualty Group's ability to attract customers is a portfolio of competitively priced products. These products include many additional coverages that we believe differentiate the Property and Casualty Group's products in the marketplace.

     .    OUR LOW-COST OPERATION. Expense management is one of our founding traditions and is an important part of our culture. We believe our operations are among the most cost-efficient in the property and casualty industry. In addition, our organizational structure is relatively flat and combines the advantages of centralized common services with field marketing and claims services. Our average agency annual written premium volume of $1.7 million allows us to keep our agency training, marketing and support costs low. The Property and Casualty Group's five-year statutory average loss adjustment and underwriting expense ratio for the period from 1997 to 2001 is 37.2%, which compares favorably to A.M. Best's property and casualty industry composite average of 40.3%. The Property and Casualty Group's underwriting expense ratio includes the management fee paid to us of 25% of direct premiums written. The actual cost of management operations is less than the 25% management fee, which results in a profit for our shareholders. If the actual cost of management operations were used to compute the underwriting expense ratio, consistent with industry-reported results, the loss adjustment and underwriting expense ratio would be 30.7%, which compares even more favorably to industry averages. In a 2001 benchmarking study completed by Ward Group, our productivity, as measured by the ratio of full time equivalent employees to gross premiums written, is over 40% better than our core benchmark group.

     .    UNIQUE CORPORATE STRUCTURE. The Erie Insurance Group's operating structure allows for:

          -- A LONG-TERM MANAGEMENT APPROACH TO OUR BUSINESS. We aim to nurture our relationships with policyholders, agents and employees to create long-term shareholder value. Each of our principal executive officers has been with us for over 20 years and is committed to this long-term view of the business.

          -- LOWER EARNINGS VOLATILITY AND LOWER CAPITAL NEEDS. Since the bulk of the insurance risk of the Property and Casualty Group remains with the Exchange, we do not experience the same earnings volatility or have the same capital needs as competing property and casualty insurance carriers.

          -- A LONG-TERM INVESTMENT HORIZON. Since most of the capital and reserves necessary to support the Property and Casualty Group's insurance underwriting business are held by the Exchange, which is not a publicly-owned entity, we are able to use long-term total return strategies to invest the Exchange's assets. Though recent equity market results have had a significant negative effect on the value of the Exchange's investment portfolio, the Exchange's investment strategy of investing in equity securities has created substantial surplus capacity over an extended period of time. From January 1, 1995 to June 30, 2002, the
               Exchange's equity investments generated a pre-tax compound annual return of 14.5% compared to a pre-tax compound annual return of 12.6% for the Standard & Poor's 500 Index. This surplus level gives us the capacity to grow premiums. For the twelve months ended June 30, 2002, the Exchange's ratio of net premiums written to surplus was approximately 1.13:1.

                                    STRATEGY

     The Erie Insurance Group's overall strategy includes providing attractive property and casualty insurance products at competitive prices, coupled with high-quality service. The Erie Insurance Group distributes these products exclusively through independent insurance agents whose insurance and underwriting expertise, local market knowledge and commitment to service have been key drivers of our growth. The Erie Insurance Group's strategy includes:

     .    Organic growth through (i) a careful agency selection process in which the Property and Casualty Group seeks to be the primary property and casualty underwriter for each agency, (ii) a thoughtful expansion into favorable states and (iii) increased market penetration in existing operating territories.

     .    Quality service to policyholders and to agents in claims handling, underwriting and other service activities.

     .    Achieving underwriting profits for the Property and Casualty Group by focusing on standard and preferred risks and by setting and adhering to consistent underwriting standards.

     .    A business model designed to provide the advantages of localized marketing and claims servicing with the economies of scale derived from centralized management and administration.

                                  THE OFFERING

Class A common stock offered ...............    4,000,000 shares of our Class A
                                                common stock, which is
                                                non-voting, are being offered by
                                                the Selling Shareholder named
                                                below.

Class A common stock outstanding after
this offering ..............................    63,677,106 shares

Class B common stock outstanding after
this offering ..............................    3,050 shares

Class B common stock conversion ratio ......    One share of Class B common
                                                stock may be converted into
                                                2,400 shares of Class A common
                                                stock.

Class A common stock outstanding after
this offering assuming conversion ..........    70,997,106 shares

Dividend history ...........................    We declared cash dividends of
                                                $0.17 per share of Class A
                                                common stock for each of the
                                                first three quarters of 2002 and
                                                $25.50 per share of Class B
                                                common stock for each of the
                                                first three quarters of 2002.
                                                The cash
                                       dividends for the first two quarters have been paid.

                                       We have paid regular quarterly cash
                                       dividends since 1942. Our board of
                                       directors considers the declaration of
                                       cash dividends on a quarterly basis. The payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon many factors, including:

                                          .    our earnings;
                                          .    our financial position;
                                          .    our capital requirements and
                                               those of our subsidiaries; and
                                          .    our ability to receive dividends
                                               from our subsidiaries, which is
                                               subject to regulatory
                                               limitations.

                                       There can be no assurance as to the
                                       declaration of future dividends.

Use of proceeds ...................    We will not receive any of the proceeds
                                       from this offering of our Class A common stock. The Selling Shareholder identified below will receive all the net proceeds from the sale of these shares.

NASDAQ Stock Market(SM) symbol ....    ERIE

     The above information assumes that the over-allotment option covering an additional 600,000 shares granted by the Selling Shareholder to the Underwriters will not be exercised.

     The above information is based on the number of shares outstanding as of August 31, 2002.

                               SELLING SHAREHOLDER

     Black Interests Limited Partnership (the "Selling Shareholder") is offering
4.0 million shares. The Selling Shareholder has also granted the underwriters a 30-day option to purchase up to an additional 600,000 shares to cover over-allotments. Samuel P. Black, III is the managing general partner of the Selling Shareholder and has the right to vote the shares held by it. Mr. Black has been a director of our Company since 1997 and succeeded his father, who served as a director during various periods from 1930 to 1997. Mr. Black is also an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage, in accordance with the insurance companies' standard commission schedules and agents' contracts.

     A majority of the proceeds of the shares being offered as described in this prospectus will be used by the Selling Shareholder to pay estate taxes and other estate-related expenses arising from the recent death of Mr. Black's mother and to make a charitable bequest.

                              CORPORATE INFORMATION

     We were incorporated in Pennsylvania in 1925. Our principal executive offices are located at 100 Erie Insurance Place, Erie, Pennsylvania 16530, and our telephone number is (814) 870-2000. Our website is located at www.erieinsurance.com. The information on this website is not a part of this prospectus.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary consolidated financial data presented below as of or for the years ended December 31, 1997 through 2001 is derived from our audited financial statements. Our consolidated financial statements as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001, and our independent auditors' report thereon, are included elsewhere in this prospectus and incorporated by reference herein. See "Where To Find More Information/Incorporation by Reference". The summary consolidated financial data presented below as of or for the six-month periods ended June 30, 2001 and 2002 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus and incorporated by reference herein. See "Where To Find More Information/Incorporation by Reference". Our results of operations for the six months ended June 30, 2002 are not necessarily indicative of our results of operations that may be expected for the year ending December 31, 2002. In the opinion of our management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. The financial data set forth below is only a summary and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                Six Months Ended
                                                    June 30,                           Year Ended December 31,
                                             ---------------------  ----------------------------------------------------------
(amounts in thousands, except per share data)   2002       2001       2001         2000       1999         1998        1997
                                             ---------- ----------  ----------  ----------  ----------  ----------  ----------
                                                  (unaudited)
OPERATING DATA:
Net revenue from management operations       $  123,649 $   96,304  $  184,568  $  158,746  $  148,518  $  145,243  $  134,201
Underwriting (loss) gain                         (9,661)    (5,324)    (20,463)    (10,402)     (3,539)        567      (2,259)
Net revenue from investment operations           23,549     30,927      18,771      75,594      63,776      50,547      42,978
                                             ---------- ----------  ----------  ----------  ----------  ----------  ----------
Income before income taxes                   $  137,537 $  121,907  $  182,876  $  223,938  $  208,755  $  196,357  $  174,920
Provision for income taxes                       45,510     39,992      60,615      71,545      65,649      61,806      56,339
                                             ---------- ----------  ----------  ----------  ----------  ----------  ----------
Net income                                   $   92,027 $   81,915  $  122,261  $  152,393  $  143,106  $  134,551  $  118,581
                                             ========== ==========  ==========  ==========  ==========  ==========  ==========
Operating income (1)                         $   95,005 $   80,144  $  142,983  $  141,364  $  133,521  $  129,895  $  114,801
                                             ========== ==========  ==========  ==========  ==========  ==========  ==========

PER SHARE DATA:
Net income per share                         $     1.29 $     1.15  $     1.71  $     2.12  $     1.95  $     1.81  $     1.59
Operating income per share                         1.34       1.12        2.00        1.96        1.82        1.75        1.54
Weighted average shares outstanding              71,162     71,402      71,342      71,954      73,487      74,400      74,400

FINANCIAL POSITION:
Investments (2)                              $  959,374 $  878,187  $  885,650  $  853,146  $  785,258  $  709,417  $  566,118
Receivables from the Exchange and affiliates    726,608    604,172     640,655     532,009     470,969     467,794     469,708
Total assets                                  2,088,329  1,809,577   1,935,566   1,680,599   1,518,794   1,454,062   1,292,544
Shareholders' equity                            919,642    839,958     865,255     779,015     697,599     655,223     539,383
Book value per share                         $    12.94 $    11.77  $    12.15  $    10.91  $     9.62  $     8.81  $    $7.25

----------------
(1) Operating income excludes net realized gain (loss) on investments and related federal income taxes.
(2)  Includes investment in Erie Family Life Insurance Company.

                                  RISK FACTORS

YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR CLASS A COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR CLASS A COMMON STOCK.

RISKS RELATING TO OUR BUSINESS AND OUR RELATIONSHIPS WITH THIRD PARTIES

     IF THE MANAGEMENT FEE RATE PAID TO US BY THE EXCHANGE IS REDUCED, IF THERE IS A SIGNIFICANT DECREASE IN THE AMOUNT OF PREMIUMS WRITTEN BY THE EXCHANGE OR IF WE DO NOT CONTROL THE COSTS OF PROVIDING SERVICES TO THE EXCHANGE, OUR REVENUES AND PROFITABILITY COULD BE MATERIALLY ADVERSELY AFFECTED.

     We are dependent upon management fees paid to us by the Exchange, which represent our principal source of revenue. During the three years ended December 31, 2001, management fees from the Exchange constituted an average of approximately 74% of our revenues. We receive these fees pursuant to attorney-in-fact agreements with the policyholders of the Exchange. Under those agreements, the management fee rate we receive is determined by our board of directors and may not exceed 25% of the direct written premiums by the Exchange and the premiums it assumes from affiliates within the Property and Casualty Group. Since 1999, the management fee rate has been 25%. In 1998 and 1997, the management fee rate was 24.25% and 24%, respectively.

     Our board of directors generally sets the management fee rate each December for the following year. However, at their discretion, the rate can be changed at any time. The factors our board of directors consider in setting the management fee rate include our financial position in relation to the Exchange and the long-term needs of the Exchange for capital and surplus to support its continued growth and competitiveness. The Exchange's capital and surplus could become impaired due to a number of factors, including those discussed under "-- Risks Relating to the Business of the Property and Casualty Group" and "-- Risks Relating to the Property and Casualty Insurance Industry" below. In light of the strong growth of the Exchange's premium base and the recent decline in the policyholders' surplus of the Exchange, the management fee rate for 2003 could be reduced at our board's December 2002 meeting.

     If our board of directors were to determine that the management fee rate should be reduced, our revenues and profitability could be materially adversely affected. For example, a 1% reduction in the management fee rate during the six months ended June 30, 2002 would have resulted in a reduction in our net revenues of $15.4 million, or 12.4%, and a reduction in our net income per share of $0.14, or 10.9%. A similar decrease of 1% during 2001 would have resulted in a reduction in our net revenues of $25.4 million, or 13.8%, and a reduction in our net income per share of $0.23, or 13.5%.

     Our management fee revenue from the Exchange is calculated by multiplying the management fee rate by the direct premiums written by the Exchange and the premiums it assumes from the Property and Casualty Group. Accordingly, any reduction in direct premiums written by the Exchange and the premiums it assumes from the Property and Casualty Group would have a proportional negative effect on our revenues and net income.

     Pursuant to our attorney-in-fact agreements with the policyholders of the Exchange, we are required to perform a number of sales, underwriting and management and administrative services associated with the issuance of insurance policies for the Exchange to earn our management fee, regardless of the cost to us of providing those services. We could lose money or be less profitable if our cost of providing those services increases significantly.

     BECAUSE OUR BOARD OF DIRECTORS MUST BALANCE FIDUCIARY OBLIGATIONS TO POLICYHOLDERS OF THE EXCHANGE AND TO OUR SHAREHOLDERS, OUR BOARD OF DIRECTORS MUST MAKE DECISIONS THAT ARE NOT SOLELY IN THE INTERESTS OF OUR SHAREHOLDERS.

     As attorney-in-fact, we are contractually required to provide management and administrative services to the Exchange, which has no board of directors or governing body of its own. In such capacity, we also have a fiduciary duty to the policyholders of the Exchange to protect their interests. Likewise, we have a fiduciary duty to our shareholders. Certain issues arise that may create conflicts of interest between these fiduciary duties. Among such potential conflicts of interest are:

     .    We set the management fee rate and service agreement fee rate paid by the Exchange to us and decide the percentage participation rate of our property and casualty subsidiaries in the pool.

     .    We make judgments about the allocation of costs between the Exchange and the Company in accordance with intercompany agreements and the attorney-in-fact agreement with the policyholders of the Exchange.

     .    Management must devote attention to the business interests of both the
     Exchange and us.

     .    The Exchange may enter into other transactions and contractual relationships with the Company and its subsidiaries.

     .    State regulators could challenge the reasonableness of the transactions between us and the Exchange because of potential or actual conflicts of interest.

     As a consequence, our board of directors must make decisions or take actions that are not solely in the interests of our shareholders. If, for example, there should be a need to strengthen the surplus of the Exchange, our board of directors may decide to reduce the management fee rate and/or that a capital contribution should be made by us to the Exchange in the form of a surplus note or some other form. Under such circumstances, we may be required to provide such capital to the Exchange at a lower rate of return than would be available with other investments or at no return at all. Payments of interest and repayment of principal on a surplus note are subject to prior approval of the Pennsylvania Department of Insurance, which may not approve such payments. We may also find it necessary to fund additional surplus for the Exchange by issuing additional shares of our capital stock, resulting in dilution of existing shareholders' interest.

     WE ARE SUBJECT TO CREDIT RISK TO THE EXCHANGE BECAUSE OUR MANAGEMENT FEES FROM THE EXCHANGE ARE NOT PAID IMMEDIATELY WHEN EARNED AND OUR INSURANCE SUBSIDIARIES ARE SUBJECT TO CREDIT RISK TO THE EXCHANGE BECAUSE THE EXCHANGE ASSUMES A HIGHER INSURANCE RISK UNDER AN INTERCOMPANY POOLING ARRANGEMENT THAN IS PROPORTIONAL TO ITS DIRECT BUSINESS CONTRIBUTION TO THE POOL.

     We recognize as income management fees due from the Exchange when the premiums are written because at that time we have performed substantially all of the services we are required to perform, including sales, underwriting and policy issuance activities, but currently such fees are not paid to us by the Exchange until it collects the premiums. As a result, we hold receivables for management fees due us and for premiums written but not yet collected by the Exchange. As of June 30, 2002, the management fee receivable owed by the Exchange was approximately $183 million.

     The Exchange and two of our wholly owned subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, are parties to an intercompany pooling arrangement. Under this pooling arrangement, our insurance subsidiaries cede 100% of their property and casualty underwriting business to the Exchange, which retrocedes 5% of the pooled business to Erie Insurance Company and 0.5% to Erie Insurance Company of New York. In 2001, only approximately 81.4% of the pooled direct property and casualty business was originally generated by the Exchange and its subsidiary, while 94.5% of the pooled business is retroceded to the Exchange under the intercompany pooling arrangement. Accordingly, the Exchange assumes a higher insurance risk than is proportional to the insurance business it contributes to the pool. In 2001, our subsidiaries wrote 18.6% of the direct premiums, while assuming only 5.5% of the risk. This poses a credit risk to our subsidiaries participating in the pool because they are still responsible ultimately to the policyholders for policies they have written if the Exchange does not meet its obligations.

     OUR FINANCIAL CONDITION MAY SUFFER BECAUSE OF DECLINES IN THE VALUE OF THE MARKETABLE SECURITIES THAT CONSTITUTE A SIGNIFICANT PORTION OF OUR ASSETS.

     At June 30, 2002, we had investments in marketable securities of approximately $823 million and investments in limited partnerships of approximately $87 million. In addition, we have outstanding commitments to invest up to an additional $110 million in limited partnerships, including in partnerships for U.S. and foreign private equity real estate and fixed income investments. All of our marketable security investments are subject to market volatility. Our fixed income securities investments are exposed to price risk and to risk from changes in interest rates as well as credit risk related to the issuer. Generally, we do not hedge our exposure to interest rate risk as we have the ability to hold fixed income securities to maturity. Our marketable securities have exposure to price risk and the volatility of the equity markets and general economic conditions. The stock market decline in 2002 has reduced the value of our marketable securities by $12.7 million during the first six months of 2002 compared to $93,000 during the first six months of 2001. To the extent that future market volatility negatively impacts our investments, our results of operations will be negatively impacted.

     THE TWO INDIVIDUAL TRUSTEES OF OUR CONTROLLING SHAREHOLDERS, THE H.O. HIRT TRUSTS, HAVE SIGNIFICANTLY DIFFERING VIEWS ON A NUMBER OF MATTERS RELATING TO THE COMPANY; SUCH DISAGREEMENTS MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND ON THE VALUE OF OUR CLASS A COMMON STOCK.

     Two trusts established by our founder, H.O. Hirt (the "H.O. Hirt Trusts"), own 76.7% of our Class B common stock, which is the only class of stock that can vote for the election of directors and has the ability to determine the outcome of all other matters that require shareholder approval, except those matters pertaining only to the rights of the holders of our Class A common stock. The corporate trustee of the H.O. Hirt Trusts is Bankers Trust Company of New York ("Bankers Trust") and the two individual trustees of the H.O. Hirt Trusts are F. William Hirt and Susan Hirt Hagen, who are brother and sister and the children of H.O. Hirt. Any determination by the H.O. Hirt Trusts requires a vote of two of the three trustees and, because the H.O. Hirt Trusts control 76.7% of our Class B common stock, any such determination will be controlling in a shareholder vote. Mrs. Hagen and Mr. Hirt disagree on a number of matters relating to corporate governance, the appointment of a successor corporate trustee and the financial condition of the Exchange. Mrs. Hagen has recently raised concerns regarding a number of such matters, including: the role of the H.O. Hirt Trusts as controlling shareholders in the governance of the Company; the propriety of a corporate trustee of the H.O. Hirt Trusts engaging in insurance brokerage activities; the ability of a holder of Class B common stock to nominate candidates for election as directors of the Company; the restructuring of our board of directors so that a majority of the directors are independent of management; the restructuring of the committees of our board of directors to provide a more meaningful role for directors who do not have ongoing business relationships with us; the desirability of more liquidity and increased institutional investor interest in the Company and the allocation of expenses between the Exchange and us.

     Mrs. Hagen has in the past commenced litigation against us in connection with corporate governance matters and has participated in litigation involving the H.O. Hirt Trusts brought by each of the trustees of the H.O. Hirt Trusts and by other beneficiaries of the H.O. Hirt Trusts. In addition, on two occasions in the recent past, Mr. Hirt brought a suit, which was subsequently withdrawn, seeking the removal of Mrs. Hagen as an individual trustee. The effect of these disagreements and concerns and possible future disagreements between Mrs. Hagen and Mr. Hirt on us and the value of our Class A common stock cannot be predicted.

     MRS. HAGEN, WHO IS A MEMBER OF OUR BOARD OF DIRECTORS, A TRUSTEE AND A BENEFICIARY OF THE H.O. HIRT TRUSTS AND A BENEFICIAL OWNER OF APPROXIMATELY 26.3% OF OUR CLASS A COMMON STOCK, IS OPPOSED TO OUR PARTICIPATION IN THIS OFFERING BECAUSE SHE BELIEVES THERE MAY BE A BETTER ALTERNATIVE FOR US AND MAY TAKE ADDITIONAL ACTIONS TO OPPOSE THIS OFFERING.

     The concerns that Mrs. Hagen has expressed to our board of directors about this offering include:

     .    the amount of time and effort required of our officers to prepare a registration statement relating to this offering and to assist in the marketing of the shares offered hereby instead of fully concentrating their efforts on business and financial issues confronting Erie Insurance Group;

     .    the liability of our directors and the H.O. Hirt Trusts if the registration statement, including this prospectus, were determined to contain a material misstatement or a material omission and the indemnification by us of the underwriters for certain potential liabilities under federal securities laws related to this offering;

     .    our present independent auditors;

     .    the impact of the offering on our ability to attract independent director candidates during this offering because of the potential liability associated therewith;

     .    doubts whether a public offering would unlock any long-term value for our shareholders;

     .    concerns that increased public holdings of our Class A common stock will attract institutional investors; and

     .    her opinion that a below-market purchase by us of the shares being offered by the Selling Shareholder would be more advantageous to us.

     Our board of directors considered Mrs. Hagen's concerns at meetings held on August 16, 2002 and September 9, 2002. At each meeting, Mrs. Hagen was the only member of our board of directors present to vote against proceeding with this offering. We are unable to predict whether Mrs. Hagen or any other trustee or any other beneficiary of the H.O. Hirt Trusts may take additional actions to oppose this offering.

     DECISIONS BY THE CORPORATE TRUSTEE OF THE H.O. HIRT TRUSTS OR THE DEATH OF EITHER OF THE INDIVIDUAL TRUSTEES COULD MATERIALLY ALTER OUR MANAGEMENT, STRATEGIC DIRECTION, OPERATING PHILOSOPHY OR OTHER MATTERS MATERIAL TO US.

     Bankers Trust tendered its resignation as corporate trustee of the H.O. Hirt Trusts on March 3, 1999, 36 days after it had been appointed. The selection of a new corporate trustee of the H.O. Hirt Trusts to replace Bankers Trust is pending before Orphan's Court in Erie County, Pennsylvania. We cannot predict or estimate when a replacement corporate trustee will be chosen to replace Bankers Trust or who it will be. Because any action of the H.O. Hirt Trusts requires a vote of two of the three trustees and because Mrs. Hagen and Mr. Hirt have significantly differing views, the vote of the corporate trustee has been, and will likely continue to be, determinative of the actions of the H.O. Hirt Trusts. Also, if an individual trustee dies, under the terms of the H.O. Hirt Trusts, the surviving individual trustee, the corporate trustee and our board of directors may select a replacement individual trustee or, if no successor is selected within 30 days, the remaining trustees and the Company shall petition the Court of Common Pleas of Erie County, Pennsylvania to fill said vacancy under the trust agreement. Mr. Hirt is 76 years old and Mrs. Hagen is 67 years old. Decisions by the existing trustees or replacement trustees, including supporting a slate of directors put forth by Mrs. Hagen or another shareholder, could materially alter our management, strategic direction, operating philosophy or other matters material to us. It is impossible to determine how these decisions may affect the value of the Company and therefore our Class A common stock.

RISKS RELATING TO THE BUSINESS OF THE PROPERTY AND CASUALTY GROUP

     THE PROPERTY AND CASUALTY GROUP CONDUCTS BUSINESS IN ONLY 11 STATES AND THE DISTRICT OF COLUMBIA, WITH A CONCENTRATION OF BUSINESS IN OHIO, MARYLAND, VIRGINIA AND, PARTICULARLY, PENNSYLVANIA. ANY SINGLE CATASTROPHE OCCURRENCE OR OTHER CONDITION DISPROPORTIONATELY AFFECTING LOSSES IN THESE STATES COULD ADVERSELY AFFECT THE RESULTS OF OPERATIONS OF MEMBERS OF THE PROPERTY AND CASUALTY GROUP.

     The Property and Casualty Group conducts business in only 11 states and the District of Columbia, primarily in the Mid-Atlantic, Midwestern and Southeastern portions of the United States. A substantial portion of this business is private passenger and commercial automobile, homeowners and workers' compensation insurance in Ohio, Maryland, Virginia and, particularly, Pennsylvania. As a result, a single catastrophe occurrence, destructive weather pattern, general economic trend, terrorist attack, regulatory development or other condition disproportionately affecting one or more of the states in which the Property and

     Casualty Group conducts substantial business could materially adversely affect the results of operations of members of the Property and Casualty Group. Common catastrophe events include hurricanes, earthquakes, tornadoes, wind and hail storms, fires and explosions.

     THE OPERATING RESULTS OF THE EXCHANGE ARE SUBJECT TO GREATER VARIABILITY BECAUSE THE PROPERTY AND CASUALTY GROUP HAS GENERALLY NOT MAINTAINED REINSURANCE COVERAGE IN RECENT YEARS.

     In recent years, the Property and Casualty Group has not purchased treaty reinsurance, including catastrophe reinsurance, because management concluded, during our periodic assessment of the Property and Casualty Group's catastrophe exposure, that the benefits of such coverage were outweighed by the costs of the coverage in light of the Exchange's substantial surplus and its ratio of net premiums written to surplus. Because the Exchange has a 94.5% participation in the Property and Casualty Group's underwriting results and provides reinsurance for the 5.5% participation in the underwriting results of our subsidiaries, the Exchange's financial condition could be adversely affected by insurance losses to a greater extent than if reinsurance coverage were maintained. Management is currently evaluating the desirability of purchasing reinsurance in light of recent catastrophes and terrorist attacks.

     THE BUSINESS AND RESULTS OF OPERATIONS OF MEMBERS OF THE PROPERTY AND CASUALTY GROUP WILL BE ADVERSELY AFFECTED IF THE INDEPENDENT AGENTS THAT MARKET THE PROPERTY AND CASUALTY GROUP'S PRODUCTS DO NOT MAINTAIN THEIR CURRENT LEVELS OF PREMIUM WRITING, FAIL TO COMPLY WITH ESTABLISHED UNDERWRITING GUIDELINES OR OTHERWISE IMPROPERLY MARKET OUR PRODUCTS.

     The Property and Casualty Group markets its insurance products solely through a network of over 1,700 independent insurance agencies. As a result, the Property and Casualty Group is wholly dependent upon these agencies, each of which has the authority to bind members of the Property and Casualty Group to insurance contracts. To the extent that these agencies' marketing efforts cannot be maintained at their current levels of volume and quality or they bind members of the Property and Casualty Group to unacceptable insurance risks, fail to comply with established underwriting guidelines or otherwise improperly market our products, the results of operations and business of members of the Property and Casualty Group will suffer.

     THE BUSINESS OF MEMBERS OF THE PROPERTY AND CASUALTY GROUP MAY NOT CONTINUE TO GROW AND MAY BE MATERIALLY ADVERSELY AFFECTED IF THE PROPERTY AND CASUALTY GROUP CANNOT RETAIN EXISTING, AND ATTRACT NEW, INDEPENDENT AGENCIES OR IF INSURANCE CONSUMERS INCREASE USE OF OTHER INSURANCE DELIVERY SYSTEMS.

     The continued growth of the business of members of the Property and Casualty Group is partially dependent upon the Property and Casualty Group's ability to retain existing, and attract new, independent agencies. The following factors are among those that may cause the growth and retention in the number of independent agencies of the Property and Casualty Group, and thereby growth in revenue of its members, to be slower than it otherwise would have been:

     .    There is significant competition to attract independent agencies;

     .    Our process to select a new independent agency is intensive and typically requires from six to nine months;

     .    The Property and Casualty Group has stringent criteria for new independent agencies and requires adherence by independent agencies to consistent underwriting standards; and

     .    The Property and Casualty Group may be required to reduce agents'
     commissions, bonuses and other incentives, thereby reducing our attractiveness to agencies.

     The Property and Casualty Group sells insurance solely through its network of independent agencies. Our competitors sell insurance through a variety of delivery methods, including independent agencies, captive agencies, the Internet and direct sales. To the extent that business migrates to a delivery system other than independent agencies because of changing consumer preferences, the business of members of the Property and Casualty Group will be adversely affected.

     THE EXCHANGE HAS INCURRED UNDERWRITING LOSSES IN RECENT YEARS PRIMARILY AS A RESULT OF REDUCING PREMIUM RATES IN 1998 AND 1999 IN RESPONSE TO COMPETITIVE CONDITIONS AND DUE TO REINSURANCE LOSSES, INCLUDING LOSSES FROM THE TERRORIST ATTACK ON THE WORLD TRADE CENTER. TO THE EXTENT THESE UNDERWRITING LOSSES CONTINUE, THE EXCHANGE'S POLICYHOLDERS' SURPLUS WILL BE FURTHER ADVERSELY AFFECTED.

     In 1997 and 1998, soft market conditions in the property and casualty insurance industry created severe price competition in commercial and personal lines of insurance, including private passenger automobile, the Property and Casualty Group's largest line of business, of which the Exchange has a 94.5% participation in the underwriting results. These competitive conditions resulted in slower new policy growth and declines in policy retention rates for the Property and Casualty Group. Management viewed these competitive effects as a serious threat to the well-being of the Property and Casualty Group. In 1998, following discussions with our board of directors, management decided to reduce premium rates in 1998 and 1999 in order to retain the Property and Casualty Group's most profitable customers. The 1998 and 1999 premium rate reductions negatively affected the Property Casualty Group's underwriting results in 2000 and 2001. In 1999, 2000 and 2001, the Property and Casualty Group also incurred significant underwriting losses from its non-affiliated assumed reinsurance business, including losses from wind storms in Western

Europe in late December 1999 and from the World Trade Center terrorist attack in September 2001.

     The Property and Casualty Group has responded to underwriting losses in a number of ways, including adopting stricter underwriting requirements; restricting policy coverages; increasing the emphasis on reviewing existing policies and accounts to determine which risks continue to meet underwriting guidelines and taking appropriate action regarding those policies and accounts that do not; continuing the focus on claims strategies to reduce claims severity, such as reducing claims fraud; raising premium rates on its direct lines of insurance in light of current hard market conditions; reunderwriting all of its assumed reinsurance treaties, resulting in the cancellation of a significant number of treaties and the reduction in total aggregate limits for other treaties; significantly raising reinsurance premium rates; and excluding terrorism coverage from all reinsurance treaties entered into in 2002. However, there can be no assurance that the measures taken or that may be taken by the Property and Casualty Group will restore the Exchange's underwriting profitability. To the extent underwriting losses continue, the Exchange's policyholders' surplus will be further adversely affected.

     THE SURPLUS OF THE EXCHANGE HAS DECREASED IN RECENT YEARS, IN PART BECAUSE OF DECLINES IN THE MARKET VALUE OF ITS MARKETABLE SECURITIES, INCLUDING ITS SIGNIFICANT PORTFOLIO OF COMMON EQUITY SECURITIES. TO THE EXTENT THESE DECLINES IN MARKET VALUE CONTINUE, THE EXCHANGE'S POLICYHOLDERS' SURPLUS WILL BE FURTHER ADVERSELY AFFECTED.

     In 1985, the Exchange increased its investments in common equities as a core element of its investment strategy. Prior to the more recent decline in the equity markets, the Exchange's common equities portfolio had grown at December 31, 1999 to a market value of $3.8 billion including unrealized appreciation of $2.6 billion. However, as a result of the recent downturn in the equity markets, the common equities portfolio of the Exchange has experienced a decline in value.

     At June 30, 2002, the Exchange had investments in marketable securities of approximately $5.2 billion, which included investments in unaffiliated common equity securities of approximately $2.4 billion with a cost basis of $1.3 billion. Investments in marketable securities and marketable common equity securities comprised 78.8% and 37.4%, respectively, of the Exchange's admitted assets at June 30, 2002. Management believes the Exchange's concentration of investment in marketable common equity securities is greater than that of most of its competitors. All of the Exchange's marketable security investments are subject to market volatility. The Exchange's marketable securities have exposure to price risk and the volatility of the capital markets and general economic conditions. The stock market decline in 2002 has reduced the value of the Exchange's marketable securities by $747.0 million during the first six months of 2002 compared to $195.4 million during the first six months of 2001.

     To the extent that the Exchange incurs additional investment losses resulting from declines in the value of its marketable securities, the Exchange's policyholders' surplus will be further adversely affected.

     OUR RECENT EFFORTS TO DEVELOP TECHNOLOGY, INCLUDING INTERNET CAPABILITIES, TO ENHANCE POLICY ADMINISTRATION AND TO IMPROVE INTERACTION WITH AGENTS MAY BE MORE COSTLY THAN WE ANTICIPATE, MAY NOT BE COMPLETED DUE TO COST OR TECHNOLOGY CONSIDERATIONS AND MAY INCREASE OUR EXPOSURE TO BREACHES OF PRIVACY OR SECURITY.

     Customers and agents expect rapid turnaround of quotes and endorsements and efficient services. Failure to meet these service expectations could place the Erie Insurance Group at a competitive disadvantage. To remain competitive, the Erie Insurance Group has undertaken an initiative, which we call "ERIEConnection(SM)", to utilize technology, including the Internet, to automate certain functions to facilitate quoting, underwriting and the issuing of policies and provide these services directly to its agents via the Internet. Such an upgrading of technology requires a sizable financial investment. Moreover, the effectiveness of certain areas of technology remain unproven. We completed the first major component of the program during the second quarter of 2002. Through June 30, 2002, the Erie Insurance Group has spent $73 million on its current technology development efforts. The timing, scope and level of spending for remaining deliverables under the program are uncertain. Actual costs to complete our technology initiatives may exceed our anticipated costs and lead to a reduction in profits or the termination of these technology initiatives. In addition, use of Internet technology to connect directly with the Property and Casualty Group's agents increases the risk of security breaches, which may cause short-term or long-term disruptions to the Property and Casualty Group's business operations and could lead to further and currently unanticipated technology costs to prevent and mitigate the effects of such security breaches.

     IF RATINGS ASSIGNED TO MEMBERS OF THE PROPERTY AND CASUALTY GROUP BY INDUSTRY RATING ORGANIZATIONS WERE SIGNIFICANTLY DOWNGRADED, THE PROPERTY AND CASUALTY GROUP'S COMPETITIVE POSITION IN THE INSURANCE INDUSTRY WOULD BE ADVERSELY AFFECTED.

     Ratings are a factor in establishing the competitive position of insurance companies. Members of the Property and Casualty Group receive ratings from A.M. Best and Standard & Poor's, which are industry-accepted measures of an insurance company's financial strength and are specifically designed to provide an independent opinion of an insurance company's financial health and ability to meet ongoing obligations to policyholders. Members of the Property and Casualty Group are also rated by Weiss Ratings, Inc., which is a consumer-oriented rating company that issues ratings designed to provide an independent opinion of an insurance company's financial strength. Ratings are not recommendations to buy, sell or hold our common stock and are subject to change. Each member of the Property and Casualty Group currently has an A++ (superior) rating from A.M. Best. Each member of the Property and Casualty Group has a rating of AApi from Standard & Poor's. The subscript "pi" means the rating was based on publicly available information of the Exchange. The Exchange's rating from Weiss Ratings, Inc. was downgraded from A to B- in July 2002, while Erie Insurance Company's rating was downgraded from B+ to B. At that time, our other insurance subsidiaries maintained their B ratings from Weiss Ratings, Inc.

     If the Exchange or any other member of the Property and Casualty Group were to incur underwriting losses or reductions in surplus for an extended period of time, the ratings of such entity may be downgraded. A significant downgrade in these ratings would reduce the competitive position of the affected member by making it more difficult to attract profitable business in the highly competitive property and casualty insurance market.

RISKS RELATING TO THE PROPERTY AND CASUALTY INSURANCE INDUSTRY

     THE PROPERTY AND CASUALTY GROUP FACES SIGNIFICANT EXPOSURE TO TERRORISM.

     The tragic World Trade Center terrorist attack resulted in staggering losses for the insurance industry and has caused uncertainty in the insurance and reinsurance markets. No governmental action has been taken or appears imminent to reduce the exposure of insurers to terrorism. Accordingly, the industry has been compelled to re-examine policy language and to address the potential for future threats of terrorist events and losses. The Property and Casualty Group's personal and commercial property and casualty insurance policies were not priced to cover the risk of terrorist attacks and losses such as those suffered in the World Trade Center terrorist attack. The Property and Casualty Group has withdrawn from some coverages and exposures, including terrorism, where permitted by state regulators. However, even in states where withdrawal has been permitted, the Property and Casualty Group is still exposed to terrorism under several lines, including personal lines and workers' compensation, and, in most states, losses caused by an ensuing fire. It is difficult to predict the protection afforded by the changes permitted to be made by the Property and Casualty Group and to measure the risks associated with possible future terrorist attacks or the success of industry initiatives to limit exposure to such events or losses. We could incur large unexpected losses if future terrorist attacks occur.

     EVEN EXCLUDING TERRORISM EXPOSURE, THE PROPERTY AND CASUALTY GROUP FACES THE THREAT OF SUBSTANTIAL CATASTROPHE LOSSES.

     The Property and Casualty Group has experienced, and can be expected in the future to experience, catastrophe losses that may have a material adverse impact on our results of operations and financial condition. Catastrophes can be caused by various events, including hurricanes, earthquakes, tornadoes, wind, hail, fires, explosions and man-made disasters. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of two factors: the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are localized to small geographic areas; however, events such as hurricanes, hail and ice storms have the potential to produce significant damage in large, heavily populated areas. For the Property and Casualty Group, areas of major potential hurricane loss include major metropolitan centers in the eastern United States and areas of major potential ice storm or hail loss include major metropolitan centers in the Mid-Atlantic and Midwestern states. Although catastrophes can cause losses in a variety of property and casualty lines, homeowners insurance has in the past generated the vast majority of catastrophe-related claims. The Property and Casualty Group's proportion of its total homeowners insurance exposure in Mid-Atlantic states having major catastrophe exposure is higher than many of its competitors. The Property and Casualty Group currently has no reinsurance coverage to mitigate the loss from catastrophes.

     INCREASED LITIGATION AGAINST THE INDUSTRY, WILLINGNESS OF COURTS TO EXPAND COVERED CAUSES OF LOSS, RISING JURY AWARDS, INCREASING MEDICAL COSTS AND THE ESCALATION OF LOSS SEVERITY MAY CONTRIBUTE TO INCREASED COSTS AND TO THE DETERIORATION OF RESERVE POSITIONS OF MEMBERS OF THE PROPERTY AND CASUALTY GROUP.

     Loss severity for the Property and Casualty Group continues to increase, principally driven by larger court judgments and increasing medical costs in recent years. In addition, many legal actions and proceedings have been brought on behalf of classes of complainants, which can increase the size of judgments. The propensity of policyholders to litigate and the willingness of courts to expand causes of loss and the size of awards may render loss reserves inadequate for current and future losses. Loss reserves are liabilities established by insurers and reinsurers to reflect the estimated cost of loss payments and the related loss adjustment expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.

     The Property and Casualty Group has exposure to mold claims for which there has recently been a sharp increase in the industry generally, although the Property and Casualty Group has not to date experienced a sharp increase in such claims. Sometimes referred to as "sick building syndrome", tenants claiming to suffer illnesses caused by mold may seek financial compensation from building owners. Businesses also may claim loss-of-use business income interruption losses. Homeowners have also been submitting claims based on mold that has occurred from water damage. To the extent these trends continue, members of the Property and Casualty Group may need to increase reserves and their profitability may be adversely affected.

     CHANGES IN APPLICABLE LAWS, REGULATIONS OR CHANGES IN THE WAY REGULATORS ADMINISTERING THOSE LAWS OR REGULATIONS VIEW RELATED PARTY TRANSACTIONS COULD MATERIALLY ADVERSELY CHANGE THE PROPERTY AND CASUALTY GROUP'S OPERATING ENVIRONMENT AND INCREASE ITS EXPOSURE TO LOSS OR PUT IT AT A COMPETITIVE DISADVANTAGE.

     Property and casualty insurers are subject to extensive supervision in the states in which they do business. This regulatory oversight includes, by way of example, matters relating to licensing and examination, rate setting, market conduct, policy forms, limitations on the nature and amount of certain investments, claims practices, mandated participation in involuntary markets and guaranty funds, reserve adequacy, insurer solvency, transactions between affiliates, the amount of dividends that may be paid and restrictions on underwriting standards. Such regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of shareholders. For instance, members of the Property and Casualty Group are subject to involuntary participation in specified markets in various states in which it operates, and the rate levels the Property and Casualty Group is permitted to charge do not always correspond with the underlying costs associated with the coverage issued.

     The National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance company investments, issues relating to the solvency of insurance companies, risk-based capital guidelines, interpretations of existing laws and the development of new laws. Changes in state laws and regulations, as well as changes in the way state regulators view related party transactions in particular, could materially change the operating environment for the Property and Casualty Group and significantly increase the amount of loss to which the Property and Casualty Group is exposed after an insurance policy has been issued.

     From time to time, the automobile insurance industry in particular has been under pressure from certain state regulators, legislators and special interest groups to reduce, freeze or set rates at levels that do not, in our management's view, correspond with underlying costs, including initiatives to roll back automobile and other personal lines rates. This activity has adversely affected, and may in the future adversely affect, the profitability of the Property and Casualty Group's automobile insurance line of business in various states because increasing costs of litigation and medical treatment, combined with rising automobile repair costs, continue to increase the costs of providing automobile insurance coverage. Adverse legislative and regulatory activity constraining the Property and Casualty Group's ability to price automobile insurance coverage adequately may occur in the future. The impact of the automobile insurance regulatory environment on the results of operations of members of the Property and Casualty Group in the future is not predictable.

     The state insurance regulatory framework recently has come under increased federal scrutiny. Congress is considering legislation that would create an optional federal charter for insurers. Federal chartering has the potential to create an uneven playing field for insurers. Federally chartered companies could be subject to different regulatory requirements than state chartered insurers in areas such as market conduct oversight, solvency regulation, guaranty fund participation and premium tax burdens. If this occurs, federally chartered insurers may obtain a competitive advantage over state licensed carriers. Federal chartering also raises the specter of a matrix of regulation and costly duplicative, or conflicting, federal and state requirements. Specific federal regulatory developments include the potential partial repeal of the McCarran-Ferguson Act, which currently exempts the insurance industry from antitrust scrutiny. The partial repeal of the McCarran-Ferguson Act poses a threat to current industry practices.

     MEMBERS OF THE PROPERTY AND CASUALTY GROUP ARE SUBJECT TO ASSESSMENT, DEPENDING UPON THEIR MARKET SHARE OF A GIVEN LINE OF BUSINESS, TO ASSIST IN THE PAYMENT OF UNPAID CLAIMS AND RELATED COSTS OF INSOLVENT INSURANCE COMPANIES; SUCH ASSESSMENTS COULD SIGNIFICANTLY AFFECT THE FINANCIAL CONDITION OF ANY ASSESSED MEMBER.

     Members of the Property and Casualty Group are obligated to pay assessments under the guaranty fund laws of the various states in which they are licensed. Generally, under these laws, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of unpaid claims and related costs of insolvent insurance companies. The number and magnitude of future insurance company failures in the states in which the Property and Casualty Group does business cannot be predicted, but resulting assessments levied on members of the Property and Casualty Group could significantly affect the financial condition of members of the Property and Casualty Group.

     PREMIUM RATES AND RESERVES MUST BE ESTABLISHED BY MEMBERS OF THE PROPERTY AND CASUALTY GROUP FROM FORECASTS OF THE ULTIMATE COSTS EXPECTED TO ARISE FROM RISKS UNDERWRITTEN DURING THE POLICY PERIOD; A MEMBER'S PROFITABILITY COULD BE ADVERSELY AFFECTED TO THE EXTENT SUCH PREMIUM RATES OR RESERVES ARE TOO LOW.

     One of the distinguishing features of the property and casualty insurance industry in general is that its products are priced before its costs are known, as premium rates are generally determined before losses are reported. Accordingly, premium rates must be established from forecasts of the ultimate costs expected to arise from risks underwritten during the policy period and may not prove to be adequate. Further, property and casualty insurers establish reserves for losses and loss adjustment expenses based upon estimates, and it is possible that the ultimate liability will exceed these estimates because of the future development of known losses, the existence of losses that have occurred but are currently unreported and larger than historical settlements on pending and unreported claims. The process of estimating reserves is inherently judgmental and can be influenced by factors that are subject to variation. If pricing or reserves established by a member of the Property and Casualty Group are not sufficient, such member's profitability may be adversely impacted.

     SUBSTANTIAL PREMIUM RATE INCREASES ARE DRAWING NEW ENTRANTS AND NEW CAPITAL TO THE REINSURANCE MARKETS, WHICH MAY INCREASE COMPETITION AMONG PROPERTY AND CASUALTY INSURERS AND MAY CAUSE A REDUCTION IN OUR REVENUES.

     Property and casualty market conditions in the wake of the World Trade Center terrorist attack have been characterized by closer adherence to underwriting standards, higher deductibles, reduced coverages and limits, more restrictive terms and conditions and higher premium rates. As a result of these changes in the industry, substantial new capital has entered the property and casualty insurance market. A substantial portion of the new capital is dedicated to building the capacity of new offshore reinsurers. This increased capital could result in lower prices for reinsurance, which in turn would allow primary insurers to offer more competitive prices or more favorable insurance terms and conditions or increase capacity. Increased competition among insurers and reinsurers could also allow the Property and Casualty Group's competitors to relax their underwriting standards. If substantial premium rate increases were to continue, additional new capital would likely be attracted, which would further promote the effects of increased competition.

RISKS RELATING TO OUR CLASS A COMMON STOCK

     THE PRICE OF OUR CLASS A COMMON STOCK MAY BE ADVERSELY AFFECTED BY ITS LOW TRADING VOLUME.

     The trading market for our Class A common stock is marked by limited liquidity. Reported average daily trading volume in our Class A common stock for the period January 1, 2002 through August 15, 2002 was approximately 32,000 shares. Of our 63.6 million shares of Class A common stock outstanding at July 17, 2002, approximately 29 million shares are available for public sale, with the remainder held by a small number of significant shareholders. Since 1999, we have had a stock repurchase program that authorized us to repurchase up to $120 million of our outstanding Class A common stock through December 31, 2002. Approximately $101.9 million of Class A common stock has been repurchased under the program to date, which has had the effect of stabilizing the price of our Class A common stock. The program has been suspended in connection with this offering of Class A common stock, and as a result there may be an adverse effect on the market price of our Class A common stock.

     HOLDERS OF CLASS A COMMON STOCK HAVE LIMITED VOTING RIGHTS, AND TWO SHAREHOLDERS OF OUR CLASS B COMMON STOCK, THE H.O. HIRT TRUSTS, HAVE THE ABILITY TO DETERMINE THE OUTCOME OF ALL MATTERS SUBMITTED FOR SHAREHOLDER APPROVAL, EXCEPT THOSE MATTERS PERTAINING ONLY TO THE RIGHTS OF THE HOLDERS OF CLASS A COMMON STOCK.

     Our Class A common stock cannot vote for the election of directors and generally can only vote on matters pertaining to the rights of holders of Class A common stock. Generally, voting control of the Company is vested in the 3,050 outstanding shares of Class B common stock. The H.O. Hirt Trusts together own 2,340 shares, or 76.7%, of the outstanding Class B common stock and can therefore together elect the entire board of directors and determine the outcome of all matters submitted for approval of our shareholders, except those matters pertaining only to the rights of the holders of Class A common stock.

     THE VALUE OF OUR CLASS A COMMON STOCK MAY BE ADVERSELY AFFECTED BECAUSE THE ABILITY OF OUR PRINCIPAL SHAREHOLDERS TO VOTE IN FAVOR OF A TRANSACTION THAT WOULD RESULT IN A CHANGE OF CONTROL IS LIMITED.

     The vote of the H.O. Hirt Trusts will determine the outcome of any matter submitted for shareholder approval, except those matters pertaining only to the rights of the holders of Class A common stock. The trust agreement governing the H.O. Hirt Trusts provide that at least two of the three trustees, including the corporate trustee, would be required to vote in favor of a transaction under which we would be acquired and such action, by the terms of the trust agreements, would be permitted only if required to maintain the health of the Exchange. This may prevent anyone from acquiring us in a transaction that shareholders, other than the H.O. Hirt Trusts, may consider to be in their best interests and may consequently have a negative effect on the price of our Class A common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships and our other business activities during 2002 and beyond. In some cases, you can identify forward-looking statements by terms such as "may", "will", "should", "could", "would", "expect", "plan", "intend", "anticipate", "believe", "estimate", "project", "predict", "potential" and similar expressions. These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

     .    the occurrence of future terrorist attacks;

     .    the impact of the World Trade Center terrorist attack on the Property and Casualty Group, on the insurance and reinsurance industry and on the future coverage for terrorist acts and on the economy in general;

     .    the impact of potential governmental intervention in the insurance and reinsurance industry in the aftermath of the World Trade Center terrorist attack and uncertainties relating to governmental responses to the attack;

     .    further development of losses from the World Trade Center terrorist attack;

     .    the occurrences of natural or man-made catastrophes, such as earthquakes, hurricanes and other severe weather-related events, with a frequency or severity exceeding our estimates, particularly in Pennsylvania, the District of Columbia and the other 10 states in which the Property and Casualty Group operates;

     .    price declines in the equity and fixed income market;

     .    defaults by issuers of fixed income securities or the bankruptcy of issuers of equity securities;

     .    a severe drop or rise in interest rates;

     .    any lowering or loss of the financial ratings of the insurers that comprise the Property and Casualty Group;

     .    loss of the services of any one of our executive officers;

     .    general business and economic conditions;

     .    the loss of current policyholders or the inability to obtain new policyholders;

     .    the ability to retain existing insurance agencies and attract new independent agencies;

     .    the adequacy of loss reserves; and

     .    changes in regulations and tax laws affecting cost, availability or demand for our products.

     The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we assume no responsibility for updating any forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

     We qualify all of our forward-looking statements by these cautionary statements.

          PRICE RANGE OF OUR CLASS A COMMON STOCK AND DIVIDEND HISTORY

     Prices for our Class A common stock are quoted on the NASDAQ Stock Market(SM) under the symbol "ERIE". The following table presents for the periods indicated the high and low closing prices for our Class A common stock as reported by the NASDAQ Stock Market(SM) and the cash dividends declared.

                                               Price Range           Cash Dividends
                                         -------------------------
2000:                                      High           Low            Declared
                                         --------    -------------  ----------------
First Quarter .........................   $32.44        $26.50          $0.1350
Second Quarter ........................    32.50         27.50           0.1350
Third Quarter .........................    32.00         29.19           0.1350
Fourth Quarter ........................    30.00         24.00           0.1525

                                               Price Range           Cash Dividends
                                         -------------------------
2001:                                      High           Low            Declared
                                         --------    -------------  ----------------
First Quarter .........................   $30.00        $26.50          $0.1525
Second Quarter ........................    36.12         27.54           0.1525
Third Quarter .........................    39.55         32.70           0.1525
Fourth Quarter ........................    40.63         36.91           0.1700

                                               Price Range           Cash Dividends
                                         -------------------------
2002:                                      High           Low            Declared
                                         --------    -------------  ----------------
First Quarter .........................   $40.82        $37.65          $0.1700
Second Quarter ........................    45.49         40.44           0.1700
Third Quarter
 (through September 19) ...............    44.50         37.45           0.1700

     The last reported sale price of our Class A common stock on September 19, 2002 was $44.25. As of June 30, 2002, there were 1,076 holders of record of our Class A common stock.

     We have paid regular quarterly cash dividends since 1942. Our board of directors considers the declaration of cash dividends on a quarterly basis. The payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon many factors, including:

     .    our earnings;

     .    our financial position;

     .    our capital requirements and those of our subsidiaries; and

     .    our ability to receive dividends from our subsidiaries, which is subject to regulatory limitations.

Therefore, there can be no assurance as to the declaration of future dividends.

     Although a potential source of cash for the payment of dividends to our shareholders is dividends from our insurance subsidiaries, our insurance subsidiaries have never paid us a dividend. Our insurance subsidiaries are subject to state laws that restrict their ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2002. We will not receive any proceeds from the sale of the shares of Class A common stock being offered hereby.

(amounts in thousands)                                                                   June 30, 2002
                                                                                         -------------
Long-term debt .....................................................................              ---
Shareholders' equity:
   Class A common stock, stated value ..............................................      $     1,955
      $0.0292 per share; authorized 74,996,930 shares;
      issued 67,032,000 shares and outstanding 63,694,299 shares
   Class B common stock, stated value ..............................................              215
      $70 per share; authorized 3,070 shares;
      issued and outstanding 3,070 shares
   Additional paid-in capital ......................................................            7,830
   Accumulated other comprehensive income ..........................................           25,286
   Retained earnings ...............................................................          983,600
                                                                                          -----------
           Contributed capital and retained earnings ...............................      $ 1,018,886
Treasury stock, at cost (3,337,701 shares) .........................................          (99,244)
                                                                                          -----------
           Total capitalization ....................................................      $   919,642
                                                                                          ===========

            SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

     The selected consolidated financial data presented below as of or for the years ended December 31, 1997 through 2001 is derived from our audited financial statements. Our consolidated financial statements as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001, and our independent auditors' report thereon, are included elsewhere in this prospectus and incorporated by reference herein. See "Where To Find More Information/Incorporation by Reference". The selected consolidated financial data presented below as of or for the six-month periods ended June 30, 2001 and 2002 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus and incorporated by reference herein. See "Where To Find More Information/Incorporation by Reference". Our results of operations for the six months ended June 30, 2002 are not necessarily indicative of our results of operations that may be expected for the year ending December 31, 2002. In the opinion of our management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. The financial data set forth below is only a summary and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                Six Months Ended
                                                    June 30,                           Year Ended December 31,
                                              ---------------------  ---------------------------------------------------------
(amounts in thousands, except per share data)    2002       2001        2001        2000        1999       1998        1997
                                              ---------- ----------  ----------  ----------  ---------- ----------  ----------
                                                   (unaudited)
OPERATING DATA:
Net revenue from management operations        $  123,649 $   96,304  $  184,568  $  158,746  $  148,518 $  145,243  $  134,201
Underwriting (loss) gain                          (9,661)    (5,324)    (20,463)    (10,402)     (3,539)       567      (2,259)
Net revenue from investment operations            23,549     30,927      18,771      75,594      63,776     50,547      42,978
                                              ---------- ----------  ----------  ----------  ---------- ----------  ----------
Income before income taxes                       137,537 $  121,907  $  182,876  $  223,938  $  208,755 $  196,357  $  174,920
Provision for income taxes                        45,510     39,992      60,615      71,545      65,649     61,806      56,339
                                              ---------- ----------  ----------  ----------  ---------- ----------  ----------
Net income                                    $   92,027 $   81,915  $  122,261  $  152,393  $  143,106 $  134,551  $  118,581
                                              ========== ==========  ==========  ==========  ========== ==========  ==========
Operating income (1)                          $   95,005 $   80,144  $  142,983  $  141,364  $  133,521 $  129,895  $  114,801
                                              ========== ==========  ==========  ==========  ========== ==========  ==========

PER SHARE DATA:
Net income per share                          $     1.29 $     1.15  $     1.71  $     2.12  $     1.95 $     1.81  $     1.59
Operating income per share                          1.34       1.12        2.00        1.96        1.82       1.75        1.54
Dividends declared per Class A share                0.34      0.305      0.6275      0.5575      0.4950     0.4425      0.3925
Dividends declared per Class B share               51.00      45.75      94.125      83.625      74.250     66.375      58.875
Weighted average shares outstanding               71,162     71,402      71,342      71,954      73,487     74,400      74,400

FINANCIAL POSITION:
Investments (2)                               $  959,374 $  878,187  $  885,650  $  853,146  $  785,258 $  709,417  $  566,118
Receivables from the Exchange and affiliates     726,608    604,172     640,655     532,009     470,969    467,794     469,708
Total assets                                   2,088,329  1,809,577   1,935,566   1,680,599   1,518,794  1,454,062   1,292,544
Shareholders' equity                             919,642    839,958     865,255     779,015     697,599    655,223     539,383
Book value per share                          $    12.94 $    11.77  $    12.15  $    10.91  $     9.62 $     8.81  $     7.25
Cumulative shares repurchased
   at December 31/June 30                          3,338      3,018       3,196       2,976       1,900          0           0

----------------
(1) Operating income excludes net realized gain (loss) on investments and related federal income taxes.
(2)  Includes investment in Erie Family Life Insurance Company.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF THE EXCHANGE

         The selected financial data of the Exchange presented below as of and for the years ended December 31, 1997 through 2001 is derived from financial statements prepared in accordance with statutory accounting principles that were audited by our independent auditors. The selected financial data below as of and for the six months ended June 30, 2001 and 2002 are derived from the Exchange's unaudited financial statements prepared in accordance with statutory accounting principles. In the opinion of management, all adjustments consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. The financial data set forth below is only a summary. More information about the Exchange can be found in "Erie Insurance Exchange". The Annual Statements filed by the Exchange with the Insurance Department of the Commonwealth of Pennsylvania are available for inspection without charge at the Department's offices at Strawberry Square, Harrisburg, Pennsylvania. The financial statements of the Exchange included in these annual statements are prepared in accordance with Statutory Accounting Principles required by the NAIC Accounting Practices and Procedures Manual, as modified to include prescribed or permitted practices of the Commonwealth of Pennsylvania.

                                              Six Months Ended
                                                  June 30,                             Year Ended December 31,
                                           -----------------------  -------------------------------------------------------------
(amounts in thousands)                        2002         2001        2001         2000        1999         1998         1997
                                           ----------   ----------  ----------  -----------  ----------   ----------   ----------
                                                 (unaudited)
OPERATING DATA:
Premiums earned                            $1,386,306   $1,172,885  $2,422,600   $2,161,034  $2,039,791   $1,971,525   $1,877,270
Loss and loss adjustment expenses           1,117,656      921,690   2,150,749    1,714,487   1,509,895    1,372,705    1,375,643
Insurance underwriting and other expenses     466,004      353,401     766,304      624,622     576,031      568,149      520,648
                                           ----------   ----------  ----------  -----------  ----------   ----------   ----------
Net underwriting (loss) income             $ (197,354)  $ (102,206) $ (494,453)  $ (178,075) $  (46,135)  $   30,671   $  (19,021)
Investment income (loss), net                  39,161      130,552    (421,754)     347,582     428,874      378,845      365,393
Federal income tax expense (benefit)          (36,184)      (1,838)   (300,257)      42,433     102,339      102,917       86,627
                                           ----------   ----------  ----------  -----------  ----------   ----------   ----------
Net income (loss)                          $ (122,009)  $   30,184  $ (615,950)  $  127,074  $  280,400   $  306,599   $  259,745
                                           ==========   ==========  ==========   ==========  ==========   ==========   ==========

FINANCIAL POSITION:
Cash and invested assets                   $5,686,009   $6,298,901  $5,990,511   $6,357,658  $6,860,008   $5,604,496   $4,670,320
Total assets                                6,571,174    6,977,695   6,998,794    6,969,746   7,415,176    6,174,590    5,204,856
Claims and unearned premium reserves        3,481,631    2,812,585   3,200,836    2,654,300   2,463,806    2,388,958    2,328,230
Total liabilities                           4,060,211    3,430,235   3,953,243    2,847,861   2,660,713    2,582,998    2,490,465
Policyholders' surplus (1)(2)               2,510,963    3,547,460   3,045,551    4,121,885   4,754,462    3,591,592    2,714,391

------------
(1) Periods beginning after January 1, 2001 are computed taking into consideration changes in statutory accounting principles required by the NAIC Accounting Practices and Procedures Manual. An adjustment made on January 1, 2001 as a result of such changes decreased policyholders' surplus by $523.8 million.
(2) Under a practice prescribed by the Commonwealth of Pennsylvania, unearned premium reserves are reduced (and policyholders' surplus increased) by the amount of the management fee ultimately payable by the Exchange to us correlating to premiums not yet earned at the respective financial statement date. At December 31, 2001, this amount was $240.9 million.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH THE "SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY" AND THE CONSOLIDATED FINANCIAL STATEMENTS, AND THE RELATED NOTES, INCLUDED ELSEWHERE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

                                     GENERAL

         We operate predominantly as a provider of management services to Erie Insurance Exchange (the "Exchange") and also as an underwriter of insurance through our subsidiaries. We have served since 1925 as the attorney-in-fact, or management company, for the policyholders of the Exchange, an unincorporated association that is a reciprocal insurance exchange. The financial results of the Exchange are not consolidated with ours. The Exchange and its property and casualty subsidiary and our three property and casualty subsidiaries (collectively, the "Property and Casualty Group") write personal and commercial lines property and casualty coverages exclusively through approximately 8,000 independent agents and pool their underwriting results. For our services as attorney-in-fact, we charge the Exchange a management fee calculated as a percentage, currently 25%, of the direct written premiums of the Property and Casualty Group.

         Under the pooling arrangement, all property and casualty insurance business of the five property and casualty insurance companies that comprise the Property and Casualty Group is pooled within the Exchange as the pooling entity. Our insurance subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, share in the underwriting results of the pool through retrocession. Erie Insurance Company has a 5.0% participation, Erie Insurance Company of New York has a 0.5% participation and the Exchange has a 94.5% participation in the pooled underwriting results. These participation percentages are determined by our board of directors. We also own 21.6% of the common stock of Erie Family Life Insurance Company, an affiliated life insurance company, of which the Exchange owns 53.5% and public shareholders, including its officers and directors, own 24.9%.

                                OPERATING RESULTS

SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

         FINANCIAL OVERVIEW

         Our consolidated net income for the six months ended June 30, 2002 increased 12.3% to $92.0 million, from $81.9 million during the same period in 2001. Net revenue from management operations grew as a result of a 22.8% increase in direct written premiums of the Property and Casualty Group. Results of our insurance underwriting operations declined in the first half of 2002 compared to the same period in 2001 as a result of wind storm-related catastrophe losses and increased technology spending related to our eCommerce initiative. In addition, charges of $10.7 million were taken for impaired investments contributing to net realized losses on investments in the first half of 2002.

         For the six months ended June 30, 2002, operating income (net income excluding net realized (losses) gains and related federal income taxes) increased 18.5% to $95.0 million, from $80.1 million reported for the same period in 2001. Our operating income per share increased to $1.34 per share in the first half of 2002 from $1.12 per share for the same period in 2001, an increase of 18.9%.

         We have benefited during this period, and expect to continue to benefit, from premium increases by the Property and Casualty Group that have resulted from pricing actions approved by regulators through June 30, 2002. These premium increases accounted for $49.4 million in increased premiums for the Property and Casualty Group for the six months ended June 30, 2002. The majority of the anticipated increase stems from the private passenger and commercial automobile lines of business as well as the homeowner line of business.

         ANALYSIS OF MANAGEMENT OPERATIONS

         Our management fee revenue for serving as attorney-in-fact for the policyholders of the Exchange increased 22.8% to $384.8 million for the six months ended June 30, 2002, from $313.5 million for the same period in 2001.

         The direct written premium of the Property and Casualty Group upon which our management fee revenue is calculated grew 22.8% to $1,539.3 million during the first six months of 2002, from $1,254.0 million for the same period in 2001. Increases in average premium per policy, improvements in new policy growth and continuing favorable policy retention rates were all contributing factors in the growth of direct written premium.

         The average premium per policy increased 8.4% to $855 for the rolling twelve months ended June 30, 2002, from $789 for the same period ended June 30, 2001. In private passenger automobile, which accounted for 52.2% of the direct written premiums of the Property and Casualty Group and over 1.5 million policies in force, the average premium per policy increased 5.7% to $1,000 for the rolling twelve months ended June 30, 2002, from $946 during the same period ended June 30, 2001.

         Continued growth in the number of new policies also drove the gains experienced in the Property and Casualty Group's direct written premium. Personal lines new business premium grew 45.4% for the first six months of 2002 to $170.0 million, from $116.9 million, while commercial lines new premium grew 58.3% to $107.2 million, from $67.8 million, during the same period in 2001. Policies in force increased at an annualized rate of 10.8% to 3,304,624 at June 30, 2002, from 2,983,645 at June 30, 2001.

         Policy retention remained strong at 90.9% and 91.0% for the periods ended June 30, 2002 and 2001, respectively, for all lines of business combined.

         Changes in the management fee rate can affect our revenue and net income significantly. If our board of directors had reduced the management fee rate 1% (from 25% to 24%) for the six-month periods ended June 30, 2002 and 2001, the decrease would have resulted in a reduction of our management fee revenue of $15.4 million and $12.5 million, respectively. The net income per share impact would have been a reduction of $0.14 and $0.11 for the six-month periods ended June 30, 2002 and 2001, respectively.

         Service agreement revenue grew by 14.1% to $15.1 million for the six months ended June 30, 2002, from $13.3 million for the same period in 2001.

         Service agreement revenue includes service charges we collect from policyholders who pay premiums in installments on policies written by the Property and Casualty Group. Such service charges amounted to $9.0 million and $7.7 million for the six months ended June 30, 2002 and 2001, respectively. This increase during the first six months of 2002 is attributable to an increase in the number of policies for which premiums are paid in installments.

         Service agreement revenue also includes service income received from the Exchange as compensation for the management and administration of voluntary assumed reinsurance from non-affiliated insurers. These fees totaled $6.1 million and $5.5 million for the six months ended June 30, 2002 and 2001 on net voluntary assumed reinsurance premiums of $88.3 million and $79.7 million, respectively. During the 2002 reinsurance renewal season, the Exchange has been obtaining significant rate increases on contracts it is renewing. However, the Exchange is reducing its aggregate exposure in non-affiliated voluntary assumed reinsurance by not renewing unprofitable business, excluding terrorism coverage and restricting exposure on certain types of risks. This reduction affects the level of service income received from the Exchange because the fee is based on a percentage of non-affiliated assumed reinsurance premiums.

         The cost of management operations increased 19.9% for the first six months of 2002 to $276.3 million, from $230.4 million during the same period in 2001. Commissions to independent agents are the largest component of the cost of management operations, and include scheduled commissions earned by independent agents on premiums written, as well as promotional incentives for agents and agent contingency awards. Commission costs totaled $196.7 million for the first six months of 2002, a 23.5% increase over the $159.2 million reported in the same period of 2001. Growth in commission costs was slightly greater than the growth in direct premium written in the first six months of 2002, primarily due to increased accelerated commissions as well as an accrual for a promotional incentive contest for agents that will run through 2002.

         Accelerated commissions are offered to newly recruited agents in addition to normal commission schedules. For the six months ended June 30, 2002, additional charges for accelerated commission costs totaled $4.4 million, compared to $3.3 million for the same period one year ago due to an increase in the number of agents. For the six months ended June 30, 2002, the accrual recorded for a sales incentive contest was $1.2 million. There was no similar sales contest in 2001.

         The cost of management operations, excluding commission costs, increased 11.7% for the six months ended June 30, 2002 to $79.6 million, from $71.2 million for the same period in 2001. These costs include amounts related to information technology hardware and infrastructure from our eCommerce initiative launched in June 2001. For the first half of 2002, these costs totaled $2.3 million, compared to $0.1 million in the same period in 2001.

         Personnel costs also increased as employment grew by 7.1%, driven by strong policy sales growth. In addition, temporary labor costs were incurred to assist with a company-wide rollout of personal computers. As a result, salaries, wages, benefits and payroll taxes for the first half of 2002 increased 9.2% to $46.8 million, from $42.8 million for the same period in 2001.

         Our gross margin from management operations (net revenue divided by total revenue) increased to 30.9% in the first six months of 2002, compared to the gross margin of 29.5% reported in the same period of 2001.

         ANALYSIS OF INSURANCE UNDERWRITING OPERATIONS

         The underwriting loss from the insurance underwriting operations of Erie Insurance Company and Erie Insurance Company of New York, which together assume a 5.5% share of the direct and non-affiliate assumed underwriting results of the Property and Casualty Group under the intercompany pooling arrangement, increased to $9.7 million during the first six months of 2002 compared to an underwriting loss of $5.3 million during the same period in 2001. Losses of $3.5 million resulting from spring storm-related catastrophes were partly responsible for the increased underwriting loss for 2002. The per share impact, after federal income taxes, was about $0.03 per share for the first six months of 2002. The underwriting results for the first six months of 2002 also reflect increased underwriting expenses related to our eCommerce technology program and assigned risk buyout program costs. In addition, our share of catastrophe losses was $3.9 million for the six months ended June 30, 2002, compared to $0.1 million for the same period in 2001.

         Our insurance subsidiaries' share of the Property and Casualty Group's direct business generated net underwriting losses of $10.5 million and $4.8 million for the six months ended June 30, 2002 and 2001, respectively. The firming of automobile insurance pricing in 2001 by the industry in response to deteriorating loss cost trends allowed the Property and Casualty Group to begin raising automobile insurance prices in order to improve underwriting profitability. For one-year policies, which is all we write, rate increases generally take 24 months to be reflected fully in earned premium.

         In late 2001, we took measures to improve the underwriting results from our non-affiliated voluntary assumed reinsurance book of business. The effects of these measures will be to lower our exposure to loss by excluding terrorism coverage on certain contracts, not renewing unprofitable contracts and, at the same time, raising pricing substantially. Pricing in the reinsurance marketplace has firmed considerably since the World Trade Center terrorist attack and we are obtaining significant price increases in our 2002 contract renewals.

         Our insurance subsidiaries' share of the Property and Casualty Group's unaffiliated voluntary net assumed reinsurance business generated net underwriting income of $0.8 million and a net underwriting loss of $0.5 million in the first six months of 2002 and 2001, respectively. There was no additional reserve development in 2002 relating to our insurance subsidiaries' 5.5% share of the Property and Casualty Group's estimated incurred reinsurance loss of $150 million from the World Trade Center terrorist attack. Through June 30, 2002, loss payments made by the Property and Casualty Group related to the terrorist attack have totaled $30.4 million with an additional $119.6 million established as reserves for case and incurred but not reported claims. Incurred but not reported claims are claims for indemnity against losses that have been incurred by an insurer or reinsurer that have not yet been reported to the insurer or reinsurer and include future developments on losses that have been reported to the insurer or reinsurer.

         A dispute concerning whether the World Trade Center terrorist attack should be considered one or two insurable events is currently being litigated. Our $150 million estimated incurred loss, which was recorded in the third quarter of 2001, anticipates that the World Trade Center terrorist attack is considered one event. If the attack is considered as two events, the total potential exposure for the Property and Casualty Group would increase between $50 million and $75 million. The effect on us, as a result, would be an additional loss of between $2.7 million and $4.1 million out of this amount. Taking into consideration the excess of loss reinsurance agreement, the net impact of such potential additional losses would be minimal to our results of operations or financial condition.

         An all-lines aggregate excess of loss reinsurance agreement with the Exchange limits the ultimate net losses of Erie Insurance Company and Erie Insurance Company of New York. Under the reinsurance agreement, once Erie Insurance Company and Erie Insurance Company of New York sustain ultimate net losses and allocated loss expenses in an accident year that exceed an amount equal to 72.5% of Erie Insurance Company's and Erie Insurance Company of New York's net premiums earned, the Exchange will be liable for 95% of the amount of such excess up to, but not exceeding, an amount equal to 95% of 15% of Erie Insurance Company's and Erie Insurance Company of New York's net premium earned. Erie Insurance Company and Erie Insurance Company of New York retain the remaining 5% of such layer as well as ultimate net losses and allocated loss expenses in excess of 87.5% of Erie

Insurance Company's and Erie Insurance Company of New York's net premiums earned. Erie Insurance Company and Erie Insurance Company of New York pay a premium to the Exchange equal to 1.01% of their net premium earned, subject to a minimum premium of $800,000 for each annual period. Net premiums means gross premiums net of reinsurance premiums. The premium paid to the Exchange for the agreement totaled $0.9 million for each of the six-month periods ended June 30, 2002 and 2001. Recoveries during the first six months of 2002 amounted to $1.6 million, compared to recoveries of $0.6 million for the same period one year ago. No cash payments have been made between the companies in 2002 for recoveries under this agreement since the recoveries are recorded based on reserved but not yet paid losses.

         During 2001, we and all member companies of the Property and Casualty Group entered into a cost-sharing agreement for information technology development. This agreement describes how member companies of the Property and Casualty Group will share the costs to be incurred for the development of new customer relationship management and Internet-enabled property and casualty policy administration system. This agreement provides that the application development costs and the related enabling technology costs, such as technical infrastructure and architectural tools, will be shared among the property and casualty insurance companies in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling arrangement. These technology costs are included in our policy acquisition and other underwriting expenses. Our share of eCommerce initiative expenses covered under the cost sharing agreement amounted to $2.1 million and $0.2 million for the six-month periods ended June 30, 2002 and 2001, respectively. These shared costs will continue to be incurred in future periods as the program proceeds.

         As part of the eCommerce initiative, a significant portion of our information technology staff have been deployed to work on the eCommerce program. As such, certain overhead expenses of these employees are currently being allocated to the Property and Casualty Group under the cost sharing agreement. However, once the eCommerce program is completed and staff are reassigned to non-eCommerce tasks, many of these overhead costs will again be recognized by us in our cost of management operations.

         We experienced an increase in costs associated with assigned risk buyout programs during the first six months of 2002. The costs in the first six months of 2002 were $0.5 million, compared to $40,000 for the same period in 2001. The buyout programs include Limited Assignment Distribution ("LAD") agreements, which cover personal automobile risks, and Commercial Limited Assignment Distribution ("CLAD") agreements, which cover commercial automobile risks. The Property and Casualty Group has a CLAD program in Pennsylvania and both LAD and CLAD programs in New York, Illinois, Virginia, West Virginia and Tennessee. These programs provide that a servicing carrier perform all administrative functions relative to the assigned risk policies, including collecting premiums and making payments for losses and loss adjustment expenses. The Property and Casualty

Group makes payments to the servicing carrier, which includes an administrative fee, as well as a fee for rate inadequacy costs above the collected premium.

         The increase in LAD/CLAD expense is almost exclusively attributable to the buy-out program in the State of New York, which had costs of $0.5 million, compared to $40,000 during the first six months of 2002 and 2001, respectively. The rise in costs in New York State is the result of significant increases in both the population of assigned risk policies and the deteriorating rate adequacy of the New York State residual market. A residual market consists of consumers who are unable to purchase insurance in the voluntary market due to a variety of factors. In addition, the Property and Casualty Group's market share in the state has increased, resulting in additional assigned risk policies being allocated to the Property and Casualty Group.

         The combined ratio computed under generally accepted accounting principles ("GAAP") for our property and casualty insurance underwriting operations was 112.4% and 108.1% for the six months ended June 30, 2002 and 2001, respectively. The GAAP combined ratio represents the ratio of loss, loss adjustment, acquisition and other underwriting expenses and dividends incurred to premiums earned. This ratio was affected by 2.6 combined ratio points related to eCommerce expenses and by 5.1 combined ratio points related to catastrophe losses in the first six months of 2002. The GAAP combined ratio for our property/casualty operations, excluding eCommerce costs and catastrophe losses, was 104.7% for the six months ended June 30, 2002.

         ANALYSIS OF INVESTMENT OPERATIONS

         Our net revenue from investment operations for the first six months of 2002 declined 23.9% to $23.5 million, from $30.9 million in the same period of 2001. As a result of impairment charges taken in the first half of 2002, we realized net losses on investments of $4.6 million, compared to realized gains of $2.7 million in the same period of 2001. The impairment charges were for fixed maturity and non-redeemable preferred stock investments, which totaled $10.7 million. Net realized losses included charges related to the WorldCom Group securities totaling $5.7 million.

         For the six months ended June 30, 2002, our net investment income increased 9.5% to $26.8 million, compared to $24.5 million for the same period one year ago. The growth in net investment income was offset by cash outflows we used to repurchase shares of our Class A common stock. Increases in investments in taxable bonds contributed to the growth in net investment income for the first six months of 2002.

         Our equity in earnings of limited partnerships totaled $0.3 million and $1.5 million for the six months ended June 30, 2002 and 2001, respectively. Private equity and fixed income limited partnerships realized losses of $3.2 million for the six months ended June 30, 2002, compared to earnings of almost $0.6 million for the same period in 2001. Our earnings from real estate limited partnerships were $3.5 million for the six months ended June 30, 2002, compared to earnings of $0.9 million for the same period in 2001. Our June 30, 2002 earnings included impairment charges totaling almost $1.4 million in private equity limited partnerships where we considered declines in value to be other than temporary.

         Our share of the earnings of Erie Family Life Insurance Company totaled $1.0 million during the first six months of June 30, 2002, down from the $2.2 million recorded for the same period in 2001. The decrease in the level of earnings from our investment in Erie Family Life Insurance Company is related to impairment charges recorded on investments by Erie Family Life Insurance Company totaling $9.0 million, which resulted in net realized losses for Erie Family Life Insurance Company. Our investment in Erie Family Life Insurance Company is accounted for under the equity method of accounting.

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

         FINANCIAL OVERVIEW

         Our consolidated net income in 2001 was $122.3 million, a decrease of 19.8% from net income of $152.4 million in 2000, which in turn represented an increase of 6.5% from net income of $143.1 million in 1999. Gains made in our management operations, including a 15.1% increase in management fee revenue in 2001 over 2000 and a 7.5% increase in 2000 over 1999, were outpaced by losses experienced in our insurance underwriting operations and reduced levels of income from investment operations in 2001. In 2000, gains in our management and investment operations outpaced losses experienced in our insurance underwriting operations. Our 2001 underwriting loss resulted from increased losses in the direct business of our property and casualty subsidiaries, primarily in private passenger and commercial automobile and workers' compensation insurance, as well as assumed reinsurance losses, some of which relate to the World Trade Center terrorist attack. We recognized $31.9 million in net realized losses from investments in 2001 on the sale of securities and related charges for other than temporary impairments of equity securities and limited partnerships. There were no similar impairments in 2000 or 1999. Our 2000 underwriting loss stemmed from increased losses in private passenger automobile and several commercial lines of business. Revenue from our investment operations increased 18.5% in 2000 from 1999 as our cash flows were reinvested for higher returns and our equity earnings in limited partnerships grew substantially over 1999.

         Our operating income (net income excluding realized gains/losses and related federal income taxes) increased by 1.1% in 2001, to $143.0 million from $141.4 million in 2000, and 5.9% in 2000 from $133.5 million in 1999. Operating income per share for 2001 was $2.00 per share, an increase of 2.0% from $1.96 per share in 2000, which in turn represented an increase of 8.1% from $1.82 per share in 1999. Operating income in 2001 reflected a third quarter after-tax charge of $3.8 million, or $0.06 per share, from the World Trade Center terrorist attack and a fourth quarter after-tax charge of $6.9 million, or almost $0.10 a share, for severance charges related to the retirement of our chief executive officer. Our operating income in 2000 reflected adverse developments on assumed reinsurance losses from the catastrophic wind storms that devastated Europe in December 1999, which resulted in a loss of $1.4 million, or $0.01 per share, after federal income taxes.

         ANALYSIS OF MANAGEMENT OPERATIONS

         Our net revenue from management operations rose 16.3% to $184.6 million in 2001 from $158.7 million in 2000 and 6.9% in 2000 from $148.5 million in 1999. Gross margins from management operations were 27.9% in 2001 compared to gross margins of 27.6% in 2000 and 28.1% in 1999.

         Our management fee revenue rose $83.3 million, or 15.1%, to $635.0 million in 2001 from $551.6 million in 2000 and $38.3 million, or 7.5%, in 2000 from $513.4 million in 1999. The direct and affiliated assumed premiums of the Exchange grew 15.1% in 2001 to $2,539.9 million from $2,206.6 million in 2000 and grew by 7.5% in 2000 from $2,053.5 million in 1999. Increases in average premium per policy, improvements in new policy growth and favorable policy retention rates were all contributing factors in the growth. Firming pricing in 2001 for commercial and personal insurance allowed the Property and Casualty Group to price its products more favorably while maintaining their competitive advantage in the marketplace. The year-to-year growth rate of direct written premium in the fourth quarter was 18.9%, up from 14.8% growth in the third quarter, 14.0% growth in the second quarter and 12.8% growth in the first quarter of 2001.

         The average premium per policy increased 6.1% to $817 in 2001 from $770 in 2000, and 0.9% in 2000 from $763 in 1999. For private passenger automobile (which accounted for 54.6% of the direct written premiums of Property and Casualty Group during 2001 with over 1.4 million policies in force), the average premium per policy increased 3.1% to $967 in 2001 from $938 in 2000, and decreased 1.6% in 2000 from $954 in 1999.

         Continued improvement in new policy growth also drove the gains experienced in the Property and Casualty Group's direct written premiums. Policies in force increased 8.5% to 3.1 million in 2001 from 2.9 million in 2000, and 6.5% in 2000, from 2.7 million in 1999. Policy retention remained strong at 90.9%, 91.0% and 90.5% during 2001, 2000 and 1999, respectively, for all lines of business combined.

         Changes in the management fee rate can affect our revenue and net income significantly. If our board of directors had decreased the management fee rate 1% (from 25% to 24%) for 2001, 2000 and 1999, the decrease would have resulted in a reduction of our management fee revenues of $25.4 million, $22.1 million and $20.5 million, respectively, and a per share reduction in net income of $0.23, $0.20 and $0.18, respectively.

         Our service agreement revenue grew 20.2% to $27.2 million in 2001 from $22.7 million in 2000, and 46.8% in 2000 from $15.4 million in 1999. Service agreement revenue earned for the management and administration of the Exchange's voluntary assumed reinsurance from non-affiliated insurers, totaled $11.3 million, $10.1 million and $8.2 million on net voluntary assumed reinsurance premiums of $160.7 million, $145.0 million and $116.6 million for 2001, 2000 and 1999, respectively.

         Service charges we collect from policyholders who pay premiums in installments on policies written by the Property and Casualty Group amounted to $16.0 million, $12.5 million and $7.3 million in 2001, 2000 and 1999, respectively. The 2001 and 2000 growth was positively affected by service charge increases from $2 to $3 per installment for policies renewing in most states beginning in the second quarter of 2000.

         The cost of management operations rose 14.9% to $477.6 million in 2001, from $415.6 million in 2000, and 9.3% in 2000 from $380.3 million in 1999. Commissions to independent agents, which are the largest component of the cost of management operations, include scheduled commissions earned by independent agents on premiums written, as well as promotional incentives for agents and agent contingency awards. Agent contingency awards are based upon a three-year average of the underwriting profitability of the direct business written and serviced within the Property and Casualty Group by the independent agent. Commission costs rose 14.3% to $323.1 million in 2001, from $282.7 million in 2000, and 7.5% in 2000 from $263.1 million in 1999. Commission costs grew at a slower rate relative to the growth in direct premiums written in 2001 as a result of lower accruals for agent contingency awards compared to 2000. The provision for agent contingency awards totaled $15.7 million, $18.3 million and $19.9 million in 2001, 2000 and 1999, respectively. Commission costs, excluding agent contingency awards, increased 16.2% in 2001 compared to 2000, and 9.0% in 2000 compared to 1999, which is in line with the increase in direct written premiums.

         Cost of our management operations, excluding commission costs, increased 16.4% in 2001 to $154.6 million, from $132.8 million in 2000, and increased 13.3% in 2000 from $117.2 million in 1999, due primarily to increases in personnel costs. Our personnel costs totaled $94.4 million, $79.3 million and $69.5 million in 2001, 2000 and 1999, respectively. A portion of the 2001 increase in personnel costs resulted from recognition of the severance obligation related to the retirement of our president and chief executive officer on January 18, 2002. We recorded a severance charge in the fourth quarter 2001 of $10.7 million. Personnel costs, excluding the severance charge, rose 5.5% in 2001 due to increases in employee pay rates and staffing levels. Increases in 2000 over 1999 were attributable to pay rate increases and the introduction of an incentive compensation program for branch sales employees.

         During 2001, we also incurred information technology infrastructure expenditures related to our eCommerce program that were not subject to the cost-sharing agreement for information technology. These eCommerce program costs were included in the cost of management operations and totaled $1.6 million in 2001.

         ANALYSIS OF INSURANCE UNDERWRITING OPERATIONS

         We recorded underwriting losses of $20.5 million, $10.4 million and $3.5 million in 2001, 2000 and 1999, respectively. The underwriting results in 2001 reflect higher losses experienced in private passenger automobile, and commercial automobile and workers' compensation lines of business, as well as losses from assumed reinsurance.

         Premiums earned increased 11.3% to $137.6 million in 2001, from $123.7 million in 2000, and 5.5% in 2000 from $117.2 million in 1999. The average premium per policy of the Property and Casualty Group was $817, $770 and $763 in 2001, 2000 and 1999, respectively. Losses and loss adjustment expenses incurred increased 17.7%, to $117.2 million in 2001 from $99.6 million in 2000, and 13.5% in 2000 from $87.7 million in 1999.

         Our property and casualty insurance subsidiaries' share of the Property and Casualty Group's direct business generated net underwriting losses of $16.4 million, $6.1 million and $0.5 million in 2001, 2000 and 1999, respectively. In 2001, the Property and Casualty Group continued to experience a decrease in loss frequency, although loss severity continued to rise. The higher loss costs in 2001 also include adverse development of prior accident year losses amounting to $5.9 million, net of reinsurance recoveries. In 1998 and 1999, the Property and Casualty Group lowered prices in the private passenger automobile lines of insurance in response to extremely competitive market conditions and improving loss trends in automobile insurance. The firming of automobile pricing in 2001 by the industry in response to deteriorating loss cost trends allowed the Property and Casualty Group to begin raising automobile insurance prices in order to improve underwriting profitability. Because all policies issued by the Property and Casualty Group are for a one-year term, it will take 24 months before the full impact of 2001 rate increases are recognized in earned premiums of Erie Insurance Group.

         Our insurance subsidiaries' unaffiliated voluntary assumed reinsurance business generated net underwriting losses of $4.1 million, $4.3 million and $3.0 million in 2001, 2000 and 1999, respectively. Our 5.5% share of the Property and Casualty Group's estimated incurred reinsurance losses of $150 million from the World Trade Center terrorist attack contributed to the increased loss in 2001. Our share of these losses totaled $8.3 million in 2001.

         During 2001, our property and casualty insurance subsidiaries, Erie Insurance Company and Erie Insurance Company of New York recorded $7.2 million in reinsurance recoveries under the excess of loss reinsurance agreement with the Exchange. Of the total recoveries in 2001, $6.5 million related to accident year 2001, including the losses related to the World Trade Center terrorist attack, with the balance pertaining to the 1999 accident year. The total recoverable reduced our loss and loss adjustment expenses in 2001. No cash payments were made between the companies in 2001 for these recoveries since the recoveries were recorded based on reserved but yet unpaid losses. No such recoveries were recognized in calendar years 2000 or 1999.

         Under the cost sharing agreement for information technology development, our policy acquisition and other underwriting expenses include our property and casualty insurance subsidiaries' share of costs related to our eCommerce initiative totaling $1.3 million for 2001. No such costs were incurred in 2000 or 1999.

         The 2001 combined ratio for our property and casualty insurance underwriting operations calculated under GAAP was 114.9%, compared to 108.4% in 2000 and 103.0% in 1999. During 2001, 2000 and 1999, the Company's share of catastrophe losses from direct business amounted to $1.6 million, $2.1 million and $4.4 million, respectively. The GAAP combined ratio for 2001, 2000 and 1999, excluding catastrophe losses on direct business, was 113.7, 106.7 and 99.3, respectively.

         During 2001, we received notification of the insolvency of the Reliance Insurance Group. As a result, the Property and Casualty Group companies recorded an estimated assessment of $36.8 million, before consideration of potential premium tax recoveries of $5.9 million. Our share of this assessment was $1.7 million and was recorded in the policy acquisition and other underwriting expenses during the fourth quarter of 2001. This estimate was based upon preliminary data relating to this insolvency and is subject to change as more information becomes available.

         ANALYSIS OF INVESTMENT OPERATIONS

         Our net revenue from investment operations in 2001 decreased by 75.2% to $18.8 million, compared to $75.6 million in 2000, compared to an increase of 18.5% in 2000 from $63.8 million in 1999. In 2001, the equity markets declined and recovery was further slowed by the World Trade Center terrorist attack. As a result, we experienced declines in value in our investment portfolios over the past year. Net realized losses totaled $31.9 million in 2001 compared to realized gains of $17.0 million in 2000 and $14.7 million in 1999. We recognized realized losses in 2001 as a result of the sale of securities and charges for other than temporary impairments of preferred stock and limited partnerships. The sale of investments in a loss position in 2001 was part of a proactive year-end tax selling strategy. Net realized losses from sales of securities totaled $27.3 million, of which we recovered $9.6 million in federal income taxes paid in 1998, 1999 and 2000. Of this total realized loss, $4.5 million relate to sales of securities of Enron Corporation and its related legal entities. Impairment charges of investments with declines in value considered by management to be other than temporary totaled $4.6 million in 2001 and $1.3 million in 2000. There were no such impairment charges recorded in 1999.

         Net investment income rose 3.1% to $49.9 million in 2001 and 11.7% to $48.4 million in 2000 from $43.3 million in 1999. The growth in investment income for 2001, 2000 and 1999 was offset by cash outflows we used to repurchase $93.4 million of our Class A common stock through December 31, 2001.

         Our equity in losses of limited partnerships were $7,000 in 2001, compared to earnings of $4.7 million and $0.6 million in 2000 and 1999, respectively. Private equity and fixed income limited partnerships investments we held realized losses of $1.4 million in 2001 compared to earnings of $2.8 million in 2000 and losses of $0.3 million in 1999. Earnings on our real estate limited partnerships were $1.4 million in 2001, compared to $1.9 million in 2000 and $0.9 million in 1999.

         Our share of the earnings of Erie Family Life Insurance Company totaled $0.8 million in 2001, down from $5.5 million in 2000 and $5.0 million in 1999. The decrease in level of earnings from our investment in Erie Family Life Insurance Company is related to Erie Family Life Insurance Company's sales of investments in 2001 resulting in net realized losses on that company's statement of operations.

                               FINANCIAL CONDITION

JUNE 30, 2002 AND 2001

         At June 30, 2002 and 2001, our investment portfolio of investment-grade bonds, common stock, preferred stock and cash and cash equivalents totaled $843 million and $774 million, respectively, representing 40.4% and 42.8% of our total assets.

         At June 30, 2002 and 2001, the carrying value of our fixed maturity investments represented 69.3% and 62.4%, respectively, of our total invested assets. Our fixed maturity investments consisted of 98.0% and 96.2% of high-quality marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba/BB), at June 30, 2002 and 2001, respectively. Included in this investment-grade category at June 30, 2002 were $249 million, or 39.2%, and at June 30, 2001 were $207 million, or 39.8%, respectively, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government.

         At June 30, 2002, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $7.7 million, compared to $9.0 million at June 30, 2001.

         At June 30, 2002 and 2001, equity securities held by the Company included net unrealized gains of $14.5 million and $12.0 million, respectively, net of deferred taxes.

         At June 30, 2002, our limited partnership investments increased to $87.0 million from $73.0 million at June 30, 2001. Fixed income and real estate limited partnerships comprised 42.8% and 30.6% of the total limited partnerships at June 30, 2002 and 2001, respectively, while private equity limited partnerships comprised 57.2% and 69.4%, respectively.

DECEMBER 31, 2001, 2000 AND 1999

         At December 31, 2001, 2000 and 1999, our investment portfolio of investment-grade bonds, common stock, preferred stock and cash and cash equivalents totaled $824.6 million, $758.4 million and $714.5 million respectively, representing 42.6%, 46.1% and 47.1%, respectively, of our total assets.

         At December 31, 2001, 2000 and 1999, the carrying value of our fixed maturity investments represented 66.6%, 65.6% and 64.9% of our total invested assets, respectively.

         Our fixed maturity investments consisted 96.9%, 96.9% and 97.9% of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba/BB), at December 31, 2001, 2000 and 1999, respectively. Included in this investment-grade category at December 31, 2001 were $230.2 million, or 41.1%, at December 31, 2000, $220.8 million or 41.5%, and at December 31, 1999, $225.7 million or 46.5%, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government.

         At December 31, 2001, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $10.7 million, compared to $4.8 million at December 31, 2000 and a net realized loss of $2.5 million at December 31, 1999.

         At December 31, 2001, 2000 and 1999, equity securities held by the Company included net unrealized gains of $22.1 million, $12.7 million and $28.5 million, respectively, net of deferred taxes.

         During 2001, limited partnership investments increased to $81.6 million from $68.2 million at December 31, 2000 and $39.1 million at December 31, 1999. Fixed income and real estate limited partnerships, which comprised 34.5%, 28.6% and 49.9% of the total limited partnerships at December 31, 2001, 2000 and 1999, respectively, produced a predictable earnings stream while private equity limited partnerships, which comprised 65.5%, 71.4% and 50.1% of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.

COVERED LOSSES AND LOSS RESERVES

         Loss reserves are set at full expected cost, except for loss reserves for workers' compensation that were discounted at 2.5% in 2001 and 2000. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

         The insurance companies we own and manage are exposed to new claims on files previously closed and to larger than historical settlements on pending and unreported claims. We are exposed to increased losses by virtue of our 5.5% participation in the intercompany reinsurance pooling arrangement with the Exchange.

         The Property and Casualty Group's $150 million loss estimate anticipates that the World Trade Center terrorist attack is considered one event. If the attack comes to be considered two events, the total potential exposure for the Property and Casualty Group would increase between $50 million and $75 million. The effect on the Company, as a result, would be additional losses between $2.7 million and $4.1 million. Taking into consideration the excess of loss reinsurance agreement, the net impact of such potential additional losses to us would be minimal.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

         Our exposure to changes in interest rates is concentrated in our investment portfolio. We monitor this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are monitored regularly. Generally, we do not hedge our exposure to interest rate risk, as we have the ability to hold fixed maturity investments to maturity.

EQUITY PRICE RISK

         Our portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. Portfolio holdings are diversified across industries; concentrations in any one company or industry are limited by parameters established by our management and our board of directors.

                         LIQUIDITY AND CAPITAL RESOURCES

         Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs as they arise. Our major sources of funds from operations are the net cash flow generated from management operations, the net cash flow from our property and casualty insurance subsidiaries' 5.5% participation in the underwriting results of the Property and Casualty Group and investment income from affiliated and nonaffiliated investments.

         We generate sufficient net positive cash flow from our operations to fund our commitments and build our investment portfolio, thereby increasing future investment returns. We maintain a high degree of liquidity in our investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities in 2001, 2000 and 1999, were $148.6 million, $130.6 million and $137.0 million, respectively.

         Management fee and expense reimbursements due at December 31 from the Exchange were $147.3 million, $118.0 million and $ 104.3 million in 2001, 2000 and 1999, respectively. A receivable from Erie Family Life Insurance Company for expense reimbursements totaled $2.3 million at December 31, 2001, compared to $2.0 million at December 31, 2000 and $1.5 million at December 31, 1999. We also have a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the intercompany reinsurance pool. Such amounts totaled $491.1 million, $412.0 million and $365.2 million at December 31, 2001, 2000 and 1999, respectively.

         We established a stock repurchase program in 1999 pursuant to which we may repurchase as much as $120 million of our Class A common stock through December 31, 2002. In 2001, 220,000 shares were repurchased at a total cost of $7.7 million. From its inception through June 30, 2002, 3,337,701 shares have been repurchased at a total cost of $101.9 million. We have suspended the stock repurchase program in connection with this offering of Class A common stock.

         Dividends declared to shareholders totaled $40.4 million, $36.2 million and $32.8 million in 2001, 2000 and 1999, respectively. There are no regulatory restrictions on the payment of dividends to our shareholders, although there are state law restrictions on the payment of dividends from our insurance subsidiaries to us.

         Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to deferred tax assets and liabilities resulted in net deferred tax liabilities at December 31, 2001, 2000 and 1999 of $12.9 million, $7.2 million and $11.8 million, respectively. The primary reason for the increase in the deferred tax liability in 2001 is an increase in unrealized gains from available-for-sale securities and limited partnerships in 2001 of $18.0 million resulting in an increase in deferred tax liability of $6.3 million. Management believes it is likely that we will have sufficient taxable income in future years to realize the benefits of the gross deferred tax assets.

                                    BUSINESS

         We operate predominantly as a provider of management services to the Exchange and also as an underwriter of insurance through our subsidiaries. We have served since 1925 as the attorney-in-fact, or management company, for the policyholders of the Exchange, an unincorporated association that is a reciprocal insurance exchange. The financial results of the Exchange are not consolidated with ours. The Property and Casualty Group writes personal and commercial lines property and casualty coverages exclusively through approximately 8,000 independent agents and pool their underwriting results.

         For our services as attorney-in-fact, we charge the Exchange a management fee calculated as a percentage, currently 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for approximately 77% of our revenues for the six months ended June 30, 2002. For the first six months of 2002, 69% of direct premiums written by the Property and Casualty Group were personal lines, while 31% were commercial lines. We also own 21.6% of the common stock of Erie Family Life Insurance Company, an affiliated life insurance company, of which the Exchange owns 53.5% and public shareholders, including our directors, own 24.9%. Erie Family Life Insurance Company enables our independent agents to distribute a more comprehensive portfolio of insurance products to customers. At June 30, 2002, we had total assets of $2.1 billion and shareholders' equity of $920 million. Our net income was $92.0 million for the six months ended June 30, 2002 and $122.3 million for the year ended December 31, 2001.

         We believe we are the only publicly-traded reciprocal management company in the country. Several other private property and casualty companies, such as USAA and Farmers Insurance Group (owned by Zurich Financial Services Group), also operate as reciprocals with separate management arrangements. Our earnings are largely generated by fees based on premiums written directly by the Property and Casualty Group. We therefore have a direct incentive to preserve the financial condition of the Exchange. The underwriting risk and capital costs of the property and casualty insurance business are largely borne by the Exchange, which had $2.5 billion of statutory surplus at June 30, 2002. Through the pool, our property and casualty subsidiaries currently assume 5.5% of the Property and Casualty Group's underwriting results, and therefore we also have a direct incentive to manage the overall underwriting business as effectively as possible.

                              ERIE INSURANCE GROUP
                              ORGANIZATIONAL CHART

           --------------------
           |  Shareholders    |
           |                  |
           --------------------
                    |
           --------------------                                    -------------------------------
           | Erie Indemnity   |          Attorney-in-Fact          |                             |
           |                  |--------- for Policyholders ------- |   Erie Insurance Exchange*  |
           |     Company      |                                    |                             |
           |                  |                                    |                             |
           --------------------                                    -------------------------------
                    |                                                             |
         --------------------------------------------           ---------------------------
         |                       |                  |           |                         |
         |                       |                  |           |                         |
        100%                    100%              21.6%       53.5%                      100%
         |                       |                  |           |                         |
------------------        ------------------      -------------------            -------------------
|                |        |Erie Insurance* |      |                 |            |                 |
| Erie Insurance*|        |  Property &    |      |Erie Family Life |            |  Flagship City* |
|     Company    |        |   Casualty     |      |   Insurance     |            |    Insurance    |
|                |        |   Company      |      |    Company      |            |     Company     |
|                |        |                |      |                 |            |                 |
------------------        ------------------      -------------------            -------------------
         |
         |
        100%
         |
         |
------------------
|Erie Insurance* |
|  Company of    |
|   New York     |
|                |
------------------

     *   Denotes a member of the Property and Casualty Group

         The Property and Casualty Group seeks to insure standard and preferred risks in primarily private passenger automobile, homeowners and small commercial lines, including workers' compensation policies. We believe the Property and Casualty Group has differentiated its products from standard industry products by providing additional coverages, which enhance our agents' marketing efforts. Our agency force consists of over 1,700 independent agencies comprised of approximately 8,000 agents in 11 Midwestern, Mid-Atlantic and Southeastern states (Illinois, Indiana, Maryland, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and Wisconsin) and the District of Columbia. Our independent agents play a significant role as underwriters and service providers and are major contributors to our success.

         We have reported increasing net operating income for 14 consecutive years. Our growth has primarily been driven by an expansion of the Property and Casualty Group's business into new territories, the appointment of new agencies, high policy and agency retention rates and, recently, increased premium rates.

         . Since 1997, we have entered Illinois and Wisconsin and expect to begin operating in Minnesota in the third quarter of 2004.

         . In 2001, we continued our planned expansion of our independent agency force by appointing 247 agencies. Since 1997, we have increased the overall number of agencies representing the Property and Casualty Group by 60%.

         . We have a very stable base of policyholders, with one of the best policy retention rates (the percentage of existing policyholders who renew their policies) in the property and casualty insurance industry. Our retention rate of 90.9% in 2001 compared favorably to an average of 82.6% for a core benchmark group consisting largely of regional property and casualty carriers, according to a 2001 Ward Group benchmark study.

         . We are achieving premium rate increases as a result of the current favorable market conditions in both commercial and personal property and casualty lines, which are generally referred to within the industry as "hard market conditions". We have benefited from these hard market conditions and for the twelve months ended June 30, 2002 experienced average premium per policy increases of 5.7% for personal automobile insurance policies, 15.8% for commercial lines policies and 8.3% across all lines. Management believes increases in premium rates are likely to continue in 2002 and 2003. Generally, our profit margins from management operations have increased during periods of premium rate increases.

         As a result of these growth initiatives and market conditions, the Property and Casualty Group had over 3.3 million insurance policies in force as of June 30, 2002, a 10.8% increase from June 30, 2001. Personal lines policies in force grew by 10.3% during the twelve months ended June 30, 2002, while commercial lines policies increased 13.8% over the same period.

         We have built our reputation in the industry and among insurance consumers, agents and others on our commitment to be "Above all in sERvIcE(SM)". Customer satisfaction surveys independently conducted by a nationally recognized research firm have ranked the Property and Casualty Group:

         . No. 1 for homeowners insurance in 2001, the first year this survey was conducted; and

         .  No. 2 for private passenger automobile insurance in 2001 and 2000.

         Each member of the Property and Casualty Group is rated A++ (Superior) by A.M. Best, its highest financial strength rating, which was held by only 2.8% of the property and casualty insurance groups rated by A.M. Best as of July 11, 2002.

                           OUR COMPETITIVE ADVANTAGES

We believe that our competitive advantages come from:

         . OUR COMMITTED, LOYAL AND PRODUCTIVE INDEPENDENT AGENCY FORCE. We seek to develop long-term business relationships with high-quality independent agencies. Prior to allowing an agency to represent us, we undertake a rigorous selection process that seeks agency principals who meet our high standards and operate their agencies in line with our business philosophy. We believe our independent agency force has been loyal to us and that the Property and Casualty Group is the preferred carrier for most of the independent agencies that represent us. Average annual written premium volume per agency is approximately $1.7 million for our agencies.

         . OUR FOCUS ON QUALITY SERVICE. Service to the policyholder and agent has been a tradition of the Erie Insurance Group since its founding more than 77 years ago. Erie Insurance Group has consistently been recognized as a provider of quality service. Customer satisfaction surveys independently conducted by a nationally recognized research firm ranked the Property and Casualty Group No. 1 for homeowners insurance in 2001, the first year this survey was conducted, and No. 2 for private passenger automobile insurance in 2001 and 2000. Our claims force is comprised predominantly of our own employees who are trained in our service-oriented claims settlement philosophy.

         . OUR COMPETITIVE PRODUCTS AND PRICING. A key to attracting a highly effective sales force of independent agents and enhancing the Property and Casualty Group's ability to attract customers is a portfolio of competitively priced products. These products include many additional coverages that we believe differentiate the Property and Casualty Group's products in the marketplace.

         . OUR LOW-COST OPERATION. Expense management is one of our founding traditions and is an important part of our culture. We believe our operations are among the most cost-efficient in the property and casualty industry. In addition, our organizational structure is relatively flat and combines the advantages of centralized common services with field marketing and claims services. Our average agency annual written premium volume of $1.7 million allows us to keep our agency training, marketing and support costs low. The Property and Casualty Group's five-year statutory average loss adjustment and underwriting expense ratio for the period from 1997 to 2001 is 37.2%, which compares favorably to A.M. Best's property and casualty industry composite average of 40.3%. The loss adjustment expense ratio is the ratio of loss adjustment expenses (the expenses incurred in settling a claim) incurred, including estimates thereof for claims incurred but not reported, to net premiums earned, and an underwriting expense ratio is the ratio of underwriting expenses incurred to net premiums earned. The Property and Casualty Group's underwriting expense ratio includes the management fee paid to us of 25% of direct premiums written. The actual cost of management operations is less than the 25% management fee, which results in a profit for our shareholders. If the actual cost of management operations were used to compute the underwriting expense ratio, consistent with industry-reported results, the loss adjustment and underwriting expense ratio would be 30.7%, which compares even more favorably to industry averages. In a 2001 benchmarking study completed by Ward Group, our productivity, as measured by the ratio of full time equivalent employees to gross premiums written (total insurance premiums written during a given period), is over 40% better than our core benchmark group.

         .    UNIQUE CORPORATE STRUCTURE. The Erie Insurance Group's operating structure allows for:

              -- A LONG-TERM MANAGEMENT APPROACH TO OUR BUSINESS. We aim to nurture our relationships with policyholders, agents and employees to create long-term shareholder value. Each of our principal executive officers has been with us for over 20 years and is committed to this long-term view of the business.

              -- LOWER EARNINGS VOLATILITY AND LOWER CAPITAL NEEDS. Since the bulk of the insurance risk of the Property and Casualty Group remains with the Exchange, we do not experience the same earnings volatility or have the same capital needs as competing property and casualty insurance carriers.

              -- A LONG-TERM INVESTMENT HORIZON. Since most of the capital and reserves necessary to support the Property and Casualty Group's insurance underwriting business are held by the Exchange, which is not a publicly-owned entity, we are able to use long-term total return strategies to invest the Exchange's assets. Though recent equity market results have had a significant negative effect on the value of the Exchange's investment portfolio, the Exchange's investment strategy of investing in equity securities has created substantial surplus capacity over an extended period of time. From January 1, 1995 to June 30, 2002, the Exchange's equity investments generated a pre-tax compound annual return of 14.5% compared to a pre-tax compound annual return of 12.6% for the Standard & Poor's 500 Index. This surplus level gives us the capacity to grow premiums. For the twelve months ended June 30, 2002, the ratio of the Exchange's net premiums written to its surplus was approximately 1.13:1.

                                    STRATEGY

         The Erie Insurance Group's overall strategy includes providing attractive property and casualty insurance products at competitive prices, coupled with high-quality service. The Erie Insurance Group distributes these products exclusively through independent insurance agents whose insurance and underwriting expertise, local market knowledge and commitment to service have been key drivers of our growth. The Erie Insurance Group's strategy includes:

         .    Organic growth through (i) a careful agency selection process in which the Property and Casualty Group seeks to be the primary property and casualty underwriter for each agency, (ii) a thoughtful expansion into favorable states and (iii) increased market penetration in existing operating territories.

         .    Quality service to policyholders and to agents in claims handling, underwriting and other service activities.

         .    Achieving underwriting profits for the Property and Casualty Group by focusing on standard and preferred risks and by setting and adhering to consistent underwriting standards.

         .    A business model designed to provide the advantages of localized marketing and claims servicing with the economies of scale derived from centralized management and administration.

                             OUR OPERATING SEGMENTS

         Our financial results are segmented into management operations and property and casualty insurance underwriting operations. Through management operations, we provide management services and take no underwriting risk. This segment is the largest contributor to our earnings, providing pre-tax income of $141.9 million for the six months ended June 30, 2002 and $186.3 million for 2001. In the property and casualty insurance underwriting operations, we take underwriting risk through our insurance subsidiaries. This segment had a pre-tax loss of $4.4 million for the six months ended June 30, 2002 and $3.4 million for 2001.

         The following table summarizes the revenue we receive and the costs we incur in connection with these two segments:

                             ERIE INDEMNITY COMPANY
                            OPERATING SEGMENT SUMMARY

(amounts in thousands)

                                                                                                  Six Months              Year
                          Income                                                                    Ended                Ended
  Segment              Statement Item                             Description                   June 30, 2002      December 31, 2001
-----------       --------------------------             -------------------------------        -------------      -----------------
                                                                                                 (unaudited)
MANAGEMENT       Management fee revenue                  Direct premium written by the           $   384,827        $   634,966
OPERATIONS                                               Property and Casualty Group x
                                                         management fee rate (currently
                                                         25%)
                                +
                 Service agreement revenue               Reinsurance premiums assumed                 15,118             27,247
                                                         from non-affiliates x service
                                                         agreement rate (currently 7%)
                                                         and per installment charge for
                                                         premiums paid on an installment
                                                         basis (currently $3)
                                -
                 Cost of management                      Cost of sales, including                   (276,296)          (477,645)
                 operations                              commissions, underwriting,
                                                         policy issuance and administration
                                +/-
                 Net revenue from investment             Investment income and realized               18,238              1,700
                 operations (2)                          gains (losses) generated by
                                                         assets retained in management
                                                         operations plus a 21.6% ownership
                                                         interest in Erie Family Life
                                                         Insurance Company
                                =                                                                -----------        -----------

                 Segment income before income taxes                                              $   141,887        $   186,268
                                                                                                 -----------        -----------

PROPERTY AND     Premiums earned                         5.5% of the Property and                $    77,653        $   137,648
CASUALTY                                                 Casualty Group earned premiums
INSURANCE                       -
UNDERWRITING     Losses and loss adjustment              5.5% of the Property and                    (63,387)          (117,201)
OPERATIONS (1)   expense                                 Casualty Group losses and loss
                                                         adjustment expense

                                -                        5.5% of the Property and                    (23,927)           (40,910)
                 Policy acquisition and other            Casualty Group policy
                 underwriting expense                    acquisition and other
                                                         underwriting expense
                                +/-
                 Net revenue from                        Investment income and realized                5,311             17,071
                 investment operations (3)               gains (losses) generated by
                                                         assets of our property and
                                                         casualty subsidiaries
                                =                                                                -----------        -----------

                 Segment (loss) before income taxes                                              $    (4,350)       $    (3,392)
                                                                                                 -----------        -----------

TOTAL            Total income before income taxes                                                $   137,537        $   182,876
                                                                                                 ===========        ===========

---------------
(1) Includes the effect of the all-lines aggregate excess of loss agreement currently in place with the Exchange.
(2) Includes realized capital losses of $0.8 million for the six months ended June 30, 2002 and $30.7 million for 2001.
(3) Includes realized capital losses of $3.8 million for the six months ended June 30, 2002 and $1.1 million for 2001.

OUR MANAGEMENT OPERATIONS

         For services performed in our role as attorney-in-fact for the policyholders of the Exchange, we charge the Exchange a management fee calculated as a percentage of the direct written premiums by the Exchange and the other members of the Property and Casualty Group. The management fee is compensation for (i) acting as attorney-in-fact for the policyholders of the Exchange, (ii) managing the business and affairs of the Exchange and (iii) paying certain general administrative expenses not part of the settlement of losses or the management of investments, which are the responsibility of the Exchange. We recognize as income management fees due from the Exchange when the premiums are written because at that time we have performed substantially all of the services we are required to perform, including sales, underwriting and policy issuance activities, but currently such fees are not paid to us by the Exchange until it collects the premiums. Management fees received from the Exchange accounted for approximately 77% of our revenues for the six months ended June 30, 2002 and approximately 78% of our revenues in 2001. The management fee rate charged to the Exchange is set by and may be changed at the discretion of our board of directors. The fee has been at its maximum permitted level of 25% since 1999 and was 24.25% in 1998 and 24% in 1997. Our board of directors generally sets the management fee rate each December for the following year.

         We also receive a service agreement fee from the Exchange, at the rate of 7% of voluntary assumed written premium since 1995, as compensation for the management and administration of its voluntary assumed reinsurance business from non-affiliated insurers. Reinsurance is an arrangement in which an assuming company indemnifies an insurer or reinsurer (a "ceding company") against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Service agreement revenue is earned when reinsurance premiums are written because substantially all of the services we are required to perform have been completed at that time. We also collect service charges from policyholders who pay their premiums in installments on policies written by the Property and Casualty Group. The service agreement rate and service charge amount are periodically evaluated by management and are subject to change.

                             ERIE INDEMNITY COMPANY
                     MANAGEMENT OPERATIONS FINANCIAL RESULTS

                                                    Six Months
                                                      Ended
                                                     June 30,                                Year Ended December 31,
                                            ------------------------  -----------------------------------------------------------
(amounts in thousands, except percentages)      2002         2001        2001        2000        1999        1998        1997
                                            ------------ -----------  ---------- ------------ ----------- ----------- -----------
                                                        (unaudited)
Exchange direct and affiliated assumed
premium written (pool)                      $ 1,539,307  $1,253,987   $2,539,863  $2,206,583  $2,053,501  $2,017,103  $1,948,343
MANAGEMENT FEE RATE                               25.00%      25.00%       25.00%      25.00%      25.00%      24.25%      24.00%
Management fee revenue                      $   384,827  $  313,497   $  634,966  $  551,646  $  513,375  $  489,147  $  467,603
Service agreement revenue                        15,118      13,250       27,247      22,662      15,441      13,879       7,026
                                            ------------ ----------   ----------- ----------- ----------- ----------- -----------
Total revenue from management operations    $   399,945  $  326,747   $  662,213  $  574,308  $  528,816  $  503,026  $  474,629
Cost of management operations                   276,296     230,443      477,645     415,562     380,298     357,783     340,428
Net revenue from investment operations (1)       18,238      21,201        1,700      57,213      47,011      33,660      29,410
                                            ============ ==========   ==========  =========== ==========  ==========  ===========
Income before income taxes                  $   141,887  $  117,505   $  186,268  $  215,959  $  195,529  $  178,903  $  163,611
                                            ============ ==========   =========== =========== ============----------- ===========
--------------
(1)  Includes realized gains (losses) of:   $      (810) $    2,111   $  (30,735) $   16,469  $   14,408  $    6,363  $    5,551


         The direct written premiums of the Property and Casualty Group have a direct impact on the Company's management fee revenue and, consequently, the Company's management operations. The following table sets forth our management fee revenue by state and by line of business for the year ended December 31, 2001:

                             ERIE INDEMNITY COMPANY
          MANAGEMENT FEE REVENUE BY STATE AND LINE OF BUSINESS FOR 2001


 (amounts in thousands)                                                                         All other
                           Private      Commercial                  Commercial      Workers'     Lines of
      State                Passenger       Auto       Homeowners    Multi Peril   Compensation   Business     Total
-------------------        ---------    -----------   ----------    -----------   ------------ -----------  ---------
Pennsylvania              $193,280      $23,004      $ 50,042       $27,319         $26,801      $ 7,806    $328,252
Maryland                    40,521        6,869        12,689         6,383           6,311        2,671      75,444
Ohio                        29,094        4,312         9,619         7,123               0        1,697      51,845
Virginia                    22,413        5,404         7,695         6,254           6,993        1,958      50,717
North Carolina              11,948        4,718         6,171         5,255           3,993        1,384      33,469
West Virginia               18,070        2,644         4,115         2,757               0          838      28,424
Indiana                     13,309        1,721         5,742         2,846           2,041          845      26,504
New York                    10,319        1,887         2,654         3,010           1,645          494      20,009
Tennessee                    3,712        1,378         1,450         1,830           1,278          386      10,034
Illinois                     3,075          645         1,048         1,667           1,010          223       7,668
District of Columbia           548          108           247           510             595          117       2,125
Wisconsin                      191           52            68            63              78           23         475
                          --------      -------      --------       -------         -------      -------    --------
    Total                 $346,480      $52,742      $101,540       $65,017         $50,745      $18,442    $634,966
                          ========      =======      ========       =======         =======      =======    ========


         The following table sets forth our management fee revenue by line of business and percentage growth for each of the five years ended December 31, 2001:

                             ERIE INDEMNITY COMPANY
             MANAGEMENT FEE REVENUE BY LINE OF BUSINESS 2001 - 1997

(amounts in thousands, except percentages)

                                                                         All other
       Private    Commercial                Commercial      Workers'     Lines of               Percent
Year  Passenger      Auto      Homeowners   Multi Peril   Compensation   Business     Total    Increase
----  ---------   ----------   ----------   -----------   ------------   --------     -----    --------
2001   $346,480     $52,742     $101,540       $65,017        $50,745    $18,442    $634,966       15.1%
2000    313,703      43,318       88,743        50,401         39,914     15,567     551,646        7.5
1999    305,346      37,663       80,377        42,646         33,363     13,980     513,375        5.0
1998    304,026      33,555       69,845        36,096         31,409     14,216     489,147        4.6
1997    295,424      32,796       60,443        31,384         32,906     14,649     467,602        5.6

         The following table sets forth the Property and Casualty Group's percentage of management fees by state for each of the five years ended December 31, 2001.

                             ERIE INDEMNITY COMPANY
                PERCENTAGE OF MANAGEMENT FEES BY STATE 2001-1997

         State                    2001      2000      1999      1998      1997
-------------------------------   ----      ----      ----      ----      ----
Pennsylvania                      51.7%     53.9%     55.6%     58.1%     59.3%
Maryland                          11.9      11.9      11.9      11.7      12.0
Ohio                               8.2       8.0       7.9       7.6       7.4
Virginia                           8.0       8.0       8.1       8.1       8.3
North Carolina                     5.3       4.6       4.1       3.3       2.7
West Virginia                      4.4       4.6       4.6       4.6       4.6
Indiana                            4.2       4.0       3.9       3.8       3.7
New York                           3.1       2.7       2.2       1.4       0.8
Tennessee                          1.6       1.4       1.3       1.2       1.0
Illinois                           1.2       0.6       0.2       0.0       0.0
District of Columbia               0.3       0.3       0.2       0.2       0.2
Wisconsin                          0.1       0.0       0.0       0.0       0.0
                                 -----     -----     -----     -----     -----
  Total direct premiums written  100.0%    100.0%    100.0%    100.0%    100.0%
                                 =====     =====     =====     =====     =====

         The cost of management operations includes all independent agent commission expenses as well as personnel and benefit costs, underwriting and policy issuance costs and other administrative expenses of the Company.

         The largest component of the cost of management operations is the cost of our independent agent commissions and other incentives to our independent agents. Included in commission costs is the cost of scheduled commissions earned on premiums written, agency contingency awards based on the three-year average underwriting profitability of the business written with us, accelerated commissions earned by start-up agencies and promotional incentives to agents.

         Personnel and benefit costs related to the sales, underwriting and issuance of policies and the administrative staff of the Company are the second largest cost of management operations. Expenses other than personnel and benefit costs related to the underwriting and issuance of new business vary with the number of new policies. Underwriting reports, printing, postage and other cost of materials necessary for the underwriting and issuance of policies are included in the cost of management operations.

         Additional costs are incurred for general administrative expenses of the Company including the cost of office facilities, travel, telephone and communication costs, the cost of data processing and information technology and other miscellaneous expenses. Beginning in 2001, the Company initiated its eCommerce program and committed to new information technology infrastructure expenditures as part of the program. These eCommerce infrastructure expenditures are included in the cost of management operations, and non-infrastructure costs of the eCommerce program are included in the insurance underwriting segment.

         We also earn investment income in this business segment on the cash flow from management operations, which is invested in our investment portfolio. We also report our share of earnings from our 21.6% investment in Erie Family Life Insurance Company as part of the investment income of our management operations segment.

PROPERTY AND CASUALTY INSURANCE UNDERWRITING OPERATIONS

         Our property and casualty insurance underwriting operation consists of our three property and casualty insurance subsidiaries that participate in an intercompany pooling arrangement with the Exchange. The pool also includes reinsurance assumed by the Exchange from non-affiliated entities. The table below presents a financial summary of results of the property and casualty insurance operations of the Property and Casualty Group.

                             ERIE INDEMNITY COMPANY
             PROPERTY AND CASUALTY INSURANCE UNDERWRITING OPERATIONS

                                               Six Months Ended
                                                   June 30,                   Year Ended December 31,
                                               ----------------  -------------------------------------------------
(amounts in thousands)                           2002     2001     2001      2000      1999      1998       1997
                                               -------  -------  --------  --------  --------  --------   --------
                                                  (unaudited)
Premiums earned                                $77,653  $66,091  $137,648  $123,708  $117,224  $112,939   $107,350
Net revenue from investment operations (1)       5,311    9,726    17,071    18,381    16,765    16,887     13,569
                                               -------  -------  --------  --------  --------  --------   --------
     Total revenues                            $82,964  $75,817  $154,719  $142,089  $133,989  $129,826   $120,919

Losses and loss adjustment expenses             63,387   53,057   117,201    99,564    87,719    79,881     79,970
Policy acquisition and underwriting expenses    23,927   18,358    40,910    34,546    33,044    32,491     29,639
                                               -------  -------  --------  --------  --------  --------   --------
     Total losses and expenses                 $87,314  $71,415  $158,111  $134,110  $120,763  $112,372   $109,609
                                               -------  -------  --------  --------  --------  --------   --------

Income (loss) before income taxes              $(4,350) $ 4,402  $ (3,392) $  7,979  $ 13,226  $ 17,454   $ 11,310
                                               =======  =======  ========  ========  ========  ========   ========

_______________
(1)   Includes realized gains (losses) of:     $(3,771) $   613  $ (1,144) $    499  $    337  $    800   $    264

         Under the pooling arrangement, all property and casualty insurance business of the five property and casualty insurance companies that comprise the Property and Casualty Group is pooled within the Exchange as the pooling entity. Our insurance subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, share in the underwriting results of the pool through retrocession. Erie Insurance Company has a 5.0% participation, Erie Insurance Company of New York has a 0.5% participation and the Exchange has a 94.5% participation in the pooled underwriting results. These participation percentages are determined by our board of directors. Pooling participation percentages have not changed since 1995.

                           PROPERTY AND CASUALTY GROUP
                               POOLING ARRANGEMENT

          CEDED FROM                                                            RETROCEDED TO
------------------------------
|                            |              --------------------
|  Erie Insurance Exchange    -------       |                  |             ------------------
|                            |      |       |                  |             |                |
------------------------------      |       |                  |   94.5%     | Erie Insurance |
                                    |       |                  |-------------|    Exchange    |
------------------------------      |       |                  |             |-----------------
|                            |      |       |                  |
|    Flagship City            -------       |                  |
|  Insurance Company         |      |       |                  |
|                            |      |       |                  |
------------------------------      |       |                  |
                                    |       |                  |             ------------------
------------------------------      |       |                  |             |                |
|                            |     100%     |   Property and   |    5.0%     | Erie Insurance |
|  Erie Insurance Company     --------------|     Casualty     |-------------|    Company     |
|                            |      |       |    Group Pool    |             |                |
------------------------------      |       |                  |             |                |
                                    |       |                  |             ------------------
------------------------------      |       |                  |
|                            |      |       |                  |
|  Erie Insurance Company    |      |       |                  |
|       of New York           -------       |                  |             ------------------
|                            |      |       |                  |             |                |
------------------------------      |       |                  |    0.5%     | Erie Insurance |
                                    |       |                  |-------------|    Company     |
------------------------------      |       |                  |             |  of New York   |
|                            |      |       |                  |             |                |
|  Erie Insurance Property   |      |       |                  |             ------------------
|     & Casualty Company      -------       |                  |
|                            |              --------------------
------------------------------

         Erie Insurance Company and Erie Insurance Company of New York have an all-lines aggregate excess of loss reinsurance agreement with the Exchange that limits the amount of their annual net losses. Excess of loss reinsurance is reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount. Under the reinsurance agreement, once Erie Insurance Company and Erie Insurance Company of New York sustain ultimate net losses and allocated loss expenses in an accident year that exceed an amount equal to 72.5% of Erie

Insurance Company's and Erie Insurance Company of New York's net premiums earned, the Exchange will be liable for 95% of the amount of such excess up to, but not exceeding, an amount equal to 95% of 15% of Erie Insurance Company's and Erie Insurance Company of New York's net premium earned. Erie Insurance Company and Erie Insurance Company of New York retain the remaining 5% of such layer as well as ultimate net losses and allocated loss expenses in excess of 87.5% of Erie Insurance Company's and Erie Insurance Company of New York's net premiums earned.

         The Property and Casualty Group sells personal and commercial lines policies through independent agencies. Commercial lines policies are marketed to small- and medium-sized businesses. Premium revenues from our property and casualty insurance underwriting operations accounted for approximately 15% of our revenues in the six months ended June 30, 2002 and 17% of our revenues in 2001.

         The Property and Casualty Group has exposure to reinsurance that the Exchange assumes from unaffiliated insurers, placed principally through unaffiliated brokers. The Exchange engages in this assumed reinsurance business, which represented net premiums written of $82.6 million for the six months ended June 30, 2002 and $158.1 million for the year ended December 31, 2001, in each case net of retrocessions, in order to geographically diversify the overall insurance risk to the Property and Casualty Group. The assumed business, which is included in the pooling arrangement, consists predominately of property lines excess of loss treaties. In 2002, management tightened underwriting standards, limited coverages, excluded terrorism coverage and, consistent with market conditions, increased rates for this business. Treaties are generally renewed annually and management evaluates each treaty for profitability and continuing desirability of the customer relationship during the renewal process.

         We also earn investment income in this business segment on the cash flow from property and casualty insurance underwriting operations, which is invested in our investment portfolio.

         The following table sets forth certain data for the Property and Casualty Group compared to industry composites for the five years ended December 31, 2001.

                           PROPERTY AND CASUALTY GROUP
                   FIVE-YEAR COMPARISON VS. INDUSTRY COMPOSITE

                           Net Premiums
                           Written Growth             Loss Ratio            Operating Expense Ratio (2)
                        ---------------------   -------------------     --------------------------------------

                                                                        Erie As       Erie As
                         Erie    Industry (1)   Erie     Industry (1)   Reported    Adjusted (3)    Industry
                        ------   ------------   ----     ------------   --------    ------------    --------
2001                    14.8%         9.1%       78.1%       75.4%        39.7%         33.5%         39.7%
2000                     8.3          5.7        69.8        68.5         36.8          30.6          40.4
1999                     2.6          2.0        65.5        65.4         36.1          29.6          41.1
1998                     4.4          1.6        59.2        63.4         38.2          31.7          40.7
1997                     5.6          3.0        65.1        60.6         34.6          28.0          39.4
5-year compound
   annual growth
   rate or average       7.2%         4.2%       68.0%       66.9%        37.2%         30.7%         40.3%

                             Policyholder
                            Dividend Ratio                Combined Ratio
                        --------------------- ----------------------------------------

                                              Erie As        Erie As
                         Erie    Industry (1) Reported     Adjusted (3)   Industry (1)
                        ------   ------------ --------     ------------   ------------
2001                     0.6%         0.8%      118.4%        112.2%       115.9%
2000                     0.8          1.5       107.4         101.2        110.3
1999                     0.4          1.3       102.0          95.5        107.8
1998                     0.6          1.9        98.0          91.5        106.0
1997                     0.9          1.8       100.6          94.0        101.9
5-year compound
   annual growth
   rate or average       0.7%         1.4%      105.9%         99.4%       108.6%

---------------
(1)  A.M. Best's Aggregates and Averages, 2002 Edition.
(2)  Includes loss adjustment and underwriting expenses.
(3) Includes the actual costs of management operations and not the full amount of the management fee earned by us.

                                  DISTRIBUTION

         Our insurance products are marketed primarily in the Midwest, Mid-Atlantic and Southeast regions through over 1,700 insurance agencies that are comprised of approximately 8,000 agents. The Property and Casualty Group members we manage are licensed to do business in 16 states and in the District of Columbia and, at June 30, 2002, operated in 11 states (Illinois, Indiana, Maryland, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and Wisconsin) and the District of Columbia. The Property and Casualty Group maintains branch offices throughout these states. Management expects to begin operating in Minnesota in the third quarter of 2004.

                           PROPERTY AND CASUALTY GROUP
                               STATES OF OPERATION

                      Year Began
State                  Writing       % of Total
-----                 ----------     ----------
Pennsylvania             1925             52%       [GRAPHIC OMITTED - Map of
Maryland                 1953             12        eastern half of United
Ohio                     1968              8        States highlighting active
Virginia                 1955              8        states of operation, the
North Carolina           1991              5        home office, branch offices
West Virginia            1963              4        and field offices.]
Indiana                  1978              4
New York                 1995              3
Tennessee                1987              2
Illinois                 1999              1
District of Columbia     1953    Less than 1%
Wisconsin                2001    Less than 1%



     In 2001, we continued our ongoing expansion of our independent agency force by appointing 247 agencies. Since 1997, we have increased the overall number of agencies representing the Property and Casualty Group by 60%. Partially due to growth in the number of agents, the Property and Casualty Group has achieved rapid growth in premiums. As of June 30, 2002, the Property and Casualty Group had over 3.3 million insurance policies in force, a 10.8% increase from June 30, 2001. Personal lines policies in force grew by 10.3% during the twelve months ended June 30, 2002, while commercial lines increased 13.8% over the same period.

                           PROPERTY AND CASUALTY GROUP
        12-MONTH ROLLING AVERAGE POLICY GROWTH RATES BY LINE OF BUSINESS

                                                                        Twelve Months Ended
                           ---------------------------------------------------------------------------------------------------
                             June 30,      March 31,    December 31,   September 30,    June 30,     March 31,    December 31,
                               2002          2002           2001           2001           2001         2001           2000
                           ----------      ---------    ------------   -------------    --------     ---------    ------------
PERSONAL LINES:
Private passenger auto         9.4%          8.3%            7.1%            6.3%          5.9%          5.3%          4.9%
Homeowners                    11.4          10.1             9.0             8.4           8.1           7.7           7.5
All other personal lines      10.3           9.5             8.9             8.9           8.5           8.1           7.9
   Total personal lines       10.3           9.1             8.0             7.3           6.9           6.4           6.1
COMMERCIAL LINES:
Commercial auto               11.6          10.7             9.7             8.8           7.9           7.0           5.8
Commercial multi-peril        16.0          14.5            13.6            13.1          12.7          12.6          12.1
Workers' compensation         11.9          10.8            10.3             9.6           9.5           8.7           8.4
All other commercial
 lines                        11.7          10.7             9.9             9.0           8.9           8.0           7.1
   Total commercial lines     13.8          12.6            11.7            11.0          10.6          10.1           9.4
    Total                     10.8           9.6             8.5             7.8           7.4           6.9           6.5

     In addition, the Property and Casualty Group experiences above average retention rates. We believe our overall policy retention rate of 90.9% is among the highest for regional property and casualty insurers.

                           PROPERTY AND CASUALTY GROUP
       12-MONTH ROLLING AVERAGE POLICY RETENTION RATES BY LINE OF BUSINESS

                                                                        Twelve Months Ended
                           ---------------------------------------------------------------------------------------------------
                             June 30,      March 31,    December 31,   September 30,    June 30,     March 31,    December 31,
                               2002          2002           2001           2001           2001         2001           2000
                           ----------      ---------    ------------   -------------    --------     ---------    ------------
Private passenger
  automobile                 92.35%        92.26%          92.24%          92.22%        92.25%        92.24%        92.31%
Commercial automobile        91.12         90.86           90.53           90.16         90.35         90.29         89.80
Homeowners                   90.35         90.24           90.29           90.43         90.68         90.71         90.75
Commercial multi-peril       88.69         88.50           88.04           88.35         88.44         88.59         88.14
Workers' compensation        89.46         89.34           88.43           88.53         88.76         89.06         88.48
All other lines              88.39         88.21           88.07           87.95         88.00         87.75         87.64
   Total                     90.92         90.80           90.85           90.89         91.01         91.03         91.01

     Careful selection of our independent agencies is a key strategy of our Company. We strive to be the primary writing company with our agents. In order to enhance our agency relationships and the likelihood of receiving the most desirable underwriting opportunities, we have ongoing, direct communications with our agency force. We believe our independent agency force has been loyal to us and that the Property and Casualty Group is the preferred carrier for most of the independent agencies that carry us. Average agency annual written premium volume is $1.7 million for all of our agencies. Agents have access to a number of company-sponsored venues designed to promote sharing of ideas, concerns and suggestions with the senior management of Erie Insurance Group with the goal of improving communications and service. These efforts have resulted in outstanding agency penetration and the ability to sustain long-term agency partnerships.

     Our agents receive commissions for premiums written, as well as promotional incentives and contingency awards. Agent contingency awards are based upon a three-year average of the underwriting profitability of the direct business written and serviced within the Erie Insurance Group by the independent agent. Commission costs rose 14.3% to $323.1 million in 2001 from $282.7 million in 2000 and 7.3% in 2000 from $263.1 million in 1999. Commission costs grew at a slower rate relative to the growth in direct premiums written in 2001 as a result of lower accruals for agent contingency awards compared to 2000. The provision for agent contingency awards totaled $15.7 million, $18.3 million and $19.9 million in 2001, 2000 and 1999, respectively. Commission costs, excluding agent contingency awards, increased 16.2% in 2001, in line with the increase in direct written premiums.

                                    PRODUCTS

     The Property and Casualty Group underwrites a broad range of insurance for risks. In 2001, personal lines comprised 72.6% of direct and affiliated assumed premium revenue while commercial lines constituted the remaining 27.4%. The core products in the personal lines are private passenger automobile (75.2%) and homeowners (22.0%) while the core commercial lines consist principally of multi-peril (37.0%), automobile (30.3%) and workers' compensation (29.2%).

     The Property and Casualty Group issues policies that contain many features not offered as standard coverages by many of our competitors. These "extras" are a major selling feature for our agents. Some examples of these features include:

     .   full replacement cost coverage with no loss cap on the percentage of insured value in our full-cost replacement homeowners policy;

     .   waiver of collision deductible in an automobile claim involving two insureds of the Property and Casualty Group;

     .   coverage for transportation expense that begins immediately after a collision;

     .   coverage for locksmith services for keys locked in cars;

     .   coverage for cost of replacing a deployed airbag;

     .   coverage for losses due to theft, loss or other unauthorized use of a credit card; and

         .  coverage for theft, misplacement or loss of jewelry.

         The growth rate of policies in force and policy retention trends impact the Company's management and property and casualty operating segments.

                           PROPERTY AND CASUALTY GROUP
 POLICIES IN FORCE AND 12-MONTH ROLLING AVERAGE POLICY RETENTION RATE BY LINE OF
                                    BUSINESS

                                               At June 30,                              At December 31,
                                           ---------------------    ---------------------------------------------------------
(amounts in thousands, except                2002        2001        2001        2000        1999        1998         1997
 percentages)                              --------- -----------    --------   --------   ----------  ----------   ----------
POLICIES IN FORCE:
Personal lines                              2,829       2,566        2,724       2,517       2,368       2,255        2,174
Commercial lines                              476         418          386         349         322         304          291
  Total policies in force                   3,305       2,984        3,110       2,866       2,690       2,559        2,465

POLICY RETENTION PERCENTAGES:
Personal policy retention percentages        91.3%       91.5%        91.3%       91.5%       91.0%       90.4%        90.9%
Commercial policy retention percentages      88.4        87.7         87.7        87.3        86.5        85.6         85.6
  Total policy retention percentages         90.9        91.0         90.9        91.0        90.5        89.4         89.7

                                  UNDERWRITING

         The Commercial Underwriting Division (Commercial Property and Commercial Automobile Underwriting and Risk Management) and the Personal Lines Underwriting Division (Personal Property and Personal Automobile Underwriting) of the Property and Casualty Group perform underwriting and processing functions, provide advice, instruction and guidance to the agency force regarding underwriting philosophy and assist other divisions in developing quality products at competitive prices to promote growth and profitability.

         We strive to maintain our position in the insurance industry as a leading writer of profitable personal and commercial automobile insurance by assessing and selecting standard and preferred risks. The Property and Casualty Group also seeks to maintain its position in the insurance industry as a leading writer of profitable personal and commercial property and liability lines by evaluating and selecting those policies believed to be good quality risks. The Property and Casualty Group "reunderwrites" by reviewing existing policies and accounts to determine which risks continue to meet underwriting qualifications and taking appropriate action regarding these policies or accounts. Loss control services are offered to policyholders via the Company's dedicated team of loss control personnel. Risk management services offered to policyholders include hazard identification and analysis, loss control program development, and establishment of safety committees and risk management training programs.

         To assure maintenance of acceptable underwriting results, we conduct an annual review of all of our agencies to identify those that do not meet our underwriting performance expectations. Agencies failing to meet our profitability criteria are subject to a detailed review. This review, conducted by senior members of management from our home and field office claims, marketing, underwriting and customer service areas, focuses on the factors affecting the property casualty underwriting results for the agency. The review process includes an evaluation of the underwriting and reunderwriting practices of the agency, completeness and accuracy of applications submitted, staffing levels and adequacy of training of agency staff and adherence by the agency to our business practice, underwriting and service standards. The review team and the agency jointly develop an action plan to improve agency processes and procedures designed to improve the underwriting profitability of the agency. We then monitor the agency's progress and underwriting performance and may take additional measures, including reducing commissions, and/or terminating the agency if underwriting profitability continues to be unacceptable.

                                     CLAIMS

         We realize that an insurance policy is also a promise of service. We use our own trained adjusters wherever possible, to assure that claims are settled quickly and fairly by personnel who know the coverages in our policies and understand our service philosophy.

         Our claims services include:

         . Prompt response standards, generally the same day, for contact with an insured after a loss is reported;

         . A toll-free number for our claims call center where Company-trained personnel handle reporting of losses after normal business hours and on weekends and holidays;

         . An automobile glass repair and replacement program for automobile claims designed to simplify and speed the claims process and permit the insured to decide who should do the repair or replacement; and

         . A direct repair program for automobile claims that allows insureds to select their own body shop and use one of numerous participating body shops that bill us directly for the repair costs less any deductible.

         These and other claims services we offer have resulted in our reputation for fast, fair and courteous claim services and the service awards we have received from independent consumer organizations.

                                   TECHNOLOGY

         In 2001, we began a comprehensive program of eCommerce initiatives in support of the Erie Insurance Group's agency force and back office policy underwriting, issuance and administration. The eCommerce program is intended to improve service and efficiency, as well as result in increased sales. We completed the first major component (network and desktop hardware deployment) of the program during the second quarter of 2002. Also, the Company completed the release of the new web interface to a limited number of agents and employees in July 2002. In August 2002, the eCommerce program took advantage of a significant business opportunity to partner with Accenture, a well-known provider of information technology services and solutions, to develop our eCommerce system called ERIEConnection(SM). We have engaged Accenture to be the chief integrator and manager of the eCommerce program and to provide the program with software applications that meet the needs of the program. Management believes this new approach, in partnership with Accenture, will allow the eCommerce program to meet budget goals set for the program.

                                FINANCIAL RATINGS

         Insurance companies are rated by rating agencies to provide insurance consumers and investors with meaningful information on the rated companies. Higher ratings generally indicate financial stability and a stronger ability to pay claims. The ratings are generally based upon factors relevant to policyholders and are not directed toward return to investors.

         The Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Company of New York and Erie Insurance Property & Casualty Company all have current ratings of A++ (superior) from A.M. Best with respect to their financial strength. Only 2.8% of the property and casualty insurance groups rated by A.M. Best held this rating as of July 11, 2002. Erie Family Life Insurance Company has an A+ (superior) rating. In evaluating an insurer's financial and operating performance, A.M. Best reviews the insurer's profitability, leverage and liquidity as well as the insurer's book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss reserves and the experience and competency of its management. We believe that the A.M. Best rating of A++ (superior) for the Property and Casualty Group's products is an important factor in marketing our property and casualty insurance to agents and customers. Each member of the Property and Casualty Group, except Erie Insurance Company of New York, has been rated AApi or its equivalent by Standard & Poor's since 1998. Erie Insurance Company of New York has been rated AApi by Standard & Poor's since 2000. The "pi" designation means that the rating is based on public information.

                                   INVESTMENTS

         Our investment strategy takes a long-term perspective emphasizing investment quality, diversification and investment returns providing liquidity for our short and long-term commitments. Investments are managed on a total return approach that focuses on both current income and capital appreciation. At June 30, 2002, our investment portfolio increased to over $915 million, representing 43.8% of total assets. For the six months ended June 30, 2002, net investment income was $26.8 million. Net investment income totaled $49.9 million in 2001, compared to $48.4 million in 2000, and $43.3 million in 1999.

                             ERIE INDEMNITY COMPANY
                        TOTAL INVESTMENTS AT MARKET VALUE

                                               At June 30,                               At December 31,
                                          --------------------     ---------------------------------------------------------
(amounts in thousands)                      2002        2001         2001        2000         1999        1998        1997
                                          --------    --------     --------    --------     --------    --------    --------
                                              (unaudited)
INVESTMENTS:
Fixed maturities                          $634,205    $519,843     $559,873    $531,546     $485,522    $441,353    $349,973
Equity securities
  Preferred stock                          146,655     139,967      130,007     109,081       99,584     112,574      84,963
  Common stock                              41,922      94,574       63,791      95,365      115,799      90,230      80,170
Limited partnerships (1)                    86,883      72,953       81,596      68,242       39,116      17,494       7,932
Real estate mortgage loans                   5,634       5,762        5,700       6,581        8,230       8,287       8,392
                                          --------    --------     --------    --------     --------    --------    --------
  Total Investments                       $915,299    $833,099     $840,967    $810,815     $748,251    $669,938    $531,430
                                          ========    ========     ========    ========     ========    ========    ========

--------------
(1)   Includes other invested assets.


                             ERIE INDEMNITY COMPANY
                            TOTAL INVESTMENTS AT COST

                                               At June 30,                               At December 31,
                                          --------------------     ---------------------------------------------------------
(amounts in thousands)                      2002        2001         2001        2000         1999        1998        1997
                                          --------    --------     --------    --------     --------    --------    --------
                                              (unaudited)
INVESTMENTS:
Fixed maturities                          $622,297    $506,024     $543,423    $524,172     $489,394    $421,102    $333,136
Equity securities
  Preferred stock                          144,622     140,294      127,725     110,555      106,625     109,355      79,361
  Common stock                              21,599      75,746       32,002      74,413       64,870      60,622      64,762
Limited partnerships (1)                    87,160      73,096       79,668      60,661       37,402      17,494       7,932
Real estate mortgage loans                   5,634       5,762        5,700       6,581        8,230       8,287       8,392
                                          --------    --------     --------    --------     --------    --------    --------
  Total Investments                       $881,312    $800,922     $788,518    $776,382     $706,521    $616,860    $493,583
                                          ========    ========     ========    ========     ========    ========    ========

--------------
(1) Includes other invested assets.

     Management considers all fixed maturities and marketable equity securities available-for-sale. These securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reported as a separate component of accumulated other comprehensive income in shareholders' equity. When a decline in the value of investments is considered to be other than temporary by management, the investments are written down in the Consolidated Statements of Operations to their realizable value.

     For common equity securities (including equity limited partnerships) where the decline in market value is more than 20% below cost for a period exceeding six months, there is a presumption of impairment. Management considers market conditions, industry characteristics and the fundamental operating results of the issuer before deciding to sell the investment at a loss or to recognize an impairment charge to operations. For common equity securities that have declined more than 20% below cost for a period exceeding twelve months, the position is either sold or recognized as impaired and a charge to operations is recognized as realized losses through the Consolidated Statements of Operations.

     For fixed maturity investments, our management analyzes all positions individually whose market value have declined below cost for a period exceeding six months. Management considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is due to changes in interest rates, changes relating to a decline in credit quality, or other issues specifically affecting the investment. Positions that have incurred market price decline of over 20% for a period greater than six months where the creditworthiness of the issuer indicates a decline that is other than temporary are either sold or recognized as impaired and reflected as a charge to the Company's operations.

     If the Company's policy for determining the recognition of impaired positions were different, the Company's Consolidated Statements of Financial Position and results of operations could be significantly impacted. Management believes its investment valuation philosophy and accounting practices result in appropriate and timely measurement of value and recognition of impairment.

     Our investments include a 21.6% common stock interest in Erie Family Life Insurance Company of $44.1 million at June 30, 2002, which is accounted for under the equity method of accounting. Dividends paid to our company for the six months ended June 30, 2002 and 2001 totaled over $828,000 and $766,000, respectively. Related to this investment, we are also due $15 million in principal in the form of a surplus note. The note bears an annual interest rate of 6.45% and all payments of interest and principal on the note may be repaid only out of unassigned surplus of Erie Family Life Insurance Company and are subject to prior approval by the Pennsylvania Insurance Commissioner. Interest of the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005.

FIXED INCOME SECURITIES

     At June 30, 2002, the carrying value of fixed income securities accounted for 69.3% of total invested assets. The Company's investment strategy achieves a balanced maturity schedule in order to moderate the effect on investment income in the event of interest rate declines in a year in which a large amount of securities are scheduled to be redeemed or mature.

                             ERIE INDEMNITY COMPANY
                    FIXED MATURITY SECURITIES AT MARKET VALUE

                                                         At June 30,                            At December 31,
                                                    ---------------------  ---------------------------------------------------------
(amounts in thousands)                                2002        2001        2001        2000        1999        1998        1997
                                                    ---------  ----------  ----------  ----------  ----------  ---------   ---------
                                                         (unaudited)
FIXED MATURITIES:
U.S. treasuries and government agencies             $ 11,748    $ 11,646    $ 11,713    $ 11,612    $ 11,051    $ 13,707    $ 13,200
State and political subdivisions                      46,832      44,011      44,121      51,959      53,118      51,600      44,771
Special revenue                                      111,800     108,398     113,418     114,566     122,096     139,235     123,901
Public utilities                                      38,065      27,072      26,270      23,564      20,318      13,416       7,331
U.S. industrial and miscellaneous                    367,543     281,691     319,308     266,061     227,176     203,695     156,582
Foreign                                               43,479      32,385      27,476      29,914      20,743       7,047       4,188
                                                    --------    --------    --------    --------    --------    --------    --------
  Total bonds                                       $619,467    $505,203    $542,306    $497,676    $454,502    $428,700    $349,973
Redeemable preferred stock                            14,738      14,640      17,567      33,870      31,020      12,653          --
                                                    --------    --------    --------    --------    --------    --------    --------
  Total fixed maturities                            $634,205    $519,843    $559,873    $531,546    $485,522    $441,353    $349,973
                                                    ========    ========    ========    ========    ========    ========    ========

                             ERIE INDEMNITY COMPANY
                   FIXED MATURITY SECURITIES AT AMORTIZED COST

                                                         At June 30,                            At December 31,
                                                    ---------------------  ---------------------------------------------------------
(amounts in thousands)                                2002        2001        2001        2000        1999        1998        1997
                                                    ---------  ----------  ----------  ----------  ----------  ---------   ---------
FIXED MATURITIES:                                        (unaudited)
U.S. treasuries and government agencies             $ 11,254    $ 11,213    $ 11,211    $ 11,216    $ 11,029    $ 13,018    $ 12,771
State and political subdivisions                      44,559      42,157      42,392      50,337      52,064      48,307      41,931
Special revenue                                      107,790     104,527     110,267     110,855     120,170     132,025     116,052
Public utilities                                      37,870      26,493      25,150      23,221      20,909      13,116       7,171
U.S. industrial and miscellaneous                    361,616     276,150     311,757     267,231     232,458     195,296     150,666
Foreign                                               44,904      32,083      26,634      30,082      21,593       7,149       4,545
                                                    --------    --------    --------    --------    --------    --------    --------
  Total bonds                                       $607,993    $492,623    $527,411    $492,942    $458,223    $408,911    $333,136
Redeemable preferred stock                            14,304      13,401      16,012      31,230      31,171      12,191          --
                                                    --------    --------    --------    --------    --------    --------    --------
  Total fixed maturities                            $622,297    $506,024    $543,423    $524,172    $489,394    $421,102    $333,136
                                                    ========    ========    ========    ========    ========    ========    ========

         At June 30, 2002, the Company's fixed maturity investments consist of 98.0% of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba/BB). Included in this investment-grade category are $248.8 million or 40.0% of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company's portfolio are rated by external agencies. Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to appropriately respond to changes in market conditions or strategic direction.

                             ERIE INDEMNITY COMPANY
                   FIXED MATURITY SECURITIES BY CREDIT QUALITY

       (amounts in thousands, except percentages)                  At June 30, 2002
                                                    ---------------------------------------------

          Moody's Equivalent                                        Estimated Fair
             Description                            Amortized Cost   Market Value      % of carry
             -----------                            --------------   ------------      ----------
       Aaa/Aa/A                                        $389,875        $404,786           63.8%
       Baa                                              219,296         216,938           34.2
       Ba/BB                                              9,301           9,241            1.5
       B                                                  2,595           2,010            0.3
       In or near default                                 1,230           1,230            0.2
                                                       --------        --------          -----
         Total                                         $622,297        $634,205          100.0%
                                                       ========        ========          =====

                             ERIE INDEMNITY COMPANY
                   FIXED MATURITY SECURITIES TERM TO MATURITY

       (amounts in thousands, except percentages)                  At June 30, 2002
                                                    ---------------------------------------------

          Moody's Equivalent                                        Estimated Fair
             Description                            Amortized Cost   Market Value      % of carry
             -----------                            --------------   ------------      ----------
       Due in less than one year                       $ 39,856        $ 40,618            6.4%
       Due in 1-5 years                                 172,046         175,338           27.7
       Due in 5-10 years                                234,773         239,266           37.7
       Due after 10 years                               175,622         178,983           28.2
                                                       --------        --------          -----
         Total                                         $622,297        $634,205          100.0%
                                                       ========        ========          =====

EQUITY SECURITIES

         Equity securities (common stock and non-redeemable preferred stock) are carried on the Consolidated Statements of Financial Position at market value. The Company's non-redeemable preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. Non-redeemable preferred stocks generally provide for fixed rates of return that, while not guaranteed, resemble fixed income securities and are paid before common stock dividends. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed.

                             ERIE INDEMNITY COMPANY
                        EQUITY SECURITIES AT MARKET VALUE

                                                At June 30,                              At December 31,
                                           ---------------------    ----------------------------------------------------------
(amounts in thousands)                       2002         2001        2001        2000         1999        1998         1997
                                           --------     --------    --------    --------     --------    --------     --------
                                                (unaudited)
COMMON STOCK:
U.S. industrials and miscellaneous         $ 38,789     $ 85,732    $ 59,709    $ 86,605     $103,132    $ 83,563     $ 71,191
U.S. banks, trusts and insurance              2,377        4,402       4,082       3,798        7,156       3,488        6,517
Foreign                                         756        4,440          --       4,962        5,511       3,179        2,462

NONREDEEMABLE PREFERRED STOCK:
U.S. industrial and miscellaneous            90,970       91,505      91,647      61,134       56,662      60,463       27,914
U.S. banks, trusts and insurance             25,097       20,382      15,565      22,125       36,694      45,338       50,248
Foreign                                      21,555       28,080      20,416      25,822        6,228       6,773        4,155
Public utilities                              9,033           --       2,379          --           --          --        2,646
                                           --------     --------    --------    --------     --------    --------     --------
  Total                                    $188,577     $234,541    $193,798    $204,446     $215,383    $202,804     $165,133
                                           ========     ========    ========    ========     ========    ========     ========


                             ERIE INDEMNITY COMPANY
                            EQUITY SECURITIES AT COST

                                                At June 30,                              At December 31,
                                           ---------------------    ----------------------------------------------------------
(amounts in thousands)                       2002         2001        2001        2000         1999        1998         1997
                                           --------     --------    --------    --------     --------    --------     --------
                                                (unaudited)
COMMON STOCK:
U.S. industrials and miscellaneous         $ 19,391     $ 65,240    $ 28,718    $ 63,662     $ 56,035    $ 53,914     $ 58,415
U.S. banks, trusts and insurance              1,791        3,651       3,284       3,651        3,887       3,522        3,138
Foreign                                         417        6,855          --       7,100        4,948       3,186        3,209

NONREDEEMABLE PREFERRED STOCK:
U.S. industrial and miscellaneous            90,870       92,948      91,185      62,266       61,109      59,858       25,909
U.S. banks, trusts and insurance             24,226       20,103      14,685      22,094       38,708      42,807       46,901
Foreign                                      20,475       27,243      19,485      26,195        6,808       6,690        3,932
Public utilities                              9,051           --       2,370          --           --          --        2,619
                                           --------     --------    --------    --------     --------    --------     --------
  Total                                    $166,221     $216,040    $159,727    $184,968     $171,495    $169,977     $144,123
                                           ========     ========    ========    ========     ========    ========     ========

LIMITED PARTNERSHIPS

         The Company's limited partnership investments include U.S. and foreign private equity, real estate and fixed income investments. During the first six months of 2002, limited partnership investments increased $5.3 million to $86.8 million. Fixed income and real estate limited partnerships, which comprise 42.8% of the total limited partnerships, produce a predictable earnings stream while private equity partnerships, which comprise 57.2% of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.

         The Company has outstanding commitments to invest up to $110 million related to these limited partnership investments at June 30, 2002. These commitments will be funded as required through the end of the respective investment periods, which typically span three to five years and generally expire in 2005. At June 30, 2002, the total commitment to fund limited partnerships that invest in private equity securities is $82 million, real estate activities $16 million and fixed income securities $12 million. At June 30, 2002, no one commitment exceeded $7.5 million, or 6.8%, of the outstanding commitment amount. The Company has sufficient cash flows from operations to meet these partnership commitments.

DERIVATIVES

         During 2001, we entered into several foreign currency forward contracts that are by definition derivatives. The purpose of these contracts is to partially hedge future capital calls related to our limited partnership commitments. However, under accounting rules, these contracts are not considered hedges. The forward contracts have no cash requirements at the inception of the arrangement. At June 30, 2002, the notional amount of the contracts outstanding totaled $1.7 million. For the quarter ended June 30, 2002, changes in value totaling $89,000 were recognized currently in earnings as realized gains in the Consolidated Statements of Operations. Gains on these contracts totaled $99,000 for the six months ended 2002 and $46,000 in 2001.

SECURITIES LENDING PROGRAM

         Our Company participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time through a lending agent. A fee is paid to us by the borrower. Collateral, comprised of cash and government securities, is maintained by the lending agent. The Company has an indemnification agreement with the lending agent in the event a borrower becomes insolvent or fails to return securities. The Company had loaned securities with a market value of $17.4 million and $44.9 million secured by collateral of $18.0 million and $45.9 million at June 30, 2002 and 2001, respectively. The loaned securities are maintained on the Consolidated Statements of Financial Position as a part of invested assets. We have incurred no losses on the loan program since its inception.

               RESERVES FOR OUR PROPERTY AND CASUALTY SUBSIDIARIES

         Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not yet reported. The estimated loss reserve for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved and knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Estimates of reserves for unreported claims and loss settlement expenses are determined on the basis of historical information by line of business as adjusted to current conditions. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

         The process of estimating the liability for unpaid losses and loss adjustment expenses is inherently judgmental and can be influenced by factors subject to variation. Possible sources of variation include claim frequency and severity, changing rates of inflation as well as changes in other economic conditions, judicial trends and legislative changes. It is unlikely that future losses and loss adjustment expenses will develop exactly as projected. We continually refine reserves as experience develops and new information becomes known. We reflect adjustments to reserves in the results of operations in the periods in which the estimates are changed. With the exception of reserves relating to certain workers' compensation cases, which have been discounted at 2.5% since 1998, loss reserves are not discounted.

         The following table sets forth the development of our property and casualty subsidiaries' net reserves for unpaid losses and loss adjustment expense from 1992 through 2001, the period that our property and casualty subsidiaries have assumed underwriting activity under the intercompany pool. The table has been computed on a statutory basis to better reflect our results under the intercompany pooling arrangement and does not include the anticipated salvage and subrogation to be recovered on these losses in the future, but does include salvage and subrogation collected in subsequent periods.

          PROPERTY AND CASUALTY SUBSIDIARIES OF ERIE INDEMNITY COMPANY

           NET RESERVES FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

                                                                 Year Ended December 31,
                                 --------------------------------------------------------------------------------------------
(amounts in millions)             2001     2000      1999     1998      1997     1996     1995      1994     1993      1992
                                 ------   ------    ------   ------    ------   ------   ------    ------   ------    -------
Reserve for unpaid losses
and loss adjustment expense      $122.3   $105.7     $98.1    $94.4     $92.5    $87.7    $82.0     $71.3    $67.2     $62.7
                                 ------

DEVELOPMENT OF LIABILITY AS OF:

One year later                             111.9     104.4     93.7      90.2     88.5     79.7      67.0     61.8      59.0
                                           -----
Two years later                                      106.4     95.5      89.7     88.7     81.5      67.3     59.3      55.9
                                                     -----
Three years later                                              97.2      90.4     88.2     82.8      71.1     60.6      53.9
                                                               ----
Four years later                                                         90.9     87.6     83.3      72.2     66.0      56.4
                                                                         ----
Five years later                                                                  88.1     82.4      73.5     67.5      61.1
                                                                                  ----
Six years later                                                                            83.5      72.4     68.9      63.0
                                                                                           ----
Seven years later                                                                                    73.5     68.3      64.4
                                                                                                     ----
Eight years later                                                                                             69.3      63.9
                                                                                                              ----
Nine years later                                                                                                        64.8
                                                                                                                        ----
Cumulative (deficiency)                  (   6.2)   (  8.3)  (  2.8)      1.6   (  0.4)  (  1.5)   (  2.2)  (  2.1)   (  2.1)
                                          ======     =====    =====      ====    =====    =====     =====    =====     =====
excess


CUMULATIVE AMOUNT OF
  LIABILITY PAID THROUGH:

One year later                            $ 41.2     $38.9    $33.6     $31.3    $32.6    $29.3     $22.1    $24.2     $22.0
                                          ------
Two years later                                      $59.2    $52.4     $48.3    $48.7    $44.7     $36.2    $34.9     $34.2
                                                     -----
Three years later                                             $63.9     $59.2    $57.8    $53.9     $44.7    $42.2     $39.3
                                                              -----
Four years later                                                        $65.5    $63.5    $59.4     $49.8    $46.5     $43.3
                                                                        -----
Five years later                                                                 $67.4    $62.5     $53.2    $49.1     $45.6
                                                                                 -----
Six years later                                                                           $64.8     $55.0    $51.3     $47.1
                                                                                          -----
Seven years later                                                                                   $56.5    $52.6     $48.5
                                                                                                    -----
Eight years later                                                                                            $53.7     $49.4
                                                                                                             -----
Nine years later                                                                                                       $50.2
                                                                                                                       -----

Additional information with respect to the reserve activity of our property and casualty subsidiaries may be found at Notes to Consolidated Financial Statements -- Note 2 -- Significant Accounting Policies on page F-12.

         The top line shows the estimated liability that was recorded at the end of each of the indicated years for all current and prior year unpaid losses and loss expenses. The upper portion of the table shows re-estimations of the original recorded reserve as of the end of each successive year. The estimate is increased or decreased as payments are made and more information becomes known about the development of remaining unpaid claims. The lower portion of the table shows the cumulative amount paid in succeeding years for losses incurred prior to the Statement of Financial Position date. The cumulative deficiency or redundancy represents the aggregate amount by which original estimates of reserves as of that year-end have changed in subsequent years. An excess in reserves means that reserves established in prior years exceeded actual losses and loss adjustment expenses or were reevaluated at less than the originally reserved amount. A deficiency in reserves means that the reserves established in prior years were less than actual losses and loss adjustment expenses or were reevaluated at more than the originally reserved amount.

         We do not discount reserves except for workers' compensation reserves on a non-tabular basis. The reserves are discounted at a risk-adjusted 2.5% interest rate as permitted by the Insurance Department of the Commonwealth of Pennsylvania. The discount rates used are based upon the Property and Casualty Group's historical workers' compensation payout pattern. Our reserve liability, as a result of this discounting, is reduced by $2.4 million, $1.5 million, $1.4 million and $1.6 million at December 31, 2001, 2000, 1999 and 1998, respectively. We did not discount reserves before 1998.

         The 2001 unpaid losses and loss adjustment expenses reserve of $122.3 million includes the Property and Casualty Group's share of estimated incurred losses from the unaffiliated reinsurance business stemming from the September 11th attack on the World Trade Center. Incurred losses are the total losses sustained by an insurer or reinsurer under its policies or contracts, whether paid or unpaid, and include a provision for incurred but not reported losses. The portion of World Trade Center losses recorded by our property and casualty subsidiaries after giving effect to recoveries from the excess of loss agreement with the Exchange was $5.8 million, or $0.06 per share after taxes. The Property and Casualty Group is exposed to both direct and reinsurance losses arising from possible future terrorist actions.

         Adverse development on loss reserves established for the year ended December 31, 2000 was the result of an increase in loss severity experienced by the Property and Casualty Group's direct business related to its automobile liability and workers' compensation lines of business. Adverse development on loss reserves established for the year ended December 31, 1999 was the result of an increase in loss severity experienced by the Property and Casualty Group on its direct business and additional losses on its voluntary assumed reinsurance business related to the late December 1999 European wind storms.

                 REINSURANCE OF THE PROPERTY AND CASUALTY GROUP

         In recent years, the Property and Casualty Group has not purchased treaty reinsurance, including catastrophe reinsurance, because management concluded, during our periodic assessment of the Property and Casualty Group's catastrophe exposure, that the benefits of such coverage were outweighed by the costs of such coverage in light of the Exchange's substantial surplus and its ratio of net premiums written to surplus. Treaty reinsurance is an agreement between a ceding company and a reinsurer reinsuring a specified type or category of risk defined in the agreement. Under a typical reinsurance treaty, the ceding company is obligated to offer and the reinsurer is obligated to accept a specified portion of all such type or category of risk originally insured or reinsured by the ceding company. Because the Exchange has a 94.5% participation in the Property and Casualty Group's underwriting results and provides reinsurance for the 5.5% participation in the underwriting results of our subsidiaries, the Exchange's financial condition could be adversely affected by insurance losses to a greater extent than if reinsurance coverage were maintained. We do maintain facultative reinsurance on individual risks that exceed our current risk retention guidelines. Facultative reinsurance is the reinsurance of part or all of the insurance provided by a single policy negotiated on a contract-by-contract basis. Management is currently reviewing the desirability of purchasing treaty reinsurance in light of recent catastrophes and terrorist attacks.

                               BUSINESS VOLATILITY

         The Company's management fee is earned when premiums are written as substantially all of the services performed by the Company, including sales, underwriting and policy issuance are completed. Historically, due to policy renewal and sales patterns, writings are strongest in the second and third quarters of the calendar year. While loss and loss adjustment expenses are not entirely predictable, historically such costs have been greater during the third and fourth quarters, influenced by the weather in the geographic regions where the Property and Casualty Group operates.

         The profitability of the property and casualty insurance business can be influenced by many external factors some of which include rate competition, the severity and frequency of claims, terrorist actions, natural disasters, state regulation of premium rates, other competitive factors, defaults of reinsurers, investment market conditions, general business conditions, court decisions that define and may expand the extent of coverage and the amount of compensation due for injuries and losses.

                                   COMPETITION

         The property and casualty markets in which the Property and Casualty Group operates are highly competitive. Property and casualty insurers generally compete on the basis of customer service, price, brand recognition, coverages offered, claim handling ability, financial stability and geographic coverage. In addition, because the insurance products of the Property and Casualty Group are marketed exclusively through independent insurance agents, these agents have the opportunity to represent more than one company. The Property and Casualty Group, thus, potentially faces competition within its appointed agencies based on product, price and service relationships.

         Market competition bears directly on the price charged for insurance products and services, subject to the regulatory limitations. Growth is driven by a company's ability to provide insurance services at a price that is reasonable and acceptable to the customer. In addition, the marketplace is affected by available capacity of the insurance industry. Industry surplus expands and contracts primarily in conjunction with profit levels generated by the industry. Growth is the product of a company's ability to retain existing customers and to attract new customers as well as movement in the average premium per policy charged by the Property and Casualty Group. Firming pricing in 2001 and the first six months of 2002 and a return to "hard market" conditions, particularly for commercial and personal insurance, have allowed the Property and Casualty Group to raise premium rates or maintain current premium rates to gain competitive advantage in the insurance marketplace.

         We follow several strategies in managing the property and casualty insurers of the Property and Casualty Group that our management believes will result in underwriting performance that exceeds those of the property and casualty industry in general. First, we employ an underwriting philosophy and product mix targeted to produce an Property and Casualty Group-wide underwriting profit, i.e., a combined ratio of less than 100% on a long-term basis, through careful risk selection, rational pricing and prompt fair claims settlement practices. The careful selection of risks allows for lower claims frequency and loss severity, thereby enabling insurance to be offered at favorable prices. The Property and Casualty Group, as well as the property and casualty industry in general, experienced increased loss severity in private passenger automobile, homeowners and commercial lines in 2001 and the first six months of 2002. As a result, the loss and loss adjustment expense of the Property and Casualty Group outpaced premiums earned. The firming of automobile pricing in the second half of 2001 along with deteriorating loss cost trends have allowed us to begin raising automobile insurance premium rates to mitigate underwriting losses. All policies issued by the Property and Casualty Group are for a one-year term. Therefore, the impact of the rate increases will take 24 months before the full impact is recognized in the premium revenues of the Company.

         Second, management focuses on consistently providing superior service to policyholders and agents in both underwriting and claims handling. The Property and Casualty Group's ability to provide superior customer service is reflected in its policy retention and new policy growth rates. Policy retention remained excellent at 90.9%, 90.9%, 91.0% and 90.5% for the twelve months ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999, respectively, for all lines of business combined. Continued improvement in new policy growth drove the gains experienced in the Property and Casualty Group's direct written premium. Policies in force increased at an annualized rate of 10.8% to 3.3 million at June 30, 2002, 8.5% to 3.1 million in 2001 from 2.9 million in 2000 and 6.5% in 2000 from 2.7 million in 1999.

         Third, we maintain a business model designed to provide the advantages of localized marketing and claims servicing with the economies of scale from centralized accounting, administrative, underwriting, investment, information management and other support services.

         Finally, the Property and Casualty Group carefully selects the independent agencies that represent it and seeks to be the lead company with its agents in order to enhance the agency relationship and the likelihood of receiving the most desirable underwriting opportunities from its agents. The Property and Casualty Group has ongoing, direct communications with its agency force. Agents have access to a number of company-sponsored venues designed to promote sharing of ideas, concerns and suggestions with the senior management of the Property and Casualty Group with the goal of improving communications and service. These efforts have resulted in outstanding agency penetration and the ability to sustain long-term agency partnerships.

                              GOVERNMENT REGULATION

         The property and casualty insurers we manage are subject to supervision and regulation in the states in which they transact business. The primary purpose of such supervision and regulation is the protection of policyholders. The extent of such regulation varies, but generally derives from state statutes that delegate regulatory, supervisory and administrative authority to state insurance departments. Accordingly, the authority of the state insurance departments includes the establishment of standards of solvency that must be met and maintained by insurers, the licensing to do business of insurers and agents, the nature of the limitations on investments, the approval of premium rates for property and casualty insurance, the provisions that insurers must make for current losses and future liabilities, the deposit of securities for the benefit of policyholders, the approval of policy forms, notice requirements for the cancellation of policies and the approval of certain changes in control. In addition, many states have enacted variations of competitive rate-making laws that allow insurers to set certain premium rates for certain classes of insurance without having to obtain the prior approval of the state insurance department. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies.

         The Property and Casualty Group may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments to fund policyholder losses or liabilities of insolvent insurance companies. Depending on state law, insurers can be assessed an amount that is generally equal to between 1% and 2% of premiums written for the relevant lines of insurance in that state each year to pay the claims of an insolvent insurer. Certain states permit these assessments, or a portion thereof, to be recorded as an offset to future premium taxes. The Property and Casualty Group has made accruals for their portion of assessments related to such insolvencies to the extent they can be estimated, based upon the most current information furnished by the guaranty associations.

         The Property and Casualty Group is also required to participate in various involuntary insurance programs for automobile insurance, as well as other property and casualty lines, in states in which such companies operate. These involuntary programs provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage in the voluntary market. These programs include joint underwriting associations, assigned risk plans, fair access to insurance requirements ("FAIR") plans, reinsurance facilities and windstorm plans. Legislation establishing these programs generally provides for participation in proportion to voluntary premium writings of related lines of business in that state. Generally, state law requires participation in such programs as a condition to doing business in that state. The loss ratio on insurance written under involuntary programs has traditionally been greater than the loss ratio on insurance in the voluntary market; however, the impact of these involuntary programs on the Property and Casualty Group has been immaterial.

         Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in the holding company system is required to register with the insurance supervisory authority of its state of domicile and furnish information regarding the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the respective insurance departments may examine us and the Property and Casualty Group at any time, require disclosure of material transactions with the insurers and us as an insurance holding company and require prior approval of certain transactions between us and the Property and Casualty Group.

         All transactions within the holding company system affecting the insurers we manage are filed with the applicable insurance departments and must be fair and reasonable. Approval of the applicable insurance commissioner is required prior to the consummation of transactions affecting the control of an insurer. In some states, the acquisition of 10% or more of the outstanding common stock of an insurer or its holding company is presumed to be a change in control.

         As a public company, we are subject to the corporate governance standards set forth in the recently enacted Sarbanes-Oxley Act of 2002 and other recent changes to the federal securities laws, as well as any rules or regulations that may be promulgated by the Securities and Exchange Commission or the Nasdaq Stock Market(SM). Compliance with these standards, rules and regulations, as well as with accelerated filing requirements that have recently been enacted, impose additional administrative costs and burdens on us.

                              FINANCIAL REGULATION

         Our property and casualty insurance subsidiaries are required to file financial statements prepared in accordance with statutory accounting principles ("SAP"). The adjustments necessary to reconcile the net income and shareholders' equity of our property and casualty insurance subsidiaries' prepared in accordance with SAP to net income and shareholders' equity prepared in accordance with GAAP are as follows:

                       ERIE INDEMNITY COMPANY SUBSIDIARIES
                        GAAP RECONCILIATION OF NET INCOME

                                                   Six Months Ended
                                                        June 30,                        Year Ended December 31,
                                                  -------------------- ------------------------------------------------------
(amounts in thousands)                               2002       2001      2001        2000       1999       1998       1997
                                                  ---------  --------- ----------- ---------- ---------- ---------- ---------
                                                      (unaudited)
SAP net income (loss) ........................... $ (4,918)  $  2,532   $ (4,929)   $  5,091   $  9,546   $ 14,663   $  8,446
ADJUSTMENTS:
  Deferred policy acquisition costs .............    3,097      2,210      3,816       1,798        542        580        742
  Deferred income taxes .........................    1,467       (292)     1,392          32        226     (1,855)     1,409
  Federal alternative minimum tax credit
      recoverable ...............................        0          0          0         188          0        795     (1,815)
  Salvage and subrogation .......................        0          0        312         221        158         12         94
  Incurred premium adjustment ...................   (2,097)    (1,210)    (1,816)       (798)      (542)      (580)      (742)
  Other .........................................       95        152         83          10        (59)        (3)       (78)
                                                  --------   --------   --------    --------   --------   --------   --------
GAAP net income (loss) .......................... $ (2,356)  $  3,392   $ (1,142)   $  6,542   $  9,871   $ 13,612   $  8,056
                                                  ========   ========   ========    ========   ========   ========   ========

                       ERIE INDEMNITY COMPANY SUBSIDIARIES
                   GAAP RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                       At June 30,                          At December 31,
                                                  -------------------- ------------------------------------------------------
(amounts in thousands)                               2002       2001      2001        2000       1999       1998       1997
                                                  ---------  --------- ----------- ---------- ---------- ---------- ---------
                                                      (unaudited)
SAP shareholders' equity ........................ $ 88,073   $ 99,400   $ 92,128    $ 89,637   $ 81,709   $ 74,348   $ 60,628
ADJUSTMENTS:
  Deferred policy acquisition costs .............   20,115     15,412     17,018      13,202     11,405     10,863     10,284
  Difference between GAAP and SAP deferred
      income taxes ..............................   (1,598)    (2,023)      (354)      3,569      3,350      4,143      5,998
  Federal alternative maximum tax credit
      recoverable ...............................        0          0          0           0          0     (1,020)    (1,815)
  Salvage and subrogation .......................    3,661      3,349      3,661       3,349      3,128      2,970      2,957
  Statutory reserves ............................        0          0          0         865      2,656      2,619      1,823
  Incurred premium adjustment ...................  (16,115)   (13,412)   (14,018)    (12,202)   (11,405)   (10,863)   (10,284)
  Unrealized gains net of deferred taxes ........    5,625      4,271      4,722       2,331         38      7,653      6,697
  Other .........................................      330        160        223           7         (3)         0          8
                                                  --------   --------   --------    --------   --------   --------   --------
GAAP shareholders' equity ....................... $100,091   $107,157   $103,380    $100,758   $ 90,878   $ 90,713   $ 76,296
                                                  ========   ========   ========    ========   ========   ========   ========

         Effective January 1, 2001, the NAIC adopted the Codification of Statutory Accounting Principles (Codification) as the NAIC-supported basis of accounting. Codification resulted in changes to the SAP-based financial statements of our property and casualty insurance subsidiaries, the most significant of which was the recording of statutory deferred taxes for certain of the property and casualty insurance subsidiaries. The total cumulative adjustment increased the statutory surplus of our property and casualty insurance subsidiaries by $4.4 million as of January 1, 2001.

         The NAIC has adopted risk-based capital ("RBC") standards that require insurance companies to calculate and report statutory capital and surplus needs based on a formula measuring underwriting, investment and other business risks inherent in an individual company's operations. These RBC standards have not affected the operation of our property and casualty insurance subsidiaries and affiliates because each of them has statutory capital and surplus in excess of RBC requirements.

                             ERIE INSURANCE EXCHANGE

                                     GENERAL

         Erie Insurance Exchange was organized in Pennsylvania in 1925 as a reciprocal insurance exchange. A reciprocal insurance exchange is a group of individuals, corporations or entities who, as subscribers, agree to exchange contracts of insurance (policies) and share insurance risks among themselves, and whose affairs are managed by an attorney-in-fact appointed at the time of application for insurance. The Exchange pays us a management fee of 25% of direct and assumed premiums written as compensation for (i) acting as the attorney-in-fact for the Exchange, (ii) managing the business and affairs of the Exchange and (iii) paying certain general administrative expenses not part of the settlement of losses or the management of investments. We recognize as income management fees due from the Exchange when the premiums are written because at that time we have performed substantially all of the services we are required to perform including sales, underwriting and policy issuance activities, but currently such fees are not paid to us by the Exchange until it collects the premiums.

         Flagship City Insurance Company is a Pennsylvania-based, wholly owned subsidiary of Erie Insurance Exchange that writes Pennsylvania assigned risk automobile and workers' compensation business.

         The principal entity in the Erie Insurance Group, the Exchange wrote $2.0 billion in direct premiums in 2001 and is the 26th largest writer of property and casualty insurance in the United States as measured by direct premiums according to A.M. Best. Premiums written in Pennsylvania accounted for 59% of the Exchange's direct written premiums in 2001. Under the pooling arrangement in place between the Property and Casualty Group, all property and casualty business is ceded to the Exchange. This pooling arrangement provides for Erie Insurance Company and Erie Insurance Company of New York to share proportionately through retrocession in the results of the Property and Casualty Group, except for the provisions of the excess of loss reinsurance agreement discussed below. Erie Insurance Company's and Erie Insurance Company of New York's proportionate share of the reinsurance pool is 5.0% and 0.5% percent, respectively.

         The Exchange has A.M. Best's highest rating of A++ (superior). On a statutory basis, the Exchange had total assets of $6.6 billion, total liabilities of $4.1 billion and policyholders' surplus of $2.5 billion, as of June 30, 2002. The Exchange owns a 53.5% stake in Erie Family Life Insurance Company, an affiliated life insurance and annuity provider.

         The selected financial data of the Exchange presented below as of and for the years ended December 31, 1997 through 2001 are derived from annual statements prepared in accordance with statutory accounting principles that were audited by our independent auditors. The financial statements of the Exchange included in these annual statements are prepared in accordance with Statutory Accounting Principles required by the NAIC Accounting Practices and Procedures Manual, as modified to include prescribed or permitted practices of the Commonwealth of Pennsylvania. The selected financial data below as of and for the six months ended June 30, 2001 and 2002 is derived from the Exchange's unaudited financial statements prepared in accordance with statutory accounting principles. In the opinion of management, all adjustments consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. The financial data set forth below is only a summary.

                             ERIE INSURANCE EXCHANGE
                         SELECTED FINANCIAL INFORMATION

                                              Six Months Ended
                                                  June 30,                              Year Ended December 31,
                                           -----------------------  -------------------------------------------------------------
(amounts in thousands)                        2002         2001        2001         2000        1999         1998         1997
                                           ----------   ----------  ----------  -----------  ----------   ----------   ----------
                                                 (unaudited)
INCOME STATEMENT INFORMATION:
Net premiums earned                        $1,386,306   $1,172,885  $2,422,600   $2,161,034  $2,039,791   $1,971,525   $1,877,270
Loss and loss adjustment expenses           1,117,656      921,690   2,150,749    1,714,487   1,509,895    1,372,705    1,375,643
Insurance underwriting and other expenses     466,004      353,401     766,304      624,622     576,031      568,149      520,648
                                           ----------   ----------  ----------  -----------  ----------   ----------   ----------
Net underwriting (loss) income             $ (197,354)  $ (102,206) $ (494,453)  $ (178,075) $  (46,135)  $   30,671   $  (19,021)
Investment income (loss), net                  39,161      130,552    (421,754)     347,582     428,874      378,845      365,393
Federal income tax expense (benefit)          (36,184)      (1,838)   (300,257)      42,433     102,339      102,917       86,627
                                           ----------   ----------  ----------  -----------  ----------   ----------   ----------
Net income (loss)                          $ (122,009)  $   30,184  $ (615,950)  $  127,074  $  280,400   $  306,599   $  259,745
                                           ==========   ==========  ==========   ==========  ==========   ==========   ==========

BALANCE SHEET INFORMATION:
Cash and invested assets                   $5,686,009   $6,298,901  $5,990,511   $6,357,658  $6,860,008   $5,604,496   $4,670,320
Total assets                                6,571,174    6,977,695   6,998,794    6,969,746   7,415,176    6,174,590    5,204,856
Claims and unearned premium reserves        3,481,631    2,812,585   3,200,836    2,654,300   2,463,806    2,388,958    2,328,230
Total liabilities                           4,060,211    3,430,235   3,953,243    2,847,861   2,660,713    2,582,998    2,490,465
Policyholders' surplus (1)(2)               2,510,963    3,547,460   3,045,551    4,121,885   4,754,462    3,591,592    2,714,391

------------
(1) Periods beginning after January 1, 2001 are computed taking into consideration changes in statutory accounting principles required by the NAIC Accounting Practices and Procedures Manual. An adjustment made on January 1, 2001 as a result of such changes decreased policyholders' surplus by $523.8 million.
(2) Under a practice prescribed by the Commonwealth of Pennsylvania, unearned premium reserves are reduced (and policyholders' surplus increased) by the amount of the management fee ultimately payable by the Exchange to us correlating to premiums not yet earned at the respective financial statement date. At December 31, 2001, this amount was $240.9 million.

                           PERFORMANCE OF THE EXCHANGE

OVERVIEW OF FINANCIAL RESULTS

         The Exchange has a 94.5% participation in the underwriting results of the Property and Casualty Group.

         In 1997 and 1998, soft market conditions in the property and casualty insurance industry created severe price competition in commercial and personal lines of insurance, including private passenger automobile, the Property and Casualty Group's largest line of business. Lower pricing on private passenger automobile insurance was driven by changing driver demographics, safer cars, tougher drunk driving laws and other factors that reduced automobile insurance loss costs. Emerging forms of distribution, including direct response writers who spent a considerable amount of money on advertising in order to build brand awareness, intensified competition. Competitors targeted the Property and Casualty Group's private passenger automobile policyholders by offering them lower insurance rates. Management believed the loss of these customers would have adversely affected the Property and Casualty Group since its policyholder base would have included a greater percentage of drivers with higher loss costs. Higher average premium rates would then be required to be charged to these less profitable policyholders, which would have exacerbated the competitive rate problem. These competitive conditions resulted in slower new policy growth and declines in policy retention rates for the Property and Casualty Group. Management viewed these competitive effects as a serious threat to the well-being of the Property and Casualty Group.

         Following discussions with our board of directors in 1998, management decided to reduce premium rates in 1998 and 1999 to remain price competitive in order to retain the Property and Casualty Group's most profitable customers. Management discussed with our board that one effect of these pricing actions would be to reduce underwriting profitability, with a consequent reduction in surplus. All policies issued by the Property and Casualty Group are for a one-year term. Therefore, it takes one year for a rate change to be effective and another year to be recognized fully in the underwriting results of the Property and Casualty Group. As a result, the 1998 and 1999 premium rate reductions negatively affected the Property and Casualty Group's underwriting results in 2000 and 2001. We believe the lower, more competitive private passenger automobile premium rates have been an important factor in stronger new policy growth and a return to traditional retention rates for the Property and Casualty Group in 2002.

         The Property and Casualty Group has responded to underwriting losses in its direct business in light of changing competitive positions in a number of ways, including:

         .  adopting stricter underwriting requirements;

         .  restricting policy coverages;

         . increasing the emphasis on reviewing existing policies and accounts to determine which risks continue to meet underwriting guidelines and taking appropriate action regarding those policies and accounts that do not;

         . continuing the focus on claims strategies to reduce claims severity, such as reducing claims fraud; and

         .  raising premium rates on its direct lines of business.

         The Property and Casualty Group began raising premium rates on its direct lines of insurance in 2001, and has continued to file and receive approval for significant premium rate increases for 2002 and 2003. Through September 1, 2002, the calendar year impact of premium rate increases approved by regulators, filed and unapproved by regulators and anticipated filings not yet filed amounted to $124 million for 2002 and $129 million for 2003. In most instances, a combination of these measures has been employed to address underwriting losses in a particular line of business or line of business within a particular state.

         Since it takes one year for rate changes to become effective and another year to be recognized fully in the underwriting results of the Property and Casualty Group, management believes increased pricing, together with these other measures, will help to reduce the Property and Casualty Group's underwriting losses for future accident years, excluding catastrophe losses, as long as increases in loss costs do not exceed the effect of the measures taken. The Property and Casualty Group continually monitors its accident year loss costs and takes actions designed to lower or offset its loss costs.

         In 1999, 2000, and 2001, the Property and Casualty Group also incurred significant underwriting losses from its non-affiliated assumed reinsurance business. In late December 1999, significant assumed reinsurance losses were incurred from severe wind storms in Western Europe, which also affected incurred losses in 2000 as a result of adverse loss reserve development related to these storms. In 2001, the Property and Casualty Group incurred a $150 million loss from assumed reinsurance related to the World Trade Center terrorist attack. Other significant losses were incurred in 2000 and 2001 by the Property and Casualty Group from non-affiliated assumed reinsurance.

         The Property and Casualty Group has also taken action to respond to underwriting losses in its non-affiliated assumed reinsurance business. In 2002, the Property and Casualty Group reunderwrote all of its assumed reinsurance treaties. A significant number of treaties were cancelled, and total aggregate limits on the treaties written were reduced significantly. Reinsurance premium rates also were increased significantly, rising 40% to 50%. Finally, terrorism coverage was specifically excluded from all reinsurance treaties entered into in 2002. Management believes these measures will significantly improve the 2002 accident year results for the non-affiliated assumed reinsurance business of the Property and Casualty Group.

         In 1985, the Exchange increased its investments in common equities as a core element of its investment strategy. Prior to the more recent decline in the equity markets, the Exchange's common equities portfolio had grown at December 31, 1999 to a market value of $3.8 billion including unrealized appreciation of $2.6 billion. However, as a result of the recent downturn in the equity markets, the common equities portfolio of the Exchange has experienced a decline in value. From its inception in 1985 through June 30, 2002, the the common equities portfolio of the Exchange has produced returns, inclusive of realized and unrealized gains (net of losses) and dividend income, in excess of $1.8 billion.

         At June 30, 2002, the Exchange had investments in marketable securities of approximately $5.2 billion, which included investments in unaffiliated common equity securities of approximately $2.4 billion with a cost basis of $1.3 billion. Investments in marketable securities and marketable common equity securities comprised 78.8% and 37.4%, respectively, of the Exchange's admitted assets at June 30, 2002. Management believes the Exchange's concentration of investment in marketable common equity securities is greater than that of most of its competitors. All of the Exchange's marketable security investments are subject to market volatility. The Exchange's marketable securities have exposure to price risk and the volatility of the capital markets and general economic conditions. The stock market decline in 2002 has reduced the value of the Exchange's marketable securities by $747.0 million during the first six months of 2002, compared to $195.4 million during the first six months of 2001.

         Management believes that the Exchange's focus on investments in common equities has produced a higher rate of return since 1985 than the Exchange would have realized if its investment portfolio had included a lesser amount of common equities.

SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

         The Exchange recorded a net loss of $122.0 million in the first six months of 2002, compared to net income of $30.2 million for the same period in 2001. Premiums earned increased 18.2% for the six months ended June 30, 2002, to $1.4 billion from $1.2 billion for the same period in 2001. The strong premium growth was outpaced by greater loss and underwriting expenses in 2002. The Exchange also recognized $74.8 million in net realized losses from investments in 2002 on the sale of securities and related charges for impairments in investment values.

         The underwriting loss recorded by the Exchange totaled $197.4 million in the first six months of 2002, compared to a loss of $102.2 million for the same period in 2001. Catastrophe losses were partly responsible for the increased losses and totaled $67.8 million for the six months ended June 30, 2002, compared to $2.0 million for the same period in 2001. Losses resulting from spring wind and hail storm related events and categorized as catastrophes by the Property and Casualty Group totaled $59.7 million in 2002. Increased underwriting expenses also contributed to the increased underwriting loss in the first six months of 2002 when compared to 2001. Included in the underwriting expenses are the Exchange's share of eCommerce initiative expenses covered under the technology cost sharing agreement that totaled $35.3 million for the six months ended June 30, 2002 compared to $3.3 million for the same period in 2001.

         Net investment income totaled $39.2 million and $130.6 million for the six months ended June 30, 2002 and 2001, respectively. Investment income from interest, dividends and rent increased 15.2 percent to $114.0 million for the first half of 2002 from $99.0 million for the same period in 2001. Realized losses on investments totaled $74.8 million in the first six months of 2002, compared to realized gains of $31.6 million in 2001. Impairment charges of investments with declines in value considered by management to be other than temporary totaled $82.5 million for the six months ended June 30, 2002, including $14.1 million related to securities of WorldCom Group. There were no such charges recorded in the first half of 2001.

         Unrealized capital losses, net of deferred taxes, totaled $439.4 million and $141.7 million for the six months ended June 30, 2002 and 2001, respectively. In the first six months of 2002, the Exchange's policyholders' surplus declined by $534.6 million. Policyholders' surplus totaled $2.5 billion at June 30, 2002.

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

         The Exchange recorded a net loss of $616.0 million in 2001, compared to net income of $127.1 million in 2000 and $280.4 million in 1999. Premiums earned increased 12.1% in 2001, to $2.4 billion from $2.2 billion in 2000, and 5.9% in 2000 from $2.0 billion in 1999. While the premium growth was strong, the Exchange incurred greater losses and loss adjustment expenses in 2001. The Exchange also recognized $622.1 million in net realized losses from investments in 2001 on the sale of securities and related charges for impairments in investment values.

         The underwriting loss during 2001 was $494.5 million, compared to losses of $178.1 million recorded in 2000 and $46.1 million recorded in 1999. The 2001 underwriting loss largely resulted from significant premium rate reductions implemented in 1998 and 1999 in response to the intensely competitive conditions in the private passenger automobile lines of business and higher claims severity in private passenger and commercial automobile and workers' compensation insurance, as well as losses from assumed reinsurance, some of which relate to the September 11th terrorist attack on the World Trade Center. The Exchange's estimated incurred losses from the World Trade Center terrorist attack assumes that the attack is considered one event. The Exchange's potential exposure would increase between approximately $47 million and $71 million if the attack is considered two events. The 2000 underwriting results were negatively impacted by the adverse loss development experienced in the Exchange's reinsurance operations, specifically adverse loss development during calendar year 2000 from end of December 1999 European wind storms.

         Net investment losses totaled $421.8 million in 2001 compared to net investment income of $347.6 million in 2000 and $428.9 million in 1999. Investment income from interest, dividends and rent declined 7.8% to $200.4 million in 2001 from $217.3 in 2000 and increased 3.4% in 2000 from $210.2 million in 1999. Investment income dropped in 2001, due to reduced earnings from limited partnership investments and interest rate declines on the

Exchange's bond portfolio. Realized losses on investments totaled $622.1 million in 2001, compared to realized gains of $130.2 million in 2000 and $218.7 million in 1999. The Exchange recognized realized losses in 2001 as a result of the sale of securities and charges for other than temporary impairments of common and preferred stock and limited partnership investments. The sale on investments in a loss position in 2001 was part of a proactive year-end tax selling strategy. Net realized losses from the sales of securities totaled $583.1 million, of which the Exchange recovered $197.6 million in federal income taxes paid in 1998, 1999 and 2000. Of this total realized loss, $21.0 million related to sales of securities of Enron Corporation and its related legal entities. Impairment charges of investments with declines in value considered by management to be other than temporary totaled $44.9 million in 2001 and $7.6 million in 2000. There were no such charges recorded in 1999.

         Effective January 1, 2001, the Exchange adopted changes in statutory accounting principles required by the NAIC Accounting Practices and Procedures Manual, with deviations for practices prescribed or permitted by state insurance commissioners. Adoption of these new accounting standards resulted in changes to the Exchange's statutory-basis financial statements. The cumulative effect of adoption reduced statutory surplus by $523.8 million at January 1, 2001. The most significant portion of the surplus adjustment was the establishment of a liability for deferred taxes, which reduced surplus by $538.8 million at that date, the majority of which resulted from deferred taxes on unrealized capital gains on the common stock investments of the Exchange.

         Underwriting losses combined with net realized capital losses and the cumulative effect of adopting codified statutory accounting principles resulted in a reduction to policyholders' surplus of $1.1 billion. Policyholders' surplus totaled $3.0 billion at December 31, 2001.

                       ERIE FAMILY LIFE INSURANCE COMPANY

         Erie Family Life Insurance Company markets individual and group life insurance policies, including universal life, annuity and disability income products. Erie Family Life Insurance Company markets its products through the Property and Casualty Group's agency system, enabling our independent agents to distribute a more comprehensive portfolio of insurance products to our customers. Erie Family Life Insurance Company is owned 21.6% by us, 53.5% by the Exchange and the remaining 24.9% by public shareholders, who are predominantly directors, agents and employees of the Company. Erie Family Life Insurance Company trades on the OTC Bulletin Board under the symbol "ERIF".

         As of June 30, 2002, Erie Family Life Insurance Company had GAAP assets of $1,192.3 million and shareholders' equity of $201.8 million. For the six months ended June 30, 2002, Erie Family Life Insurance Company had net operating income, excluding realized gains, of $9.1 million.

                                   MANAGEMENT

                                    DIRECTORS

         Our board of directors currently consists of 12 members, each of whom is elected annually to serve for a term of one year and until the election of the director's successor. In July 2002, we increased the number of board seats to 13, and there is currently one vacancy on the board. Certain information as to our directors is as follows:

                    Name                  Age          Director Since
         ----------------------------  --------  --------------------------

         Samuel P. Black, III             60                1997
         J. Ralph Borneman, Jr.           63                1992
         Patricia A. Garrison-Corbin      54                2000
         Susan Hirt Hagen                 67                1980
         F. William Hirt                  76                1965
         Samuel P. Katz                   52                2000
         Claude C. Lilly, III             55                2000
         Jeffrey A. Ludrof                42                2002
         Henry N. Nassau                  47                2000
         John M. Petersen                 73                1979
         Jan R. Van Gorder                54                1990
         Robert C. Wilburn                58                1999

         Samuel P. Black, III is President, Treasurer and Secretary of Samuel P. Black & Associates, Inc., an insurance agency with which he has been associated since 1973. Mr. Black is also the managing general partner and a limited partner of Black Interests Limited Partnership, the selling shareholder.

         J. Ralph Borneman, Jr. has been President and Chief Executive Officer of Body-Borneman Associates, Inc., an insurance agency, and President of Body-Borneman, Ltd. and Body-Borneman, Inc., insurance agencies, since 1967. Mr. Borneman is also a director of National Penn Bancshares.

         Patricia A. Garrison-Corbin is a founder, and has been President and Chief Executive Officer since 1986, of P.G. Corbin & Company, Inc., a firm that provides financial advisory and investment management services for municipalities. She is also a director of P.G. Corbin Asset Management, Inc.

         Susan Hirt Hagen was Managing Partner of Hagen, Herr & Peppin, group relations consultants, from 1990 to 1999. Mrs. Hagen is a co-trustee of the H.O. Hirt Trusts.

         F. William Hirt has been Chairman of the Board of the Company since 1993. Mr. Hirt is a co-trustee of the H.O. Hirt Trusts.

         Samuel P. Katz has been Chief Executive Officer of Greater Philadelphia First, a business leadership civic organization, since July 2000. He is also a founder, and has been President since 1997, of EnterSport Capital Advisors, Inc., a private investment and consulting firm and Managing Partner of Wynnefield Capital Advisors, Inc., a fund manager of a private equity venture fund since 1997.

         Claude C. Lilly, III has been Dean, Belk College of Business Administration, University of North Carolina, Charlotte, since 1998, and James
H. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina, Charlotte, since 1997.

         Jeffrey A. Ludrof has been President and Chief Executive Officer of the Company since May 2002. Mr. Ludrof was Executive Vice President-Insurance Operations of the Company from 1999 to May 2002, and was a Senior Vice President of the Company from 1994 to 1999.

         Henry N. Nassau has been Managing Director, General Counsel and Secretary of Internet Capital Group, Inc., an internet holding company, since 1999. He was a partner of Dechert for 12 years prior thereto and Chairman of the Business Department of that law firm for his last 18 months at the firm. Mr. Nassau is a director of various companies associated with Internet Capital Group, Inc., various companies associated with Albert Abela Corporation and of Bliley Technologies, Inc.

         John M. Petersen, who retired from the Company in 1995 and currently serves as an equity investment consultant to the Company, was President of the Company from 1990 to 1995, Chief Executive Officer of the Company from 1993 to 1995 and Treasurer and Chief Financial Officer of the Company from 1992 to 1995. Mr. Petersen is a director of Spectrum Control.

         Jan R. Van Gorder has been Senior Executive Vice President, Secretary and General Counsel of the Company since 1990. Mr. Van Gorder served as Acting President and Chief Executive Officer from January 2002 to May 2002.

         Robert C. Wilburn has been President and Chief Executive Officer of the Gettysburg National Battlefield Museum Foundation since 2000, and Distinguished Service Professor, Carnegie Mellon University, since 1999. Mr. Wilburn was President and Chief Executive Officer of the Colonial Williamsburg Foundation from 1992 to 1999.

                               EXECUTIVE OFFICERS

         The following table sets forth certain information regarding executive officers of companies that comprise Erie Insurance Group, each of whom has served with us for more than 20 years.

        Name               Age                      Positions
-----------------------  -------  -------------------------------------------

Jeffrey A. Ludrof           42    President and Chief Executive Officer since
                                  May 2002

Jan R. Van Gorder           54    Senior Executive Vice President, Secretary
                                  and General Counsel since 1990

Philip A. Garcia            46    Executive Vice President and Chief Financial
                                  Officer since 1997

John J. Brinling, Jr.       55    Executive Vice President, Erie Family Life
                                  Insurance Company, since 1990

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     J. Ralph Borneman, Jr. and Samuel P. Black, III, two of our directors, are also officers and principal shareholders of insurance agencies that receive insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with the insurance companies' standard commission schedules and agents' contracts. During 2001, the Borneman agencies were paid $3,761,503 and the Black agencies were paid $517,923 in commissions for insurance business placed with the insurance companies we managed. In 1999, 2000 and 2001, Mr. Borneman, in his capacity as an insurance agent, received a commission of $4,500 in connection with a workers' compensation insurance policy covering our employees that he placed with Fireman's Fund Insurance Company, based on competitive bids. The policy was placed with another insurance carrier as of January 1, 2002, and Mr. Borneman will not receive any commission from the placement of this policy.

     John M. Petersen, a director and a former President and Chief Executive Officer who retired on December 31, 1995 and who served as Chief Investment Officer for Erie Insurance Group companies for many years, is a party to a consulting arrangement with us. Under the consulting arrangement, which is terminable on 30 days notice by either party, Mr. Petersen provides investment services with respect to the common stock investments of us, our pension trust, the Exchange and Erie Family Life Insurance Company. As compensation for his services, Mr. Petersen receives a fee of 0.15 of 1%, on an annualized basis, of the fair market value of the common equities portfolios he manages. We also pay for all necessary and reasonable expenses incurred by Mr. Petersen in rendering the services he provides. The payments to Mr. Petersen in 2001 for services he rendered to the Exchange, us, our pension trust and Erie Family Life Insurance Company were $4,584,610, $177,956, $135,723 and $93,632, respectively, or a total of $4,991,921.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of June 30, 2002, and as adjusted to reflect the sale of the shares of Class A common stock offered by the Selling Shareholder, the amount and percentage of our outstanding Class A common stock beneficially owned by (i) each person who is known by us to own beneficially more than 5% of our Class A common stock, (ii) each director of the Company,
(iii) each of our five highest-paid executive officers in 2001 and (iv) all of our officers and directors as a group.

                                                  At June 30, 2002                         Pro Forma At June 30, 2002 for Offering
                                         ----------------------------------                ---------------------------------------
                                            Shares           Percent of                         Shares            Percent of
             Name of Individual          Beneficially       Outstanding      Shares Being    Beneficially        Outstanding
            or Identity of Group         Owned (9)(10)   Class A stock (11)    Offered       Owned (9)(10)    Class A stock (11)
            --------------------         -------------   ------------------  ------------    -------------    ------------------
5% HOLDERS:
SELLING SHAREHOLDER:
Black Interests Limited Partnership (1)    8,726,250           13.70%           4,000,000      4,726,250           7.42%
  Erie, Pennsylvania

OTHER SHAREHOLDERS:
Samuel P. Black & Associates, Inc. (1)        24,000              --                   --         24,000             --
  Erie, Pennsylvania
Samuel P. Black, III (1)                     129,750              --                   --        129,750             --
  Erie, Pennsylvania
Hagen Family Limited Partnership (2)(3)   10,092,900           15.84%                  --     10,092,900           15.84%
  Erie, Pennsylvania
Susan Hirt Hagen (2)(3)(4)                 6,658,800           10.45%                  --      6,658,800           10.45%
  Erie, Pennsylvania
Hirt Family Limited Partnership (5)       11,830,000           18.57%                  --     11,830,000           18.57%
  Erie, Pennsylvania
F. William Hirt (4)(5)                       892,340            1.40%                  --        892,340            1.40%
  Erie, Pennsylvania

DIRECTORS (6):
J. Ralph Borneman, Jr.                        50,000              --                   --         50,000             --
Patricia A. Garrison-Corbin                      100              --                   --            100             --
Samuel P. Katz                                   500              --                   --            500             --
Claude C. Lilly, III                             500              --                   --            500             --
Jeffrey A. Ludrof                              2,305              --                   --          2,305             --
Henry N. Nassau                                  600              --                   --            600             --
John M. Petersen (7)                       2,140,037            3.36%                  --      2,140,037           3.36%
Jan R. Van Gorder                            123,667              --                             123,667             --
Robert C. Wilburn                              2,000              --                   --          2,000             --

EXECUTIVE OFFICERS (8):
Philip A. Garcia                              91,175              --                   --         91,175             --
All Directors and Executive Officers
  as a group (14 persons)                 40,764,924           63.98%           4,000,000     36,764,924          57.74%

-------------
(1) Mr. Black is President of Samuel P. Black & Associates, Inc. and the managing general partner and a limited partner of Black Interests Limited Partnership. Mr. Black has the right to vote the shares held by Samuel P. Black & Associates Inc. and Black Interests Limited Partnership. If all of the 390 shares of Class B common stock beneficially owned by the Black Interests Limited Partnership were converted into Class A common stock, the maximum number of shares of Class A common stock that the Black Interests Limited Partnership could be deemed to own would be 9,662,250 shares of Class A common stock, or 14.96% of the then outstanding shares of Class A common stock.

(2) Mrs. Hagen owns 300 shares of Class A common stock directly, 6,658,500 shares of Class A common stock indirectly through a personal trust of which Mrs. Hagen is the sole trustee and 10,092,900 shares of Class A common stock indirectly through the Hagen Family Limited Partnership, of which Mrs. Hagen and her husband, Thomas B. Hagen, are limited partners. Under the position of the SEC described in footnote (10), the maximum number of shares of Class A common stock that Mrs. Hagen and Thomas B. Hagen together could be deemed to own beneficially is 16,756,800 shares of Class A common stock, or 26.31% of the outstanding shares of Class A common stock. Mr. and Mrs. Hagen together could also be deemed the beneficial owners of an additional 2,846,400 shares of Class A common stock issuable upon the conversion of the 1,186 shares of Class B common stock they together could be deemed to own beneficially by Mrs. Hagen being the beneficial owner of the shares held by one of the H.O. Hirt Trusts. If all 1,186 shares of Class B common stock Mr. and Mrs. Hagen together could be deemed to own beneficially were converted into Class A common stock, the maximum number of shares of Class A common stock that Mr. and Mrs. Hagen together could be deemed to own beneficially would be 19,603,200 shares of Class A common stock, or 30.77% of the then outstanding shares of Class A common stock. Thomas B. Hagen disclaims beneficial ownership of the shares of Class A common stock and Class B common stock owned by Mrs. Hagen.

(3) Excludes 5,100 shares of Class A common stock owned by Thomas B. Hagen, Mrs. Hagen's husband. Mrs. Hagen disclaims beneficial ownership of these shares.

(4) There are two H.O. Hirt Trusts, one for the benefit of Mr. Hirt and one for the benefit of Mrs. Hagen. Each of the H.O. Hirt Trusts is the record owner of 1,170 shares of Class B common stock, or 38.11% of the outstanding shares of Class B common stock. The trustees of the H.O. Hirt Trusts as of the date of this prospectus are Mr. Hirt, Mrs. Hagen and Bankers Trust Company. Mr. Hirt and Mrs. Hagen, who are brother and sister, are each the beneficial owner of 1,170 shares of Class B common stock held by the H.O. Hirt Trust of which each is the beneficiary and, as Co-Trustees, along with Bankers Trust Company, have shared voting power over the 2,340 shares of Class B common stock held by the H.O. Hirt Trusts.

(5) Mr. Hirt owns 892,340 shares of Class A common stock directly, and 11,830,000 shares of Class A common stock indirectly through the Hirt Family Limited Partnership of which Mr. Hirt is the general and a limited partner. Under the rules of the SEC described in footnote (10), the maximum number of shares of Class A common stock that Mr. Hirt could be deemed to own beneficially is 12,722,340 shares of Class A common stock, or 19.97% of the outstanding shares of Class A common stock. Mr. Hirt could also be deemed the beneficial owner of an additional 2,856,000 shares of Class A common stock issuable upon the conversion of the 1,170 shares of Class B common stock he is deemed to own beneficially as beneficiary of the shares held by one of the H.O. Hirt Trusts. If all 1,190 shares of Class B common stock Mr. Hirt could be deemed to own beneficially were converted in to Class A common stock, the maximum number of shares of Class A common stock that Mr. Hirt could be deemed to own beneficially would be 15,578,340 shares of Class A common stock, or 24.46% of the then outstanding shares of Class A common stock.

(6)  Excludes directors listed under "5% Holders".

(7) Mr. Petersen disclaims beneficial ownership of 120,000 shares of Class A common stock owned by his wife, Gertrude E. Petersen, which have not been included in the total listed herein. However, the total includes 200,000 shares held in the Petersen Family Limited Partnership of which Mr. Petersen is the general partner.

(8)  Excludes executive officers listed under "Directors".

(9)  Information furnished by the named persons.

(10) Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, "voting power" (which includes the power to vote, or to direct the voting of, such securities) or "investment power" (which includes the power to dispose, or to direct the disposition, of such securities). Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person's spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock over which the named individuals, individually or together, share voting power or investment power, adjusted, however to eliminate the reporting of shares more than once in order not to overstate the aggregate beneficial ownership of such persons and to reflect shares as to which the named individuals disclaim beneficial ownership. The table does not reflect shares of Class A common stock issuable upon conversion of shares of Class B common stock, each of which is currently convertible into 2,400 shares of Class A common stock.

(11) Less than 1% unless otherwise indicated.

                              THE H.O. HIRT TRUSTS

     The H.O. Hirt Trusts own 76.7% of our Class B common stock, which is the only class of stock that can vote for the election of directors and most other matters. The trustees of the H.O. Hirt Trusts are Bankers Trust and F. William Hirt and Susan Hirt Hagen, who are brother and sister. Any determination by the H.O. Hirt Trusts requires a vote of two of the three trustees and, because the H.O. Hirt Trusts control 76.7% of our Class B voting stock, any such determination will control the outcome of any matter submitted for shareholder approval, except those matters pertaining only to the rights of the holders of Class A common stock.

CERTAIN RECENT LITIGATION INVOLVING THE H.O. HIRT TRUSTS OR THE INDIVIDUAL TRUSTEES OF THE H.O. HIRT TRUSTS AND THE COMPANY

     LEGAL PROCEEDINGS RELATING TO THE APPOINTMENT OF A SUCCESSOR CORPORATE TRUSTEE TO BANKERS TRUST

     On March 3, 1999, Bankers Trust filed a petition with the Orphans' Court Division of the Court of Common Pleas of Erie County, Pennsylvania (the "Court"), requesting that the Court accept its resignation as corporate trustee of the H.O. Hirt Trusts. Two successor corporate trustee candidates, one supported by Mr. Hirt and one supported by Mrs. Hagen, have presented testimony to the Court in this matter. Subsequent to that testimony, Laurel Hirt, Mr. Hirt's daughter and a contingent beneficiary of the H.O. Hirt Trusts, filed a petition requesting that the Court also consider a third successor corporate trustee candidate not supported by Mr. Hirt. Mr. Hirt has made a filing objecting to Ms. Hirt's petition that is pending. Mrs. Hagen has not stated a position on Ms. Hirt's petition.

     In a related matter, Mr. Hirt and Mrs. Hagen were subject to a February 23, 2000 order issued by the Court to finalize certain matters relating to a so-called "funding plan" for the payment of the fees and costs of the successor corporate co-trustee and to make application to the Internal Revenue Service for a private letter ruling on the tax treatment of the finalized "funding plan". On June 13, 2002, the Court granted a petition filed by the trustees of the H.O. Hirt Trusts that permits the H.O. Hirt Trusts, under certain circumstances, to sell shares owned by the H.O. Hirt Trusts in order to fund the fees and expenses of the corporate trustee. Ms. Hirt has filed a notice of appeal with respect to this decision.

     PETITION FOR DECLARATORY JUDGMENT FILED BY BANKERS TRUST

     On May 6, 1999, Bankers Trust, in its capacity as corporate trustee of the H.O. Hirt Trusts, filed a petition with the Court seeking a determination whether Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act provides the exclusive means by which persons may be nominated and elected to the Company's board of directors or whether shareholders independently have the power to nominate and elect to the board of directors persons other than those nominated by the nominating committee of the board of directors. Mrs. Hagen supported the petition, which was opposed by the Company and Mr. Hirt. On July 15, 1999, the Court dismissed the petition for lack of ripeness.


     LITIGATION REGARDING NOMINATIONS OF CANDIDATES FOR ELECTION AS DIRECTORS BY THE HOLDERS OF CLASS B COMMON STOCK

     On March 9, 2000, Mrs. Hagen commenced litigation in the Court in which she sought relief in the form of an order that (i) the nominating committee of the Company's board of directors does not have the exclusive right to nominate candidates for election as directors of the Company by shareholders, (ii) any holder of Class B common stock may nominate directly candidates for election as directors of the Company by shareholders and vote on those nominees and (iii) Mrs. Hagen has the right to submit nominees to a vote of Class B shareholders at annual meetings. On April 5, 2001, a Stipulation among Mrs. Hagen, Bankers Trust and the Company was filed with the Court whereby these three parties agreed to accept as a final adjudication of this matter an April 24, 2000 ruling by the Court granting a preliminary injunction, as requested by Mrs. Hagen, allowing the nomination by holders of Class B common stock directly of candidates for director in addition to those nominated by the nominating committee. The Stipulation is not binding on any other parties other than the signatories to the Stipulation.

                               SELLING SHAREHOLDER

         Black Interests Limited Partnership (the "Selling Shareholder") is offering approximately 4.0 million shares. The Selling Shareholder has also granted the underwriters a 30-day option to purchase up to approximately 600,000 shares to cover over-allotments. Samuel P. Black, III is the managing general partner of the partnership and has the right to vote the shares held by it. Mr. Black has been a director of our Company since 1997 and succeeded his father who served as a director during various periods from 1930 to 1997. Mr. Black is also an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with the insurance companies' standard commission schedules and agents' contracts.

         A majority of the proceeds of the shares being offered as described in this prospectus will be used by the Selling Shareholder to pay estate taxes and other estate-related expenses arising from the recent death of the mother of Samuel P. Black, III and to make a charitable bequest.

                          DESCRIPTION OF CAPITAL STOCK

         As of June 30, 2002, our authorized capital stock consisted of 74,996,930 shares of Class A common stock, of which 63,694,299 shares were outstanding and 3,070 shares of Class B common stock, of which 3,070 shares were outstanding. Our shares of Class A common stock do not have the right to vote on matters submitted to a vote of shareholders, except in the instance where applicable law permits shares of Class A common stock to vote as a class in regard to any change in the rights, preferences and privileges of our Class A common stock.

         If a dividend is declared and paid on our Class B common stock, each share of Class A common stock is entitled to the declaration and payment of a dividend, at the same time and on the same record date, in an amount at least equal to 2/3 of 1% of the dividend per share paid on our Class B common stock. In addition, shares of Class A common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available therefor, without any requirement that a simultaneous dividend be declared on our Class B common stock.

         Holders of Class A common stock have the preemptive right to subscribe for and purchase, pro rata according to the number of shares held, any shares of Class A common stock we offer for sale for a cash consideration upon such terms as are fixed by our board of directors. This preemptive right does not apply to conversion of our Class B common stock into our Class A common stock. Our Class B common stock is convertible into our Class A common stock at the rate of 2,400 shares of Class A common stock for each share of Class B common stock and cannot be reissued following conversion or retirement.

         In the event of our liquidation, dissolution or winding-up, holders of Class A common stock and Class B common stock are entitled to share ratably in any assets available for distribution to shareholders and, in such event, each share of Class B common stock would be treated as if it had been converted into 2,400 shares of Class A common stock.

         The ownership of more than a majority of our Class B common stock by the H.O. Hirt Trusts, which by its terms authorize a change of control transaction only if it is required to maintain the health of the Exchange, can be expected to have the effect of preventing a change in control of us.

         Our By-laws provide that each director shall perform their duties in good faith, in a manner the director reasonably believes to be in our best interests and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Our By-laws further provide, as permitted by Pennsylvania law, that a director shall not have any personal liability, as such, for monetary damages for any action taken by the director unless (i) the director has breached or failed to perform the director's duties as stated above and (ii) the breach or failure constitutes self-dealing, willful misconduct or recklessness. This limitation on liability is not applicable to the liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The market price of our Class A common stock could drop due to sales of a large number of shares of our Class A common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

         After the offering described in this prospectus, 63,694,299 shares of Class A common stock will be outstanding, which, except for any shares held by "affiliates" of the Company as defined in Rule 144 under the Securities Act of 1933, are freely tradable without registration under the Securities Act of 1933. Shares held by affiliates can be sold in compliance with Rule 144, pursuant to another exemption from registration or by registering such shares for resale under the Securities Act of 1933.

         In general, under Rule 144 as currently in effect, any person who is an affiliate or certain persons whose shares are aggregated with our affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

         .     1% of the number of then-outstanding shares of Class A common stock; and

         .     the average weekly trading volume in the Class A common stock during the four calendar weeks preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission or, if on such notice is required to be filed, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

                                  UNDERWRITING

         The Company, the Selling Shareholder and the Underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse First Boston Corporation are acting as the representatives of the Underwriters.

                        Underwriters                            Number of Shares
                        ------------                            ----------------

Goldman, Sachs & Co. ......................................
Credit Suisse First Boston Corporation ....................

                                                                   ---------
         Total ............................................        4,000,000
                                                                   =========

         Under the terms and conditions of the underwriting agreement, the Underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below, unless and until this option is exercised.

         The Selling Shareholder has granted the Underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to approximately 600,000 additional shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as the number listed next to each Underwriter's name in the preceding table bears to the total number of shares listed next to the names of all Underwriters in the preceding table.

         The following table shows the per share and total underwriting discounts and commissions to be paid to each Underwriter by the Selling Shareholder. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 600,000 additional shares.

              Paid by the Selling Shareholder        No Exercise   Full Exercise
              -------------------------------        -----------   -------------

Per Share .........................................    $             $
Total .............................................    $             $

         Shares sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount of up to $_____ per share from the initial price to the public. Any such securities dealers may resell any shares purchased from Underwriters to certain other brokers or dealers at a discount of up to $_____ per share from the initial price to the public. If all the shares are not sold at the initial price to the public, the representatives may change the offering price and the other selling terms.

     The Company, certain of its directors and officers, the Selling Shareholder and certain other shareholders have agreed not to dispose of or hedge any of their shares or securities convertible into or exchangeable for shares of common stock of the Company during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans of the Company. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     In connection with this offering, the Underwriters may purchase and sell shares of the Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriters' option to purchase additional shares from the Selling Shareholder in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Class A common stock made by the Underwriters in the open market prior to the completion of the offering.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company's Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ National Market System, in the over-the-counter market or otherwise.

     The Selling Shareholder estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $_____.

     The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

     Certain legal matters with respect to the validity of the Class A common stock will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania. Certain legal matters with respect to the validity of the Class A common stock will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York, in reliance on the opinion of Duane Morris LLP with respect to Pennsylvania law.

                                     EXPERTS

     The financial statements included in this Registration Statement have been so included on the report of Malin, Bergquist & Company, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The audit committee of our board of directors annually considers the selection of our independent auditors. On September 10, 2002, the audit committee selected Ernst & Young, LLP as our independent auditors for the fiscal year ending December 31, 2003.

            WHERE TO FIND MORE INFORMATION/INCORPORATION BY REFERENCE

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     .    incorporated documents are considered part of the prospectus;

     .    we can disclose important information to you by referring you to those documents; and

     .    information that we file with the SEC will automatically update and supersede the prospectus.

     We are incorporating by reference the documents listed below that were filed with the SEC under the Securities Exchange Act of 1934:

     .    Annual Report on Form 10-K for the year ended December 31, 2001;

     .    Definitive proxy statement filed under Section 14 of the Securities
     Exchange Act of 1934 in connection with the shareholders' meetings held on April 30, 2002 and April 24, 2001;

     .    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002; and

     .    Current Reports on Form 8-K filed January 23, 2002, May 8, 2002, July
     24, 2002 and September 13, 2002.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of the prospectus but before the end of the offering:

     .    Reports filed under Sections 13(a) and (c) of the Securities Exchange
     Act of 1934;

     .    Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent shareholders' meeting; and

     .    Any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

Erie Indemnity Company
Attn: Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel
100 Erie Insurance Place
Erie, Pennsylvania 16530
Tel: (814) 870-2000
http://www.erieinsurance.com

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

     This prospectus is part of a Registration Statement on Form S-3 we filed with the SEC (Registration No. 333-____________).

                             ERIE INDEMNITY COMPANY

                          INDEX TO FINANCIAL STATEMENTS

                                                                                      Page
                                                                                      ----
Independent Auditors' Report ........................................................  F-2
Consolidated Statements of Financial Position as of
  December 31, 2001 and 2000 ........................................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 2001, 2000 and 1999 ..................................................  F-5
Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 2001, 2000 and 1999 ..................................................  F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999 ..................................................  F-8
Notes to Consolidated Financial Statements ..........................................  F-9
Unaudited Consolidated Statement of Financial Position as of June 30, 2002 .......... F-44
Unaudited Consolidated Statements of Operations for the
  six-month periods ended June 30, 2002 and 2001 .................................... F-46
Unaudited Consolidated Statements of Comprehensive Income for the
  six-month periods ended June 30, 2002 and 2001 .................................... F-47
Unaudited Consolidated Statements of Cash Flows for the
  six-month periods ended June 30, 2002 and 2001 .................................... F-48
Notes to Unaudited Consolidated Financial Statements (Unaudited) .................... F-49

                          INDEPENDENT AUDITORS' REPORT
                    ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania

We have audited the accompanying Consolidated Statements of Financial Position of Erie Indemnity Company and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Erie, Pennsylvania
February 7, 2002

                                                MALIN, BERGQUIST & COMPANY LLP

                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        As of December 31, 2001 and 2000
                             (Dollars in thousands)

       ASSETS                                                                         2001               2000
                                                                                ---------------    ----------------
Investments:
   Fixed maturities at fair value
    (amortized cost of $543,423
    and $524,172, respectively)                                                 $       559,873    $        531,546
   Equity securities at fair value (cost of
    $159,727 and $184,968, respectively)                                                193,798             204,446
   Limited partnerships (cost of $79,668
    and $60,661, respectively)                                                           81,596              68,242
   Real estate mortgage loans                                                             5,700               6,581
                                                                                ---------------    ----------------

       Total investments                                                        $       840,967    $        810,815

   Cash and cash equivalents                                                             88,213              38,778
   Accrued investment income                                                              9,138               9,087
   Premiums receivable from Policyholders                                               186,175             156,269
   Prepaid federal income taxes                                                          14,056               3,604
   Reinsurance recoverable from Erie Insurance Exchange                                 491,055             412,050
   Note receivable from Erie Family Life Insurance Company                               15,000              15,000
   Other receivables from Erie Insurance Exchange and affiliates                        149,600             119,959
   Reinsurance recoverable from non-affiliates                                              372                 712
   Deferred policy acquisition costs                                                     17,018              13,202
   Property and equipment                                                                14,635              13,856
   Equity in Erie Family Life Insurance Company                                          44,683              42,331
   Other assets                                                                          64,654              44,936
                                                                                ---------------    ----------------

   Total assets                                                                 $     1,935,566    $      1,680,599
                                                                                ===============    ================

See accompanying notes to consolidated financial statements.

                             ERIE INDEMNITY COMPANY

LIABILITIES AND SHAREHOLDERS' EQUITY                                                  2001                2000
                                                                                 --------------     ---------------
LIABILITIES
   Unpaid losses and loss adjustment expenses                                    $      557,278     $       477,879
   Unearned premiums                                                                    311,969             263,855
   Commissions payable and accrued                                                      110,121              96,823
   Accounts payable and accrued expenses                                                 46,164              30,476
   Deferred income taxes                                                                 12,945               7,161
   Dividends payable                                                                     10,930               9,839
   Employee benefit obligations                                                          20,904              15,551
                                                                                 --------------     ---------------

     Total liabilities                                                           $    1,070,311     $       901,584
                                                                                 --------------     ---------------

SHAREHOLDERS' EQUITY
   Capital stock
     Class A common, stated value $.0292 per
      share; authorized 74,996,930 shares; 67,032,000
      shares issued; 63,836,323 and 64,056,323 shares
      outstanding in 2001 and 2000, respectively                                 $        1,955     $         1,955
     Class B common, stated value $70 per
      share; authorized 3,070 shares;
      3,070 shares issued and outstanding                                                   215                 215
     Additional paid-in capital                                                           7,830               7,830
     Accumulated other comprehensive income                                              35,222              23,182
     Retained earnings                                                                  913,406             831,552
                                                                                 --------------     ---------------

     Total contributed capital and retained earnings                             $      958,628     $       864,734

     Treasury stock, at cost, 3,195,677 shares in
     2001 and 2,975,677 in 2000                                                 (        93,373)   (         85,719)
                                                                                 --------------     ---------------

      Total shareholders' equity                                                 $      865,255     $       779,015
                                                                                 --------------     ---------------

      Total liabilities and shareholders' equity                                 $    1,935,566     $     1,680,599
                                                                                 ==============     ===============

See accompanying notes to consolidated financial statements.

                             ERIE INDEMNITY COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 2001, 2000 and 1999
                  (Amounts in thousands, except per share data)

                                                                    2001               2000              1999
                                                               --------------     --------------    --------------
MANAGEMENT OPERATIONS:

   Management fee revenue                                      $      634,966     $      551,646    $      513,375
   Service agreement revenue                                           27,247             22,662            15,441
                                                               --------------     --------------    --------------

       Total revenue from management operations                $      662,213     $      574,308    $      528,816

   Cost of management operations                                      477,645            415,562           380,298
                                                               --------------     --------------    --------------

       Net revenue from management operations                  $      184,568     $      158,746    $      148,518
                                                               --------------     --------------    --------------

INSURANCE UNDERWRITING OPERATIONS:

   Premiums earned                                             $      137,648     $      123,708    $      117,224
                                                               --------------     --------------    --------------

   Losses and loss adjustment expenses incurred                $      117,201     $       99,564    $       87,719
   Policy acquisition and other underwriting expenses                  40,910             34,546            33,044
                                                               --------------     --------------    --------------

       Total losses and expenses                               $      158,111     $      134,110    $      120,763
                                                               --------------     --------------    --------------

       Underwriting loss                                      ($       20,463)   ($       10,402)  ($        3,539)
                                                               --------------     --------------    --------------

INVESTMENT OPERATIONS:

Net investment income                                          $       49,884     $       48,401    $       43,344
Net realized (losses) gains on investments                    (        31,879)            16,968            14,746
Equity in earnings of Erie Family Life Insurance
   Company                                                                773              5,492             5,045
Equity in (losses) earnings of limited partnerships           (             7)             4,733               641
                                                               --------------     --------------    --------------

       Net revenue from investment operations                  $       18,771     $       75,594    $       63,776
                                                               --------------     --------------    --------------

       Income before income taxes                              $      182,876     $      223,938    $      208,755

Provision for income taxes                                             60,615             71,545            65,649
                                                               --------------     --------------    --------------

       NET INCOME                                              $      122,261     $      152,393    $      143,106
                                                               ==============     ==============    ==============

Net income per share                                           $         1.71     $         2.12    $         1.95
                                                               ==============     ==============    ==============
Weighted average shares outstanding                                    71,342             71,954            73,487
                                                               ==============     ==============    ==============

See accompanying notes to consolidated financial statements.

                             ERIE INDEMNITY COMPANY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years Ended December 31, 2001, 2000 and 1999
                  (Dollars in thousands, except per share data)

                                                                  Total
                                                              Shareholders'       Comprehensive         Retained
                                                                 Equity              Income             Earnings
                                                             --------------      --------------     ---------------
Balance, January 1, 1999                                     $      655,223      $                  $       605,045
Comprehensive income
   Net income                                                       143,106      $      143,106             143,106
   Unrealized depreciation of investments, net of tax       (        13,597)    (        13,597)
                                                                                 --------------
Comprehensive income                                                             $      129,509
                                                                                 ==============
Purchase of treasury stock                                  (        54,330)


Dividends declared:

   Class A $.495 per share                                  (        32,575)                       (         32,575)
   Class B $74.25 per share                                 (           228)                       (            228)
                                                             --------------                         ---------------
Balance, December 31, 1999                                   $      697,599                         $       715,348
                                                             --------------                         ---------------

Comprehensive income
   Net income                                                       152,393      $      152,393             152,393
   Unrealized depreciation of investments, net of tax       (         3,399)    (         3,399)
                                                                                 --------------
Comprehensive income                                                             $      148,994
                                                                                 ==============
Purchase of treasury stock                                  (        31,389)
Dividends declared:
   Class A $.5575 per share                                 (        35,932)                       (         35,932)
   Class B $83.625 per share                                (           257)                       (            257)
                                                             --------------                         ---------------
Balance, December 31, 2000                                   $      779,015                         $       831,552
                                                             --------------                         ---------------

Comprehensive income
   Net income                                                       122,261      $      122,261             122,261
   Unrealized appreciation of investments, net of tax                14,890              14,890

   Minimum pension liability adjustment, net of tax         (         2,850)    (         2,850)
                                                                                 --------------
Comprehensive income                                                             $      134,301
                                                                                 ==============
Purchase of treasury stock                                  (         7,654)

Dividends declared:
   Class A $.6275 per share                                 (        40,119)                       (         40,119)
   Class B $94.125 per share                                (           288)                       (            288)
                                                             --------------                         ---------------
Balance, December 31, 2001                                   $      865,255                         $       913,406
                                                             ==============                         ===============

                             ERIE INDEMNITY COMPANY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years Ended December 31, 2001, 2000 and 1999
                  (Dollars in thousands, except per share data)

     Accumulated
        Other
    Comprehensive            Class A             Class B            Additional             Treasury
       Income                Common              Common           Paid-in-Capital            Stock
 -----------------       -------------      ----------------      ----------------       ------------
 $          40,178       $       1,955      $            215      $          7,830       $          0


(           13,597)

                                                                                        (      54,330)








 -----------------       -------------      ----------------      ----------------       ------------
 $          26,581       $       1,955      $            215      $          7,830      ($     54,330)
 -----------------       -------------      ----------------      ----------------       ------------



(            3,399)

                                                                                        (      31,389)





 -----------------       -------------      ----------------      ----------------       ------------
 $          23,182       $       1,955      $            215      $          7,830      ($     85,719)
 -----------------       -------------      ----------------      ----------------       ------------



            14,890
(            2,850)

                                                                                        (       7,654)







 -----------------       -------------      ----------------      ----------------       ------------
 $          35,222       $       1,955      $            215      $          7,830      ($     93,373)
 =================       =============      ================      ================       ============

See accompanying notes to consolidated financial statements.

                             ERIE INDEMNITY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in thousands)

                                                                   2001              2000             1999
                                                               ------------      ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $    122,261      $    152,393     $    143,106
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization                                  2,350             2,745            1,766
       Deferred income tax expense (benefit)                          1,013     (       2,112)   (       1,311)
       Amortization of deferred policy acquisition costs             24,276            22,793           22,507
       Realized loss (gain) on investments                           31,879     (      16,968)   (      14,746)
       Equity in losses (income) from limited partnerships                7     (       4,733)   (         641)
         Net amortization of bond (discount) premium          (         199)    (          43)              80
       Undistributed earnings of Erie Family Life                         0     (       4,020)   (       3,696)
       Dividends received in excess of undistributed
         earnings - Erie Family Life                                    821                 0                0
         Deferred compensation                                          294               642            1,212
   Increase in accrued investment income                      (          51)    (       1,089)   (         745)
   Increase in receivables                                    (     138,213)    (      76,240)   (       6,274)
   Policy acquisition costs deferred                          (      28,092)    (      24,591)   (      23,049)
   Increase in prepaid expenses and other assets              (      14,460)    (         939)   (       6,185)
   Increase in accounts payable and
     accrued expenses                                                16,362             8,068            3,343
   Increase in commissions payable and accrued                       13,298             3,950            7,868
   Increase in income taxes recoverable                       (      10,452)    (         629)   (         466)
   Increase in loss reserves                                         79,398            44,984            6,730
   Increase in unearned premiums                                     48,115            26,403            7,469
                                                               ------------      ------------     ------------
         Net cash provided by operating activities             $    148,607      $    130,614     $    136,968
                                                               ------------      ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of investments:
     Fixed maturities                                         ($    235,854)    ($    153,029)   ($    162,769)
     Equity securities                                        (      67,549)    (      54,649)   (      71,637)
       Mortgage loans                                                     0                 0    (          66)
     Limited partnership investments                          (      28,380)    (      24,753)   (      20,667)
   Sales/maturities of investments:
     Fixed maturity sales                                           109,634            61,333           30,927
     Fixed maturity calls/maturities                                 80,223            59,570           64,094
     Equity securities                                               90,589            55,596           84,187
     Mortgage loans                                                     882             1,649              123
     Limited partnership sales or distributions                       6,634             6,227            1,368
   Purchase of property and equipment                         (       2,014)    (         308)   (         444)
   Purchase of computer software                              (       1,113)    (       1,032)   (       4,194)
   Loans to agents                                            (       7,612)    (       1,781)   (       3,459)
   Collections on agent loans                                         2,358             1,719            2,582
                                                               ------------      ------------     ------------
         Net cash used in investing activities                ($     52,202)    ($     49,458)   ($     79,955)
                                                               ------------      ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid to shareholders                             ($     39,316)    ($     35,203)   ($     32,049)
   Purchase of treasury stock                                 (       7,654)    (      31,389)   (      54,330)
                                                               ------------      ------------     ------------
         Net cash used in financing activities                ($     46,970)    ($     66,592)   ($     86,379)
                                                               ------------      ------------     ------------
   Net increase (decrease) in cash and cash equivalents        $     49,435      $     14,564    ($     29,366)
   Cash and cash equivalents at beginning of year                    38,778            24,214           53,580
                                                               ------------      ------------     ------------
   Cash and cash equivalents at end of year                    $     88,213      $     38,778     $     24,214
                                                               ============      ============     ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the years ended December 31, 2001, 2000 and 1999 for income taxes was $70,751, $74,286 and $67,495, respectively.
See accompanying notes to consolidated financial statements.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 1. NATURE OF BUSINESS

        Erie Indemnity Company (Company), formed in 1925, is the attorney-in-fact for the Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Company earns a management fee for management services provided to the Exchange and its affiliates. The Exchange is a Pennsylvania domiciled property/casualty insurer rated A++ Superior by A. M. Best. The Exchange is the 23rd largest insurer in the United States based on net premiums written for all lines of business. See also Note 10.

        The Company's property/casualty insurance subsidiaries also share proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. The Exchange, Erie Insurance Company (EIC), a wholly-owned subsidiary of the Company, and the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, are part of an intercompany pooling agreement. Under this agreement, EIC and EINY cede 100% of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. Erie Insurance Property & Casualty Company, a wholly-owned subsidiary of the Company, and Flagship City Insurance Company, owned by the Exchange, participate in a quota share agreement, where all insurance business is ceded to the Exchange. The Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY during 2001, 2000 and 1999) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. Insurance ceded by EIC, EINY, Erie Insurance Property & Casualty Company and Flagship City Insurance Company, to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. See also Note 12.

        The Exchange, EIC and EINY together with the Erie Insurance Property & Casualty Company and the Flagship City Insurance Company as well as the Erie Family Life Insurance Company (EFL) operate collectively as the "Erie Insurance Group (EIG)."

        The property/casualty insurers of the Erie Insurance Group operate in 11 states and the District of Columbia. Business consists, to a large extent, of private passenger and commercial automobile, homeowners and workers' compensation insurance in Pennsylvania, Ohio, West Virginia, Maryland and Virginia.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES

        Basis of presentation
        ---------------------

           The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America that differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. See also Note 13.

        Principles of consolidation
        ---------------------------

           The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 21.6% equity ownership of EFL is not consolidated but accounted for under the equity method of accounting.

        Reclassifications
        -----------------

           Certain amounts reported in prior years have been reclassified to conform to the current year's financial statement presentation.

        Use of estimates
        ----------------

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Investments and cash equivalents
        --------------------------------

           Fixed maturities and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reflected in shareholders' equity in accumulated other comprehensive income. There are no securities classified

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           as "trading" or "held-to-maturity." Realized gains and losses on sales of investments, are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

           Limited partnerships include U.S. and foreign private equity, real estate and fixed income investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. Limited partnerships are recorded using the equity method, which approximates the Company's share of the carrying value of the partnership. Unrealized gains and losses on private equity limited partnerships are reflected in shareholders' equity in accumulated other comprehensive income, net of deferred taxes. The Company has not guaranteed any of the partnership liabilities.

           When a decline in value of investments is considered to be other-than-temporary by Company management, the investments are written down to realizable value. The write down is made on an individual security or limited partnership basis and is considered a realized loss in the Consolidated Statements of Operations.

           Mortgage loans on commercial real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance would be provided for impairment in net realizable value based on periodic valuations as needed.

           Cash equivalents are principally comprised of investments in bank money market funds and approximate fair value.

        Derivatives
        -----------

           Financial Accounting Standards Board Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) became effective for fiscal years beginning after June 15, 1999. Sections of FAS 133 were subsequently amended by FAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (an amendment of FAS 133 which became effective for all fiscal quarters of all fiscal years beginning after June 15, 2000). FAS 133 and FAS 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           hedging activities. The accounting for changes in the fair value of a derivative, i.e. gains and losses, depends on the intended use of the derivative and the resulting designation.

           For derivatives not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change. Credit risk is managed by entering into transactions using a bank counterparty with a high credit rating. See also Note 3.

        Fair value of financial instruments
        -----------------------------------

           Fair values of available-for-sale securities are based on quoted market prices, where available, or dealer quotations. The carrying amounts reported in the Consolidated Statements of Financial Position approximate fair value. The carrying value of receivables and liabilities arising in the ordinary course of business approximates fair value.

        Deferred policy acquisition costs
        ---------------------------------

           Commissions and other costs of acquiring insurance that vary with, and are primarily related to, the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and Policyholder dividends. There have been no reduction in costs deferred in any of the years presented. Amortization expense, which is included in policy acquisition and other underwriting expenses of insurance underwriting operations, equaled $24,276, $22,793 and $22,507 in 2001, 2000 and 1999, respectively.

        Insurance liabilities
        ---------------------

           Losses incurred refer to amounts paid or expected to be paid for loss events which have occurred through the balance sheet date. The cost of investigating, resolving and processing claims are referred to as "loss adjustment expenses". A liability is established for the total unpaid cost of losses and loss adjustment expenses, including events occurring in current

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           and prior years. Losses are reported on the Consolidated Statements of Operations in insurance underwriting operations.

           The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may differ from the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments considered necessary are reflected in current earnings. Loss reserves, as permitted by insurance department statute, are set at full expected cost except for loss reserves for workers' compensation which have been discounted at 2.5% in 2001 and 2000. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $2,390 and $1,509 at December 31, 2001 and 2000, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $3,661 and $3,349 at December 31, 2001 and 2000, respectively.

        Environment-related claims
        --------------------------

           In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. The total amount of the Company's property/casualty insurance subsidiaries' share of paid losses and loss reserves pertaining to environment-related claims is immaterial.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Liability for guaranty fund and other assessments
        -------------------------------------------------

           The Company's property/casualty insurance subsidiaries may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments up to prescribed limits to fund Policyholder losses or liabilities of insolvent insurance companies. The liability for guaranty fund or other assessments is recorded when the event obligating the Company has occurred and the amount can be reasonably estimated. The estimated liability for guaranty fund and other assessments at December 31, 2001 and 2000 totaled $2,383 and $592, respectively. During 2001, the Company received notification of the insolvency of Reliance Insurance Company. It is expected this insolvency will result in guaranty fund liabilities to be assessed the Company's property/casualty insurance subsidiaries. The Company has recorded an estimated liability that has been charged to operations in the current period based on preliminary data relating to this insolvency. The estimated liability for the Reliance insolvency is $2,024 at December 31, 2001.

           Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. When an assessment can be recovered, an asset is established on a basis consistent with the credits to be realized under applicable state law. During 2001, the Company's property/casualty insurance subsidiaries recorded an asset of $559 related to these recoverable credits which will be recovered in accordance with state law which ranges between a 5 and 10 year period. These liabilities and corresponding recoverable assets are presented gross on the Consolidated Statement of Financial Position.

        Reinsurance
        -----------

           The insurance underwriting operations segment in the Consolidated Statements of Operations is presented net of reinsurance activities. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Reinsurance transactions are recorded gross on the Consolidated Statements of Financial Position. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           losses and expenses and unearned premiums. Reinsurance premiums are recognized as revenue on a pro rata basis over the policy term.

        Income taxes
        ------------

           Provisions for income taxes include deferred taxes resulting from changes in cumulative temporary differences between the tax bases and financial statement bases of assets and liabilities. Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Property and equipment
        ----------------------

           Property and equipment are stated at cost. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred.

           Depreciation of property and equipment is computed using straight line and accelerated methods over the estimated useful lives of the assets. The costs and accumulated depreciation and amortization of property sold or retired are removed from the accounts and gains or losses, if any, are reflected in earnings for the year.

           Property and equipment as of December 31 is summarized as follows:

                                                      2001              2000
                                                    ---------         ---------

           Land                                     $     737         $     737
           Buildings                                    5,879             5,863
           Leasehold improvements                         518               322
           Computer software                           18,836            17,723
           Computer equipment                           5,416             3,706
           Transportation equipment                       544               450
                                                    ---------         ---------

                                                    $  31,930         $  28,801
           Less accumulated depreciation               17,295            14,945
                                                    ---------         ---------

                                                    $  14,635         $  13,856
                                                    =========         =========

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           Software development costs, primarily salaries and benefits, totaling $7,842 and $7,797, are included in property and equipment at December 31, 2001 and 2000, respectively. Software development costs capitalized during 2001 and 2000 amounted to $45 and $499, respectively. These costs are amortized on a straight-line basis over the expected life of the applications once the software is ready for intended use. Software amortization related to these costs totaled $2,007, $1,697 and $199 in 2001, 2000 and 1999, respectively.

           During 2001, the Company entered into various operating lease agreements for computer equipment. These leases contain various early termination provisions which allow the Company to cancel the leases generally after three years from inception of the lease. The total projected commitment for these leases at December 31, 2001, approximates $10,051 through the year 2004. Of this total, approximately $5,075 will be reimbursed to the Company from its affiliates. The total rental expense for 2001 was $165.

        Revenue recognition
        -------------------

           In 2000, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 states revenue should not be recognized until it is realized or realizable and earned. Cited in SAB 101 are certain criteria that generally should be met to determine when revenue is realized or realizable and earned. The Company periodically evaluates its revenue recognition practices in relation to the requirements of SAB 101. Management believes the revenue recognition practices are in compliance with the provisions of SAB 101.

        Recognition of management fee revenue
        -------------------------------------

           A management fee is charged the Exchange by the Company for management of the affairs of the Exchange. The fee is recorded as revenue, calculated as a percentage of Exchange direct and affiliated assumed premiums written. The management fees are recognized upon policy issuance or renewal. The Exchange issues policies with annual terms only.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Recognition of premium revenues and losses
        ------------------------------------------

           Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. Unearned premiums represent the unexpired portion of premiums written.

           Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss adjustment expenses incurred are reflected in the Consolidated Statements of Operations net of amounts ceded to the Exchange. See also Note 12.

        Earnings per share
        ------------------

           Earnings per share is based on the weighted average number of Class A shares outstanding, giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) was 71,342,329, 71,954,402, and 73,486,572 during 2001,
           2000 and 1999, respectively.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 3. INVESTMENTS

       The following tables summarize the cost and market value of available-for-sale securities at December 31, 2001 and 2000:

                                                               Gross            Gross           Estimated
                                           Amortized        Unrealized       Unrealized           Fair
                                              Cost             Gains           Losses             Value
                                          -----------       -----------      -----------       -----------
       December 31, 2001
       -----------------
       Fixed Maturities:
       -----------------
       U.S. treasuries &
         government agencies              $    11,211       $       502      $         0       $    11,713
       States & political subdivisions         42,392             1,817               88            44,121
       Special revenue                        110,267             3,496              345           113,418
       Public utilities                        25,150             1,156               36            26,270
       U. S. industrial &
         miscellaneous                        311,757             8,989            1,438           319,308
       Foreign                                 26,634               859               17            27,476
                                          -----------       -----------      -----------       -----------

           Total bonds                    $   527,411       $    16,819      $     1,924       $   542,306

       Redeemable preferred stock              16,012             1,555                0            17,567
                                          -----------       -----------      -----------       -----------

           Total fixed maturities         $   543,423       $    18,374      $     1,924       $   559,873
                                          -----------       -----------      -----------       -----------

       Equity Securities:
       ------------------
       Common stock:
         U. S. banks, trusts &
           insurance companies            $     3,284       $       814      $        16       $     4,082
         U. S. industrial &
           miscellaneous                       28,718            31,570              579            59,709
       Nonredeemable
         preferred stock:
         Public Utilities                       2,370                12                3             2,379

         U. S. banks, trusts &
           insurance companies                 14,685               938               58            15,565
         U. S. industrial &
           miscellaneous                       91,185             2,573            2,111            91,647
         Foreign                               19,485             1,039              108            20,416
                                          -----------       -----------      -----------       -----------
           Total equity securities        $   159,727       $    36,946      $     2,875       $   193,798
                                          -----------       -----------      -----------       -----------
           Total available-for-sale
             securities                   $   703,150       $    55,320      $     4,799       $   753,671
                                          ===========       ===========      ===========       ===========

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 3. INVESTMENTS (CONTINUED)

                                                                    Gross            Gross           Estimated
                                                Amortized        Unrealized       Unrealized           Fair
                                                   Cost             Gains           Losses             Value
                                               -----------       -----------      -----------       -----------
            December 31, 2000
            -----------------
            Fixed Maturities:
            -----------------
            U.S. treasuries &
              government agencies              $    11,216       $       420      $        24       $    11,612
            States & political subdivisions         50,337             1,656               34            51,959
            Special revenue                        110,855             3,779               68           114,566
            Public utilities                        23,221               550              207            23,564
            U. S. industrial &
              miscellaneous                        267,231             4,770            5,940           266,061
            Foreign                                 30,082               238              406            29,914
                                               -----------       -----------      -----------       -----------

                Total bonds                    $   492,942       $    11,413      $     6,679       $   497,676

            Redeemable preferred stock              31,230             3,341              701            33,870
                                               -----------       -----------      -----------       -----------

                Total fixed maturities         $   524,172       $    14,754      $     7,380       $   531,546
                                               -----------       -----------      -----------       -----------

            Equity Securities:
            ------------------
            Common stock:
              U. S. banks, trusts &
                insurance companies            $     3,651       $       422      $       275       $     3,798
              U. S. industrial &
                miscellaneous                       63,662            38,286           15,343            86,605
              Foreign                                7,100               581            2,719             4,962
            Nonredeemable
              preferred stock:
              U. S. banks, trusts &
                insurance companies                 22,094                97               66            22,125

              U. S. industrial &
                miscellaneous                       62,266             1,987            3,119            61,134
              Foreign                               26,195               217              590            25,822
                                               -----------       -----------      -----------       -----------

                Total equity securities        $   184,968       $    41,590      $    22,112       $   204,446
                                               -----------       -----------      -----------       -----------

                Total available-for-sale
                  securities                   $   709,140       $    56,344      $    29,492       $   735,992
                                               ===========       ===========      ===========       ===========

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 3. INVESTMENTS (CONTINUED)

        The amortized cost and estimated fair value of fixed maturities at December 31, 2001, by remaining contractual term to maturity, are shown below.

                                                                                       Amortized         Estimated
                                                                                         Cost            Fair Value
                                                                                      -----------       -----------
                    Due in one year or less                                           $    37,241       $    37,787
                    Due after one year through five years                                 162,766           167,265
                    Due after five years through ten years                                160,105           165,194
                    Due after ten years                                                   183,311           189,627
                                                                                      -----------       -----------

                                                                                      $   543,423       $   559,873
                                                                                      ===========       ===========

        Changes in unrealized gains (losses) consist of the following for the years ended December 31:

                                                                          2001             2000              1999
                                                                      ------------     ------------      ------------
                    Equity securities                                 $     14,593    ($     24,410)     $     11,061
                    Fixed maturities                                         9,076           11,246     (      24,123)
                    Limited partnerships                             (       5,651)           5,930             1,616
                    Equity in unrealized gains (losses)
                      of Erie Family Life
                      Insurance Company                                      4,890            2,005     (       9,473)
                      Deferred federal income tax (liability)
                      benefit                                        (       8,018)           1,830             7,322
                                                                      ------------     ------------      ------------

                    Increase (decrease) in unrealized gains           $     14,890    ($      3,399)    ($     13,597)
                                                                      ============     ============      ============

        Sources of net investment income for the years ended December 31 are as follows:

                                                                          2001             2000              1999
                                                                      ------------     ------------      ------------
                    Fixed maturities                                  $     36,569     $     34,445      $     30,547
                    Equity securities                                       11,022           11,034            10,104
                    Cash equivalents and other                               3,034            3,416             3,222
                                                                      ------------     ------------      ------------

                    Total investment income                           $     50,625     $     48,895      $     43,873
                    Investment expense                                         741              494               529
                                                                      ------------     ------------      ------------

                    Net investment income                             $     49,884     $     48,401      $     43,344
                                                                      ============     ============      ============

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data



NOTE 3. INVESTMENTS (CONTINUED)

        Following are the components of net realized (loss) gain on investments as reported on the Consolidated Statements of Operations. The securities impairment charge in 2001 related primarily to preferred stocks in the equipment leasing and agricultural industry segments. The limited partnership impairment charge resulted from one private equity partnership that had investments of preferred stock in the eCommerce industry and common stock in the customer relationship software industry. The securities impairment charge in 2000 resulted from preferred stocks in the financial services industry.

                                                                          2001              2000              1999
                                                                      ------------      -----------       -----------
                    Fixed maturities:
                    ----------------
                    Gross realized gains                              $      4,216      $     2,921       $       712
                    Gross realized losses                            (       7,941)    (        311)     (         87)
                                                                      ------------      -----------       -----------
                         Net realized (losses) gains                 ($      3,725)     $     2,610       $       625
                                                                      ------------      -----------       -----------

                    Equity securities:
                    -----------------
                    Gross realized gains                              $      4,997      $    18,070       $    18,437
                    Gross realized losses                            (      28,563)    (      2,445)     (      4,316)
                    Impairment charge                                (       1,855)    (      1,267)                0
                                                                      ------------      -----------       -----------
                         Net realized (losses) gains                 ($     25,421)     $    14,358       $    14,121
                                                                      ------------      -----------       -----------

                    Limited partnership impairment charge            ($      2,733)     $         0       $         0
                                                                      ------------      -----------       -----------

                         Net realized (losses) gains on
                             investments                             ($     31,879)     $    16,968       $    14,746
                                                                      ============      ===========       ===========

        The components of equity in (losses) earnings of limited partnerships as reported on the Consolidated Statements of Operations for the years ended December 31 are as follows:

                                                                          2001              2000              1999
                                                                      ------------      -----------       -----------
        Private equity                                               ($      2,013)     $     1,464      ($       354)
         Real estate                                                         1,424            1,926               905
        Fixed income                                                           582            1,343                90
                                                                      ------------      -----------       -----------
         Total equity in (losses) earnings of limited
         partnerships                                                ($          7)     $     4,733       $       641
                                                                      ============      ===========       ===========

See also Note 14 for investment commitments related to partnerships.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 3. INVESTMENTS (CONTINUED)

       The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities. A fee is paid to the Company by the borrower. Collateral, comprised of cash and government securities, that exceeds the market value of the loaned securities is maintained by the lending agent. The Company has an indemnification agreement with the lending agent in the event a borrower becomes insolvent or fails to return securities. The Company had loaned securities with a market value of $46,771 and $31,776 and secured collateral of $48,804 and $33,468 at December 31, 2001 and 2000, respectively. The borrower of the securities is not permitted to sell or replace the security on loan. The Company maintains the loaned securities on its Consolidated Statements of Financial Position as part of its invested assets. The Company has incurred no losses on the loan program since the program's inception.

       During 2001, the Company entered into several foreign currency forward contracts related to its limited partnership investments, which are by definition derivatives. These contracts were not designated as hedges as the primary purpose is to generate profits from short-term market movements. The forward contracts have no cash requirements at the inception of the arrangement. At December 31, 2001, the notional amount of the contracts outstanding totaled $1,869. Changes in value, totaling $8 in 2001, have been recognized currently in earnings as realized gains in the Consolidated Statements of Operations.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 4. COMPREHENSIVE INCOME

       Comprehensive income is defined as any change in equity from transactions and other events originating from nonowner sources. The components of other comprehensive income follow for the years ended December 31:

                                                                        2001            2000           1999
                                                                     ----------      ----------     ----------
       Unrealized holding (losses) gains on securities
         arising during period                                      ($    8,971)     $   11,739    ($    6,173)

       Less: losses (gains) included in net income                       31,879     (    16,968)   (    14,746)
                                                                     ----------      ----------     ----------

       Net unrealized holding gains (losses) arising
         during period                                                   22,908     (     5,229)   (    20,919)

       Income tax (liability) benefit related to unrealized
         gains or losses                                            (     8,018)          1,830          7,322
                                                                     ----------      ----------     ----------
             Net appreciation (depreciation) of

                investments                                              14,890     (     3,399)   (    13,597)

       Minimum pension liability adjustment (See also Note 6)       (     4,384)              0              0
       Tax asset related to pension liability
         adjustment                                                       1,534               0              0
                                                                     ----------      ----------     ----------
             Net pension liability adjustment                       (     2,850)              0              0
                                                                     ----------      ----------     ----------

       Other comprehensive income (loss), net of tax                 $   12,040     ($    3,399)   ($   13,597)
                                                                     ==========      ==========     ==========

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 5. EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY

       The Company owns 21.6% of EFL's common shares outstanding, which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in ten states and the District of Columbia.

       The following represents condensed financial information for EFL on a Generally Accepted Accounting Principles (GAAP) basis:

                                            2001          2000          1999
                                         ----------    ----------    ----------

       Investments                       $  869,723    $  881,069    $  817,460

       Total assets                       1,120,483     1,020,343       954,532

       Liabilities                          914,724       824,623       783,429

       Shareholders' equity                 205,759       195,720       171,103

       Revenues                              89,514       115,373       102,924

       Net income                             2,738        25,390        23,325

       Comprehensive income (loss)           17,410        31,421   (     5,191)

       Dividends paid to shareholders         7,229         6,662         6,096

       The Company's share of EFL's net unrealized gains or (losses) on securities, as reflected in shareholders' equity, is $3,983, $801 and ($502) at December 31, 2001, 2000 and 1999, respectively.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 6.   BENEFIT PLANS

        Pension plans
        -------------

           The Company's pension plans consist of: (1) a noncontributory-defined benefit pension plan covering substantially all Employees of the Company, (2) an unfunded supplemental employee retirement plan (SERP) for its senior and executive officers and (3) an unfunded pension plan for its outside directors. Information about the plans follows for the years ended December 31:

                                                                                 2001              2000
                                                                              ----------        ----------
           Net periodic benefit cost:
             Service cost                                                     $    6,837        $    6,329
             Interest cost                                                         8,325             7,705
             Expected return on plan assets                                  (    13,709)      (    12,322)
             Amortization of prior service cost                                      844               989
             Recognized net actuarial gain                                   (     2,583)      (     2,303)
             Amortization of unrecognized initial net asset                  (       234)      (       234)
                                                                              ----------        ----------
             Net periodic benefit cost                                        $      520        $      164
                                                                              ==========        ==========
           Change in benefit obligation:
             Benefit obligation at January 1                                  $  116,693        $  104,588
             Service cost                                                          6,837             6,329
             Interest cost                                                         8,325             7,705
             Amendments                                                               55               611
             Actuarial loss (gain)                                                14,523       (     2,114)
             Benefits paid                                                   (     1,729)      (       426)
                                                                              ----------        ----------
             Benefit obligation at December 31                                $  144,704        $  116,693
                                                                              ==========        ==========
           Change in plan assets:
             Fair value of plan assets at January 1                           $  171,636        $  160,385
             Actual return on plan assets                                    (    31,413)           11,688
             Employer contributions (refunds)                                      9,271       (        12)
             Benefits paid                                                   (     1,729)      (       425)
                                                                              ----------        ----------
             Fair value of plan assets at December 31                         $  147,765        $  171,636
                                                                              ==========        ==========
           Reconciliation of funded status:
             Funded status at December 31                                     $    3,061        $   54,943
             Unrecognized net actuarial loss (gain)                               10,986       (    51,342)
             Unrecognized prior service cost                                       5,236             6,025
             Unrecognized initial net asset                                  (       469)      (       701)
                                                                              ----------        ----------
             Net amount recognized on Consolidated
                Statements of Financial Position                              $   18,814        $    8,925
                                                                              ==========        ==========
           Amounts recognized in the consolidated statements
           of financial position consist of:
             Prepaid benefit cost                                             $   25,451        $   15,096
             Accrued benefit liability                                       (    13,686)      (     8,656)
             Intangible asset                                                      2,665             2,485
             Accumulated other comprehensive income                                4,384                 0
                                                                              ----------        ----------
             Net amount recognized at year end                                $   18,814        $    8,925
                                                                              ==========        ==========
           Weighted-average assumptions as of December 31:
             Employee pension plan:
                Discount rate                                                       7.00%             7.50%
                Expected return on plan assets                                      8.25              8.25
                Rate of compensation increase                                       5.00              5.00
             SERP:
                Discount rate                                                       7.00%             7.50%
                Rate of compensation increase                                  6.00-7.25              5.00

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 6. BENEFIT PLANS (CONTINUED)

          The amendment amounts relate primarily to two additional participants being added to the SERP for each of the years 2001 and 2000.

          The Employee pension plan has assets that include cash, treasury bonds, corporate bonds, common and preferred stocks and mortgages.

          An additional minimum pension liability of $4,384 resulted in 2001 due to changes in discount rates, the rate of compensation increase and certain other assumptions of the SERP. The additional pension liability was recorded as a reduction to shareholders' equity as accumulated other comprehensive income, net of deferred income taxes.

          The Company's funding policy regarding the Employee pension plan is to contribute amounts sufficient to meet ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

          The Employee pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. Such purchases equaled $4,513, $5,627 and $5,322 in 2001, 2000 and 1999, respectively. These are non-participating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

          The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets (SERP and the pension plan for outside directors) were $20,348, $13,686 and $0 respectively, as of December 31, 2001, and $12,696, $8,656 and $0, respectively, as of December 31, 2000.

        Post-retirement benefits other than pensions
        --------------------------------------------

          The Company provides post-retirement medical coverage for eligible retired Employees and eligible dependents. To be eligible for benefits, an employee must be 60 years old and have 15 years of continuous full-time service. The benefits are provided from retirement to age 65. The benefits are unfunded as

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 6. BENEFIT PLANS (CONTINUED)

          the Company pays the obligations when due. The cash payments for such benefits were $379, $161 and $121 in 2001, 2000 and 1999, respectively. Actuarially determined costs are recognized over the period the Employee provides service to the Company. Information about this plan follows for the years ended December 31:

                                                                                2001              2000
                                                                              ---------         ---------
          Net periodic benefit cost:

            Service cost                                                       $    400          $    400
            Interest cost                                                           389               385
            Amortization of prior service cost                                (      36)        (      37)
            Recognized net actuarial gain                                     (      50)        (      27)
                                                                               --------          --------
            Net periodic benefit cost                                          $    703          $    721
                                                                               ========          ========
          Change in benefit obligation:
            Benefit obligation at January 1                                    $  5,803          $  4,745
            Service cost                                                            400               400
            Interest cost                                                           389               385
            Actuarial loss                                                          919               434
            Benefits paid                                                     (     379)        (     161)
                                                                               --------          --------
            Benefit obligation at December 31                                  $  7,132          $  5,803
                                                                               ========          ========
          Reconciliation of Funded status:
            Funded status at December 31                                      ($  7,132)        ($  5,803)
            Unrecognized net actuarial loss (gain)                                  244         (     726)
            Unrecognized prior service costs                                  (     330)        (     366)
                                                                               --------          --------
            Net liability recognized on Consolidated Statements
               of Financial Position                                          ($  7,218)        ($  6,895)
                                                                               ========          ========

          The weighted average discount rate used to measure the accumulated post-retirement benefit obligation was 7.0% and 7.50% in 2001 and 2000, respectively. The December 31, 2001, accumulated benefit obligation was based on a 10.0% increase in the cost of covered health care benefits during 2001. The expected health care cost trend rate assumption for 2002 is 10.0%. This rate is assumed to decrease gradually to 5.5% per year in 2006 and to remain at that level thereafter.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 6. BENEFIT PLANS (CONTINUED)

                                                                                 2001           2000
                                                                               --------       --------
          Effect on total of service and interest cost components:
            1% Increase                                                        $    126       $    126
            1% Decrease                                                       (     106)     (     106)

          Effect on post-retirement benefit obligation:
            1% Increase                                                        $  1,023       $    814
            1% Decrease                                                       (     871)     (     695)

        Employee savings plan
        ---------------------

          The Company has an Employee Savings Plan for its Employees. Beginning January 2001, the maximum percentage that eligible participants were permitted to contribute to the plan was increased to 15%. The Company match was also changed to 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. Additionally, regular part-time Employees are eligible to participate in the plan. Prior to 2001, eligible participants were permitted to make contributions of 1% to 8% of compensation to the plan on a pre-tax salary reduction basis. The Company matched one-half of the participant contributions up to 6% of compensation. All full-time Employees were eligible to participate in the plan. The Company's matching contributions to the plan in 2001, 2000 and 1999 were $5,329, $3,499 and $3,245, respectively. Employees are permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan acquires shares in the open market necessary to meet the obligations of the plan.

        Management incentive plans and deferred compensation
        ----------------------------------------------------

          The Company has separate annual and long-term incentive plans and a deferred compensation plan, which are available for key management employees. The deferred compensation plan is an unfunded arrangement for a select group of management and highly compensated employees of the Company. Those participating in this plan can select hypothetical investment funds for their deferrals and are credited with interest based on the investment results. The incentive plans are available to key management employees and link awards to current year and three-year performance period targets. The awards are settled with cash and Company stock. The

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 6.   BENEFIT PLANS (CONTINUED)

          Company purchases its stock in the open market when awards are settled in stock. The Company accrues estimated compensation expense in the applicable performance period based on its best estimate of the achievement of the performance targets. Expense recorded in 2001, 2000 and 1999 relating to these incentive and deferred compensation plans equaled $3,424, $3,445 and $3,352, respectively. Actual payments totaled $2,441 and $1,590 in 2001 and 2000, respectively. There were no payments in 1999. The Company also has a deferred compensation plan for certain of its outside directors. Expenses recorded in 2001, 2000, and 1999 with related (losses) earnings amounted to ($70), $78 and $241, respectively. The losses in the current year were a result of the performance of the investments that comprise the plan assets.

        Health and dental benefits
        --------------------------

          The Company has self-funded health and dental care plans for all of its Employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 2001 and 2000. Operations were charged $19,826, $17,456 and $14,756 in 2001, 2000 and
          1999, respectively, for the cost of health and dental care provided under these plans.

          All liabilities for the above mentioned plans are presented in this note in total for all employees of the Erie Insurance Group. The gross liability is presented in the Consolidated Statements of Financial Position as employee benefit obligations with amounts expected to be recovered from the Company's affiliates included in other assets.

NOTE 7.   INCOME TAXES

          The provision for income taxes consists of the following for the years ended December 31:

                                                                           2001            2000              1999
                                                                        ----------      ----------       -----------
        Federal income taxes:
          Currently due                                                 $   59,602      $   73,657        $   66,960
            Deferred                                                         1,013     (     2,112)      (     1,311)
                                                                        ----------      ----------        ----------
            Total                                                       $   60,615      $   71,545        $   65,649
                                                                        ==========      ==========        ==========

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 6.   BENEFIT PLANS (CONTINUED)

        A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:

                                                                   2001             2000              1999
                                                                ----------       ---------         ---------
        Income tax at statutory rates                           $   64,007       $  78,378         $  73,051
            Tax-exempt interest                                (     2,729)     (    3,046)       (    3,229)
            Dividends received deduction                       (     2,398)     (    2,160)       (    2,064)
            Other                                                    1,735      (    1,627)       (    2,109)
                                                                ----------       ---------         ---------
            Provision for income taxes                          $   60,615       $  71,545         $  65,649
                                                                ==========       =========         =========

          Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

                                                                                   2001              2000
                                                                                ---------         ---------
        Deferred tax assets:
          Loss reserve discount                                                 $   4,580         $   3,965
          Unearned premiums                                                         4,960             4,286
          Employee benefit plan obligations                                         4,800             4,111
          Severance benefits                                                        3,801                 0
          Write downs of securities                                                 1,606               443
          Other                                                                     1,525             1,212
                                                                                ---------         ---------

            Total deferred tax assets                                           $  21,272         $  14,017
                                                                                ---------         ---------

        Deferred tax liabilities:
          Deferred policy acquisition costs                                     $   5,956         $   4,621
          Unrealized gains                                                         16,822            12,051
          Pension and other benefits                                                7,021             2,438
          Other                                                                     4,418             2,068
                                                                                ---------         ---------

            Total deferred tax liabilities                                      $  34,217         $  21,178
                                                                                ---------         ---------

            Net deferred income tax liability                                   $  12,945         $   7,161
                                                                                =========         =========

          The Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 8.   CAPITAL STOCK

     Class A and B shares
     --------------------

          Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1% of any dividend declared on each share of Class B common stock. The Company may declare and pay a dividend in respect of Class A common stock without any requirement that any dividend be declared and paid in respect of Class B common stock. Sole voting power is vested in Class B common stock except insofar as any applicable law shall permit Class A common stock to vote as a class in regards to any changes in the rights, preferences and privileges attaching to Class A common stock.

     Stock repurchase plan
     ---------------------

          Beginning in 1999, the Company established a stock repurchase program. The Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2001 there were 220,000 shares repurchased at a total cost of $7,654, or an average price per share of $34.79. Since its inception, 3,195,677 shares have been repurchased at a total cost of $93,373, or an average price per share of $29.22. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 9.   UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

        The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for the Company's wholly-owned property/casualty insurance subsidiaries:


                                                                 2001             2000              1999
                                                              ----------       ----------        -----------
        Total unpaid losses and loss
          adjustment expenses at January 1, gross             $  477,879       $  432,895         $ 426,165

          Less reinsurance recoverables                          375,567          337,911           334,708
                                                              ----------       ----------        ----------

        Net balance at January 1                                 102,312           94,984            91,457

        Incurred related to:
          Current accident year                                  111,258           93,416            88,422
          Prior accident years                                     5,943            6,148        (      703)
                                                              ----------       ----------        ----------

            Total incurred                                       117,201           99,564            87,719

        Paid related to:
          Current accident year                                   59,637           53,251            50,560
          Prior accident years                                    41,203           38,985            33,632
                                                              ----------       ----------        ----------

            Total paid                                           100,840           92,236            84,192
                                                              ----------       ----------        ----------

        Net balance at December 31                               118,673          102,312            94,984

          Plus reinsurance recoverables                          438,605          375,567           337,911
                                                              ----------       ----------        ----------

        Total unpaid losses and loss adjustment
          expenses at December 31, gross                      $  557,278       $  477,879        $  432,895
                                                              ==========       ==========        ==========

          Included in the 2001 losses and loss adjustment expenses incurred related to current accident year of $111,258 are the Company's share of estimated incurred losses of the Erie Insurance Group's reinsurance business stemming from the September 11/th/ attack on the World Trade Center of $8,250. Partially offsetting these losses is an aggregate excess of loss reinsurance agreement between the Exchange and the Company's property/casualty insurance subsidiaries. See also Note 12. This agreement reduces the net retention of these losses recorded by the Company to $5,839. Current loss estimates are based on the assumption that the attack will be considered one event. If the attack comes to be considered two events, the total potential exposure for EIG would increase between $50,000 and $75,000. The effect on the Company

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 9.   UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED)

          would be additional losses between $2,750 and $4,125. Taking into consideration the excess of loss reinsurance agreement, the net impact of such potential additional losses would be minimal to the Company. The property/casualty insurers are exposed to both direct and reinsurance losses arising from possible future terrorist actions and other catastrophic events.

          The 2001 incurred losses related to prior accident years of $5,943 are due primarily to adverse development of losses in the private passenger auto liability and workers' compensation lines of business and are generally the result of ongoing analysis of recent loss development trends. These losses are reflected in the insurance underwriting operations segment of the Consolidated Statements of Operations.

          The 2000 incurred losses related to prior accident years of $6,148 are due to adverse development of reinsurance losses from the catastrophic storms in Europe in December 1999, combined with increased loss severity in private passenger automobile and in commercial lines of business.

NOTE 10.  RELATED PARTY TRANSACTIONS

     Management fee
     --------------

          A management fee is charged to the Exchange for management services provided by the Company. The fee is a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company's Board of Directors. The management fee charged the Exchange was 25% for each year from 1999 to 2001.

          In December 2001, the Board of Directors elected to maintain the 25% management fee rate for all of 2002. The Company's Board of Directors may change the management fee rate at its discretion, but it may not exceed 25%.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 10.  RELATED PARTY TRANSACTIONS (CONTINUED)

     eCommerce Program and Related Information Technology Infrastructure
     -------------------------------------------------------------------

          During 2001, the Erie Insurance Group undertook a series of initiatives to develop its eCommerce capabilities. In connection with this program, the Company and the property/casualty insurance Companies of the Erie Insurance Group entered into a Cost Sharing Agreement for Information Technology Development (Agreement). The Agreement describes how member companies of the Erie Insurance Group will share the costs to be incurred for the development of new Internet enabled property/casualty policy administration and customer relationship management systems. The Agreement provides that the cost of the systems and the related enabling technology costs, such as required infrastructure and architectural tools, will be shared among the property/casualty insurance companies in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling agreement. See also Note 12. These costs are included in the policy acquisition and other underwriting expenses in the Consolidated Statements of Operations. The Company's share of these costs, incurred by the Company's property/casualty insurance subsidiaries totaled $1,315 for the year ended December 31, 2001.

          Certain other costs of the eCommerce Program are related to information technology hardware and are not included under the Agreement. These costs are included in the cost of management operations in the Consolidated Statement of Operations. The Company's share of these infrastructure costs amounted to $1,589 for the year ended December 31, 2001.

     Service agreement revenue
     -------------------------

          A service agreement fee is charged to the Exchange to compensate the Company for its management of non-affiliated assumed reinsurance business on behalf of the Exchange. The Company receives a fee of 7% of voluntary reinsurance premiums assumed from non-affiliated insurers and is responsible for accounting, underwriting, and operating expenses in connection with the administration of this business. Service agreement fee revenue amounted to $11,251, $10,149 and $8,158 in 2001, 2000 and 1999, respectively.

          Also included in service agreement revenue are service charges collected from Policyholders for providing extended payment terms on policies written by the insurers managed by the Company. In June 2000, this administrative fee

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 10.  RELATED PARTY TRANSACTIONS (CONTINUED)

          collected from Policyholders increased from $2 to $3 per installment for policies renewing in most states. Service charge revenue amounted to $15,996, $12,513 and $7,283 in 2001, 2000 and 1999, respectively.

     Expense reimbursements
     ----------------------

          The Company pays for and is reimbursed by the Exchange for expenses incurred in connection with adjustment of claims and administrative services and by EFL for administrative expenses. Reimbursements are made to the Company from these affiliates monthly. The amounts of such expense reimbursements were as follows for the years ended December 31:


                                             2001            2000           1999
                                          ----------      ----------     ----------
           Erie Insurance Exchange        $  162,549      $  142,519     $  136,045
           Erie Family Life                   18,545          18,631         14,740
                                          ----------      ----------     ----------

             Total reimbursements         $  181,094      $  161,150     $  150,785
                                          ==========      ==========     ==========

     Office leases
     -------------

          The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $10,842, $10,703 and $10,320 in 2001, 2000 and 1999, respectively. The Company has a lease commitment until 2008 with EFL for a branch office. Rentals paid to EFL under this lease totaled $311 in 2001, $309 in 2000 and $303 in 1999.

     Note receivable from EFL
     ------------------------

          The Company is due $15 million from EFL in the form of a surplus note. The note bears an annual interest rate of 6.45% and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. During 2001, 2000 and 1999, EFL paid interest to the Company totaling $968 each year.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 10.  RELATED PARTY TRANSACTIONS (CONTINUED)

     Structured settlements with EFL
     -------------------------------

          The Erie Insurance Group affiliated property/casualty insurance companies periodically purchase annuities from EFL in connection with the structured settlement of claims. The Company's pro-rata share (5.5%) of such annuities purchased equaled $708, $889 and $1,282 in 2001, 2000 and 1999, respectively.

NOTE 11.  RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND
          CONCENTRATIONS OF CREDIT RISK

          Financial instruments, which potentially expose the Company to concentrations of credit risk, include unsecured receivables from the Exchange. Most all of the Company's revenue and receivables are from the Exchange and affiliates.

          Management fee and expense reimbursements due from the Exchange were $147,344 and $117,962 in 2001 and 2000, respectively. A receivable from EFL for expense reimbursements totaled $2,256 at December 31, 2001 compared to $1,997 at December 31, 2000. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the pool totaling $491,055 and $412,050 in 2001 and 2000, respectively.

          Premiums receivable from Policyholders at December 31, 2001 and 2000 equaled $186,175 and $156,269, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling agreement. At December 31, 2001, the Exchange's statutory total assets totaled almost $7 billion and Policyholders' surplus totaled $3 billion.

NOTE 12.  REINSURANCE

          EIC and EINY have an intercompany reinsurance pooling agreement with the Exchange, whereby EIC and EINY cede all of their direct property/casualty insurance to the Exchange, except for the annual premium under the all-lines aggregate excess of loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange's insurance business (including the business assumed from EIC and EINY). The companies settle accounts between them by payment of amounts due within 30 days after the end of each quarterly accounting period.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           All dollar amounts are in thousands except per share data

NOTE 12.  REINSURANCE (CONTINUED)

          EIC and EINY have in effect an all-lines aggregate excess of loss reinsurance agreement with the Exchange. Under this agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses in any applicable accident year that exceed an amount equal to 72.5% of EIC and EINY's net premiums earned in that period, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY's net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium is subject to a minimum premium of $950. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $1,423, $1,268 and $1,199 in 2001, 2000 and 1999 respectively.
          Recoveries during 2001 amounted to $7,241, of which $6,506 relates to the 2001 accident year. The balance of the recoveries under this agreement recorded in 2001 related to the 1999 accident year. There were no loss recoveries by EIC or EINY under the agreement for 2000 or 1999.

          To the extent the Exchange assumes reinsurance business from nonaffiliated sources, the Company participates because of its pooling agreement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company's property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

          Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 12.  REINSURANCE (CONTINUED)

          The following summarizes insurance and reinsurance activities for the
          Company:

                                                               2001           2000               1999
                                                          -------------   ------------   -------------
     Premiums Earned:
               Direct                                     $     432,307   $    377,570   $     351,228
               Assumed nonaffiliates                              7,391          4,824           5,380
               Ceded to Erie Insurance Exchange          (      439,698) (     382,394) (      356,608)
               Assumed from Erie Insurance Exchange             137,648        123,708         117,224
                                                          -------------   ------------   -------------

                 Net                                      $     137,648   $    123,708   $     117,224
                                                          =============   ============   =============

             Losses and Loss Adjustment Expenses
             Incurred:
               Direct                                     $     374,440   $    325,644   $     264,177
               Assumed nonaffiliates                             14,262          3,956           6,512
               Ceded to Erie Insurance Exchange          (      388,702) (     329,600) (      270,689)
               Assumed from Erie Insurance Exchange             117,201         99,564          87,719
                                                          -------------   ------------   -------------

                 Net                                      $     117,201   $     99,564   $      87,719
                                                          =============   ============   =============

NOTE 13.  STATUTORY INFORMATION

          The statutory financial statements of Erie Insurance Property & Casualty Company and EIC are prepared in accordance with accounting practices prescribed by the Pennsylvania Insurance Department. EINY prepares its statutory financial statements in accordance with accounting practices prescribed by the New York Insurance Department. Prescribed Statutory Accounting Practices (SAP) include state laws, regulations, and general administration rules, as well as a variety of publications from the National Association of Insurance Commissioners
          (NAIC). The NAIC adopted the Codification of Statutory Accounting Practices (Codification), effective January 1, 2001, as the NAIC-supported basis of accounting. The Codification was approved with a provision allowing for prescribed or permitted accounting practices to be determined by each states' insurance commissioner. Accordingly, such discretion will continue to allow prescribed or permitted accounting practices that may differ from state to state. The New York State Insurance Department did not adopt the deferred tax provisions of Codification, thus no deferred taxes are recorded on the EINY statutory financial statements.

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 13.  STATUTORY INFORMATION (CONTINUED)

          Codification resulted in changes to the Company's statutory-basis financial statements, the most significant of which was the recording of statutory deferred taxes for EIC and Erie Insurance Property & Casualty Company. The total cumulative adjustment increased the surplus of the Company's property/casualty insurance subsidiaries by $4,446 as of January 1, 2001.

          Accounting principles used to prepare statutory financial statements differ from those used to prepare financial statements on the basis of generally accepted accounting principles. Consolidated balances including amounts reported by the property/casualty insurance subsidiaries on the statutory basis would be as follows:

                                                                     2001           2000           1999
                                                                 -----------    -----------    -----------
              Shareholders' equity at December 31,               $ 854,003      $ 767,894      $ 688,802

              Net income for the year ended December 31,           118,475        150,942        142,615

          The amount of dividends the Company's Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. At December 31, 2001, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $5,491. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 2001 or 2000.

          The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 13.  STATUTORY INFORMATION (CONTINUED)

          covered by such annual statement, but shall not include pro rata distribution of any class of the insurer's own securities. Accordingly, the Company's share of the maximum dividend payout which may be made in 2002 without prior Pennsylvania Commissioner approval is $2,295. Dividends to the Company totaled $1,594 in 2001 and $1,472 in 2000.

NOTE 14.  COMMITMENTS

          The Company has outstanding commitments to invest up to $124,000 in limited partnerships at December 31, 2001. These commitments will be funded as required through the end of the respective investment periods, which typically span 3 to 5 years expiring in 2005. At December 31, 2001, the total commitment to fund limited partnerships that invest in private equity securities is $87,000, real estate activities $22,000 and fixed income securities $15,000. At December 31, 2001, no one partnership commitment exceeded $7.5 million, or 6%, of the outstanding commitment amount.

          During 2001, the Company entered into contracts to provide services related to the eCommerce program with various external vendors. The total outstanding commitment for these contracts at December 31, 2001, was $16,146, of which approximately $12,943 will be reimbursed to the Company by the Exchange. The majority of these committed services at December 31, 2001, are expected to be performed in 2002.

NOTE 15.  SEGMENT INFORMATION

          The Company operates its business as two reportable segments - management operations and property/casualty insurance operations. Accounting policies for segments are the same as those described in the summary of significant accounting policies. See also Note 2. Assets are not allocated to the segments and are reviewed in total by management for purposes of decision making. No single customer or agent provides 10% or more of revenues for the Exchange.

          The Company's principal operations consist of serving as attorney-in-fact for the Exchange, which constitute its management operations. The Company's property/casualty insurance operations arise through direct business of its

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 15.  STATUTORY INFORMATION (CONTINUED)

          subsidiaries and by virtue of the pooling agreement between its subsidiaries and the Exchange, which includes assumed reinsurance from nonaffiliated domestic and foreign sources. Insurance provided in the property/casualty operations consists of personal and commercial lines and is sold by independent agents. Personal lines are marketed to individuals and commercial lines are marketed to small and medium-sized businesses. The performance of the personal lines and commercial lines is evaluated based upon the underwriting results as determined under SAP for the total pooled business of the Group.

          Summarized financial information for these operations is presented below.

                                                                2001           2000           1999
                                                            ------------   ------------   ------------
          Management operations:
          ---------------------
          Revenue:
            Management fee revenue                          $    634,966   $    551,646   $    513,375
            Service agreement revenue                             27,247         22,662         15,441
                                                            ------------   ------------   ------------
              Total revenue from management operations           662,213        574,308        528,816
            Net revenue from investment operations                 1,700         57,213         47,011
                                                            ------------   ------------   ------------
          Total revenue                                     $    663,913   $    631,521   $    575,827
                                                            ============   ============   ============
          Income before taxes                               $    186,267   $    215,959   $    195,529
                                                            ============   ============   ============
          Net income                                        $    123,403   $    145,851   $    133,235
                                                            ============   ============   ============

          Property/casualty operations:
          ----------------------------
          Revenue:
          Premiums earned:
              Commercial lines                              $     34,970   $     28,456   $     25,147
              Personal lines                                      97,078         89,369         87,334
              Reinsurance                                          8,866          7,880          6,185
                                                            ------------   ------------   ------------
                Total premiums earned (SAP)                      140,914        125,705        118,666
              GAAP adjustments                             (       3,266) (       1,997) (       1,442)
                                                            ------------   ------------   ------------
                Total premiums earned (GAAP)                     137,648        123,708        117,224
              Net revenue from investment operations              17,071         18,381         16,765
                                                            ------------   ------------   ------------
          Total revenue                                     $    154,719   $    142,089   $    133,989
                                                            ============   ============   ============
          Expense:
          Losses and expenses:
              Commercial lines                              $     41,417   $     31,914   $     26,726
              Personal lines                                     107,851         92,012         85,512
              Reinsurance                                         12,970         12,203          9,225
                                                            ------------   ------------   ------------
            Total losses and expenses (SAP)                      162,238        136,129        121,463
              GAAP adjustments                             (       4,127) (       2,019) (         700)
                                                            ------------   ------------   ------------
                Total losses and expenses (GAAP)            $    158,111   $    134,110   $    120,763
                                                            ============   ============   ============
          (Loss) income before taxes                       ($      3,391)  $      7,979   $     13,226
                                                            ============   ============   ============
          Net (loss) income                                ($      1,142)  $      6,542   $      9,871
                                                            ============   ============   ============

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                        First            Second            Third            Fourth
                                                       Quarter           Quarter          Quarter           Quarter
                                                      ----------        ----------       ----------        ----------
2001
----
Net revenue from management operations                $   43,200        $   53,104       $   55,044        $   33,220
Underwriting loss                                    (     3,538)      (     1,786)     (    10,589)      (     4,550)
Net revenue (loss) from investment operations             12,196            18,731            6,994       (    19,150)
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                51,858            70,049           51,449             9,520
                                                      ==========        ==========       ==========        ==========
Net income                                            $   34,785        $   47,129       $   34,430        $    5,917
                                                      ==========        ==========       ==========        ==========

Net income per share                                  $     0.49        $     0.66       $     0.48        $     0.08
                                                      ==========        ==========       ==========        ==========

Comprehensive income                                  $   36,407        $   45,414       $   31,081        $   21,399
                                                      ==========        ==========       ==========        ==========


2000
----
Net revenue from management operations                $   36,618        $   43,310       $   44,417        $   34,401
Underwriting loss                                    (     3,203)      (     1,590)     (     2,742)      (     2,867)
Net revenue from investment operations                    19,515            20,658           18,986            16,435
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                52,930            62,378           60,661            47,969
                                                      ==========        ==========       ==========        ==========
Net income                                            $   36,185        $   42,518       $   41,192        $   32,498
                                                      ==========        ==========       ==========        ==========

Net income per share                                  $     0.50        $     0.59       $     0.58        $     0.45
                                                      ==========        ==========       ==========        ==========

Comprehensive income                                  $   50,036        $   35,093       $   41,565        $   22,300
                                                      ==========        ==========       ==========        ==========


1999
----
Net revenue from management operations                $   34,367        $   40,587       $   41,945        $   31,619
Underwriting (loss) gain                             (       607)            1,113      (     1,580)      (     2,465)
Net revenue from investment operations                    14,770            16,177           16,450            16,379
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                48,530            57,877           56,815            45,533
                                                      ==========        ==========       ==========        ==========
Net income                                            $   33,407        $   39,225       $   38,425        $   32,049
                                                      ==========        ==========       ==========        ==========

Net income per share                                  $     0.45        $     0.53       $     0.53        $     0.44
                                                      ==========        ==========       ==========        ==========

Comprehensive income                                  $   31,897        $   32,180       $   26,295        $   39,137
                                                      ==========        ==========       ==========        ==========

During the fourth quarter of 2001, the Company realized net losses on the sale of impaired securities and realized charges for other-than-temporary impairments of equity securities and limited partnerships totaling $29,153. Realized losses resulted in an after-tax earnings per share reduction of $0.27. The investment sales were part of a proactive year-end tax planning strategy and will produce the recovery of approximately $9.6 million of federal income taxes paid in 1998, 1999 and 2000. Also contributing to the fourth quarter 2001 decline in net income per share were charges for a severance benefit stemming from the

                             ERIE INDEMNITY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data

NOTE 16.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

retirement of the president and CEO of the Erie Insurance Group. The Company's share of charges related to this severance were approximately $0.10 per share, after taxes.

                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                          (Dollars in thousands)
                                                                      June 30,           December 31,
                  ASSETS                                                2002                 2001
                                                                 ------------------   ------------------
                                                                     (Unaudited)
INVESTMENTS
-----------
   Fixed maturities at fair value
     (amortized cost of $622,297 and
     $543,423, respectively)                                     $          634,205   $          559,873
   Equity securities at fair value (cost of $166,221
     and $159,727, respectively)                                            188,577              193,798
   Limited partnerships (cost of $87,160 and
     $79,668, respectively)                                                  86,883               81,596
   Real estate mortgage loans                                                 5,634                5,700
                                                                 ------------------   ------------------

     Total investments                                           $          915,299   $          840,967

   Cash and cash equivalents                                                 34,367               88,213
   Accrued investment income                                                 10,628                9,138
   Premiums receivable from Policyholders                                   224,505              186,175
   Prepaid federal income tax                                                     0               14,056
   Reinsurance recoverable from Erie Insurance
     Exchange                                                               535,540              491,055
   Note receivable from Erie Family Life
     Insurance Company                                                       15,000               15,000
   Other receivables from Erie Insurance
     Exchange and affiliates                                                191,068              149,600
   Reinsurance recoverable non-affiliates                                       366                  372
   Deferred policy acquisition costs                                         20,115               17,018
   Property and equipment                                                    14,308               14,635
   Equity in Erie Family Life Insurance Company                              44,075               44,683
   Other assets                                                              83,058               64,654
                                                                 ------------------   ------------------

     Total assets                                                $        2,088,329   $        1,935,566
                                                                 ==================   ==================

                                                                                      (Continued)


See Notes to Consolidated Financial Statements.

                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                        (Dollars in thousands)
                                                                    June 30,            December 31,
   LIABILITIES AND SHAREHOLDERS' EQUITY                               2002                  2001
                                                               -----------------     -----------------
                                                                  (Unaudited)
         LIABILITIES
         -----------
   Unpaid losses and loss adjustment expenses                  $         599,143     $         557,278
   Unearned premiums                                                     363,611               311,969
   Commissions payable and accrued                                       126,550               110,121
   Accounts payable and accrued expenses                                  41,492                46,164
   Federal income tax payable                                              5,123                     0
   Deferred income taxes                                                   6,028                12,945
   Dividends payable                                                      10,906                10,930
   Employee benefit obligations                                           15,834                20,904
                                                               -----------------     -----------------

       Total liabilities                                       $       1,168,687     $       1,070,311
                                                               -----------------     -----------------

         SHAREHOLDERS' EQUITY
         --------------------

   Capital Stock
     Class A common, stated value $.0292 per
       share; authorized 74,996,930 shares;
     67,032,000 shares issued; 63,694,299 and
       63,836,323 shares outstanding in 2002 and
       2001, respectively                                      $           1,955     $           1,955
     Class B common, stated value $70 per
       share; authorized 3,070 shares;
       3,070 shares issued and outstanding                                   215                   215
   Additional paid-in capital                                              7,830                 7,830
   Accumulated other comprehensive income                                 25,286                35,222
   Retained earnings                                                     983,600               913,406
                                                               -----------------     -----------------

       Total contributed capital and retained earnings         $       1,018,886     $         958,628

   Treasury stock, at cost 3,337,701 shares
     in 2002 and 3,195,677 shares in 2001                     (           99,244)   (           93,373)
                                                               -----------------     -----------------

       Total shareholders' equity                              $         919,642     $         865,255
                                                               -----------------     -----------------

       Total liabilities and shareholders' equity              $       2,088,329     $       1,935,566
                                                               =================     =================


See Notes to Consolidated Financial Statements.

                             ERIE INDEMNITY COMPANY

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                           Six Months Ended
                                                                                June 30
                                                                     ------------------------------

                                                                        2002                2001
                                                             (Amounts in thousands, except per share data)
MANAGEMENT OPERATIONS:
   Management fee revenue                                            $  384,827           $  313,497

   Service agreement revenue                                             15,118               13,250
                                                                     ----------           ----------

     Total revenue from management operations                        $  399,945           $  326,747

   Cost of management operations                                        276,296              230,443
                                                                     ----------           ----------

     Net revenue from management operations                          $  123,649           $   96,304
                                                                     ----------           ----------

   INSURANCE UNDERWRITING OPERATIONS:

   Premiums earned                                                   $   77,653           $   66,091
                                                                     ----------           ----------

   Losses and loss adjustment expenses incurred                          63,387               53,057

   Policy acquisition and other underwriting expenses                    23,927               18,358
                                                                     ----------           ----------

     Total losses and expenses                                           87,314               71,415
                                                                     ----------           ----------

     Underwriting loss                                              ($    9,661)         ($    5,324)
                                                                     ----------           ----------

INVESTMENT OPERATIONS:

   Net investment income                                             $   26,837           $   24,508

   Net realized (loss) gain on investments                          (     4,581)               2,725

   Equity in earnings of Erie Family

     Life Insurance Company                                                 986                2,186

   Equity in earnings of limited partnerships                               307                1,508
                                                                     ----------           ----------

     Net revenue from investment operations                          $   23,549           $   30,927
                                                                     ----------           ----------

     Income before income taxes                                      $  137,537           $  121,907

   Provision for income taxes                                            45,510               39,992
                                                                     ----------           ----------

     Net income                                                      $   92,027           $   81,915
                                                                     ==========           ==========

     Net income per share                                            $     1.29           $     1.15
                                                                     ==========           ==========

     Weighted average shares outstanding                                 71,162               71,402

   Dividends declared per share:

     Class A                                                         $     0.34           $    0.305

     Class B                                                              51.00                45.75

See Notes to Consolidated Financial Statements.

                             ERIE INDEMNITY COMPANY

           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

                                                                              Six Months Ended
                                                                                   June 30
                                                           ---------------------------------------------------
                                                                    2002                          2001
        (Dollars in thousands)

Net Income                                                  $                92,027         $           81,915
                                                            -----------------------         ------------------
   Unrealized losses on securities:

     Unrealized holding (losses) gains arising
       during period                                       (                 24,182)                     2,582

     Less: Losses (gains) included in net income                              4,581        (             2,725)
                                                            -----------------------         ------------------
       Net unrealized holding losses
         arising during period                             (                 19,601)       (               143)

   Income tax benefit related to
     unrealized losses                                                        6,860                         50
                                                            -----------------------         ------------------

   Net depreciation of investments                         (                 12,741)       (                93)


   Minimum pension liability adjustment                                       4,315                          0

   Less: Tax asset related to pension
     liability adjustment                                  (                  1,510)                         0
                                                            -----------------------         ------------------


   Net pension liability adjustment                                           2,805                          0
                                                            -----------------------         ------------------


Other comprehensive loss, net of tax                       (                  9,936)       (                93)
                                                            -----------------------         ------------------

Comprehensive income                                        $                82,091         $           81,822
                                                            =======================         ==================

See Notes to Consolidated Financial Statements.

                             ERIE INDEMNITY COMPANY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                            Six Months Ended         Six Months Ended
                                                                              June 30, 2002            June 30, 2001
                                                                         ----------------------     ------------------
                                                                         (Amounts in thousands, except per share data)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                           $              92,027     $              81,915
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation and amortization                                                    1,921                     1,533
         Deferred income tax (benefit) expense                           (                1,966)                    2,425
         Amortization of deferred policy acquisition costs                               13,832                    11,680
         Equity in income of limited partnerships                        (                  307)   (                1,508)
         Realized loss (gain) on investments                                              4,581    (                2,725)
         Net amortization of bond discount                               (                  288)   (                  109)
         Undistributed earnings of Erie Family Life
            Insurance Company                                            (                  127)   (                1,389)
         Deferred compensation                                                              456                       261
     (Increase) decrease in accrued investment income                    (                1,490)                      172
     Increase in receivables                                             (              124,278)   (               92,250)
     Policy acquisition costs deferred                                   (               16,929)   (               13,890)
     Increase in prepaid expenses and other assets                       (               18,064)   (               11,407)
     (Decrease) increase in accounts payable and accrued                 (                5,883)                    5,312
       expenses
     Increase in commissions payable and accrued                                         16,428                     5,080
     Increase in income taxes payable                                                    19,180                     6,655
     Increase in loss reserves                                                           41,865                    23,186
     Increase in unearned premiums                                                       51,641                    29,512
                                                                          ---------------------     ----------------------
       Net cash provided by operating activities                          $              72,599     $              44,453
 CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of investments:
       Fixed maturities                                                  ($             175,188)   ($              99,975)
       Equity securities                                                 (               34,308)   (               29,466)
       Limited partnership investments                                   (               22,138)   (               13,267)
     Sales/maturities of investments:
       Fixed maturity sales                                                              51,937                    51,170
       Fixed maturity calls/maturities                                                   42,120                    46,152
       Equity securities                                                                 25,779                    22,029
       Mortgage loans                                                                        66                       819
       Limited partnership sales or distributions                                        14,953                     2,348
     Purchase of property and equipment                                  (                1,272)   (                1,640)
     Purchase of computer software                                       (                  322)   (                  484)
     Loans to agents                                                     (                1,672)   (                1,356)
     Collections on agent loans                                                           1,328                     1,230
                                                                          ---------------------     ---------------------
       Net cash used in investing activities                             ($              98,717)   ($              22,440)
 CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid to shareholders                                      ($              21,857)   ($              19,675)
     Purchase of treasury stock                                          (                5,871)   (                1,210)
                                                                          ---------------------     ---------------------
       Net cash used in financing activities                             ($              27,728)   ($              20,885)
                                                                          ---------------------     ---------------------
     Net (decrease) increase in cash and cash equivalents                (               53,846)                    1,128
     Cash and cash equivalents at beginning of period                                    88,213                    38,778
                                                                          ---------------------     ---------------------
       Cash and cash equivalents at end of period                         $              34,367     $              39,906
                                                                          =====================     =====================
Supplemental disclosures of cash flow information:
-------------------------------------------------

   Income tax payments                                                    $              38,867     $              31,552

See Notes to Consolidated Financial Statements.

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
            All dollar amounts are in thousands except per share data


NOTE A -- BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements, which include the accounts of the Erie Indemnity Company and its wholly owned subsidiaries, Erie Insurance Company (EIC), Erie Insurance Company of New York (EINY) and Erie Insurance Property & Casualty Company, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (GAAP) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on March 12, 2002.

NOTE B -- RECLASSIFICATIONS

Certain amounts previously reported in the 2001 financial statements have been reclassified to conform to the current period's presentation. Such reclassifications were minor in nature and did not impact earnings.

NOTE C -- EARNINGS PER SHARE

Earnings per share is based on the weighted average number of Class A shares outstanding (63,794,175 and 64,034,046 at June 30, 2002 and 2001, respectively), giving effect to the conversion of the weighted average number of Class B shares outstanding (3,070 in 2002 and 2001) at a rate of 2,400 Class A shares for one Class B share. For the six months ended June 30, 2002 weighted average equivalent shares outstanding were 71,162,175 compared to 71,402,046 for the six months ended June 30, 2001.

NOTE D -- INVESTMENTS

Management considers all fixed maturities and marketable equity securities available-for-sale. Marketable equity securities consist primarily of common and non redeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Management determines the appropriate classification of fixed maturities at the time of purchase and

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE D -- INVESTMENTS (CONTINUED)

reevaluates such designation as of each statement of financial position date. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reported as a separate component of accumulated other comprehensive income in shareholders' equity. When a decline in the value of investments is considered to be other than temporary by management, the investments are written down to their realizable value. Such write downs are made directly on an individual security basis and are considered a realized loss on investments in the Consolidated Statements of Operations. In the first six months of 2002 the Company recognized impairment charges totaling $10,693 relating to long term fixed maturities and non redeemable preferred stock.

The following is a summary of available-for-sale securities:

                                                               Gross           Gross         Estimated
                                             Amortized      Unrealized      Unrealized          Fair
                                               Cost            Gains           Losses          Value
                                            -----------     -----------     -----------     -----------
June 30, 2002
-------------

Fixed maturities:
-----------------
U.S. treasuries & government
  agencies                                  $    11,254     $       494     $         0     $    11,748
States & political subdivisions                  44,559           2,273               0          46,832
Special revenue                                 107,790           4,042              32         111,800
Public utilities                                 37,870             879             684          38,065
U.S. industrial & miscellaneous                 361,616          11,232           5,305         367,543
Foreign                                          44,904             740           2,165          43,479
                                            -----------     -----------     -----------     -----------
    Total bonds                             $   607,993     $    19,660     $     8,186     $   619,467
Redeemable preferred stock                       14,304             434               0          14,738
                                            -----------     -----------     -----------     -----------
    Total fixed maturities                  $   622,297     $    20,094     $     8,186     $   634,205
                                            -----------     -----------     -----------     -----------

Equity securities:
-----------------
Common stock:
  U.S. banks, trusts &
    insurance companies                     $     1,791     $       751     $       165     $     2,377
  U.S. industrial &
    miscellaneous                                19,391          19,722             324          38,789
  Foreign                                           417             339               0             756
Non redeemable
  preferred stock:
  Public utilities                                9,051              59              77           9,033
  U.S. banks, trusts &
    insurance companies                          24,226           1,057             186          25,097
  U.S. industrial &
    miscellaneous                                90,870           3,030           2,930          90,970
  Foreign                                        20,475           1,147              67          21,555
                                            -----------     -----------     -----------     -----------
    Total equity securities                 $   166,221     $    26,105     $     3,749     $   188,577
                                            -----------     -----------     -----------     -----------
    Total available-for-sale securities     $   788,518     $    46,199     $    11,935     $   822,782
                                            ===========     ===========     ===========     ===========

                              ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE D - INVESTMENTS (CONTINUED)

                                                             Gross         Gross          Estimated
                                           Amortized      Unrealized     Unrealized         Fair
                                             Cost            Gains         Losses           Value
                                          ----------      ----------     ----------      ----------

December 31, 2001
-----------------

Fixed maturities:
----------------
U.S. treasuries & government agencies     $   11,211     $      502     $        0      $   11,713
States & political subdivisions               42,392          1,817             88          44,121
Special revenue                              110,267          3,496            345         113,418
Public utilities                              25,150          1,156             36          26,270
U.S. industrial & miscellaneous              311,757          8,989          1,438         319,308
Foreign                                       26,634            859             17          27,476
                                          ----------     ----------     ----------      ----------

     Total bonds                          $  527,411     $   16,819     $    1,924      $  542,306

Redeemable preferred stock                    16,012          1,555              0          17,567
                                          ----------     ----------     ----------      ----------

     Total fixed maturities               $  543,423     $   18,374     $    1,924      $  559,873
                                          ----------     ----------     ----------      ----------

Equity securities:
------------------
Common stock:
   U.S. banks, trusts &
     insurance companies                  $    3,284     $      814     $       16      $    4,082
   U.S. industrial &
     miscellaneous                            28,718         31,570            579          59,709
Nonredeemable
   preferred stock:
   Public utilities                            2,370             12              3           2,379
   U.S. banks, trusts &
     insurance companies                      14,685            938             58          15,565
   U.S. industrial &
     miscellaneous                            91,185          2,573          2,111          91,647
   Foreign                                    19,485          1,039            108          20,416
                                          ----------     ----------     ----------      ----------
     Total equity securities              $  159,727     $   36,946     $    2,875      $  193,798
                                          ----------     ----------     ----------      ----------
     Total available-for-sale
        securities                        $  703,150     $   55,320     $    4,799      $  753,671
                                          ==========     ==========     ==========      ==========

The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities. A fee is paid to the Company by the borrower. Collateral, comprised of cash and government securities, that exceeds the market value of the loaned securities is maintained by the lending agent. The Company has an indemnification agreement with the lending agent in the event a borrower becomes insolvent or fails to return securities. The Company had loaned securities with a market value of $17,400 and $44,900 secured by collateral of $18,002 and $45,900 at June 30, 2002 and 2001,

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE D -- INVESTMENTS (CONTINUED)

respectively. The Company maintains the loaned securities on its Consolidated Statements of Financial Position as part of its invested assets. The Company has incurred no losses on the loan program since the program's inception.

The components of net realized (loss) gain on investments as reported on the Consolidated Statements of Operations are included below. The securities that were recognized as impaired during the second quarter of 2002 were in the telecommunications industry segment.

                                                        Six Months Ended
                                                            June 30
                                            ----------------------------------
                                                 2002                 2001
 Fixed maturities:
 ----------------
 Gross realized gains                       $        2,873          $   2,640
 Gross realized losses                     (            53)              (187)
 Impairment charge                         (         8,366)                 0
                                            --------------          ---------
   Net realized (loss) gain                ($        5,546)         $   2,453
                                            --------------          ---------

Equity securities:
-----------------
 Gross realized gains                       $        7,570          $   3,857
 Gross realized losses                     (         4,278)            (3,585)
 Impairment charge                         (         2,327)                 0
                                            --------------          ---------
   Net realized gain                        $          965          $     272
                                            --------------          ---------


   Net realized (loss) gain on
     investments                           ($        4,581)         $   2,725
                                            ==============          =========

Limited partnerships include U.S. and foreign private equity, real estate and fixed income investments. The private equity limited partnerships invest in small-to medium-sized companies. Limited partnerships are recorded using the equity method, which approximates the Company's share of the carrying value of the partnership. Unrealized gains and losses on private equity limited partnerships are reflected in shareholders' equity in accumulated other comprehensive income, net of deferred taxes. The Company has not guaranteed any of the partnership liabilities.

Limited partnerships that have declined in value below cost and for which the decline is considered to be other than temporary by management are written down to realizable value. Such write downs are made directly on an individual limited partnership basis and are considered a loss in the Equity in Earnings of Limited Partnerships on the Consolidated Statements of Operations. The components of Equity in Earnings of Limited Partnerships as

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE D -- INVESTMENTS (CONTINUED)

reported on the Consolidated Statements of Operations are included below. For the year 2002 impairment charges related to limited partnerships were $1,381.

                                                    Six Months Ended
                                                         June 30
                                         ---------------------------------------
                                              2002                   2001
                                         ---------------------------------------

  Private equity                         ($      3,257)            $     588

  Real estate                                    3,480                   862

 Fixed income                                       84                    58
                                          ------------             ---------

   Total equity in earnings of
     limited partnerships                 $        307             $   1,508
                                          ============             =========





During 2001, the Company entered into several foreign currency forward contracts which are by definition derivatives. The purpose of these contracts is to partially hedge future capital calls related to the Company's limited partnership commitments. However, under accounting rules, these contracts are not considered hedges. The forward contracts have no cash requirements at the inception of the arrangement. At June 30, 2002, the notional amount of the contracts outstanding totaled $1,659. For the six months, gains on these contracts totaled $99 for 2002 and $46 in 2001.

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


NOTE E -- SUMMARIZED FINANCIAL STATEMENT INFORMATION OF AFFILIATE

The Company owns 21.6% of Erie Family Life Insurance Company (EFL) common shares outstanding and accounts for this investment using the equity method of accounting. EFL is a Pennsylvania domiciled life insurance company operating in 10 states and the District of Columbia. Dividends paid to the Company for the six months ended June 30, 2002 and 2001 totaled $828 and $766, respectively.

The following represents unaudited condensed financial statement information for EFL on a GAAP basis:

                                                                  Six Months Ended            Six Months Ended
                                                                   June 30, 2002               June 30, 2001
                                                              ----------------------      ----------------------
Revenues                                                      $               55,714      $               54,130
Benefits and expenses                                                         47,470                      40,227
                                                              ----------------------      ----------------------
Income before income taxes                                                     8,244                      13,903
Income taxes                                                                   2,852                       4,805
                                                              ----------------------      ----------------------
Net income                                                    $                5,392      $                9,098
                                                              ======================      ======================
Comprehensive income                                          $                1,992      $               16,431
                                                              ======================      ======================
Dividends paid to shareholders                                $                3,827      $                3,544
                                                              ======================      ======================
Net unrealized appreciation on investment
 securities at June 30, net of deferred taxes                 $               14,959      $               11,020
                                                              ======================      ======================

NOTE F -- NOTE RECEIVABLE FROM ERIE FAMILY LIFE INSURANCE COMPANY

The Company is due $15,000 from EFL in the form of a surplus note. The note bears an annual interest rate of 6.45% and all payments of interest and principal on the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval by the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. EFL paid $968 in the first half of 2002 and 2001 to the Company.

NOTE G -- TREASURY STOCK

The Company has in place a stock repurchase plan, under which the Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost.

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


NOTE H -- COMMITMENTS

The Company has outstanding commitments to invest up to $110,232 in limited partnerships at June 30, 2002. These commitments will be funded as required through the end of the respective investment periods, which typically span 3 to 5 years expiring in 2005. At June 30, 2002, the total commitment to fund limited partnerships that invest in private equity securities is $82,026, real estate activities $16,272 and fixed income securities $11,934. At June 30, 2002, no one partnership commitment exceeded $7.5 million, or 6.8%, of the outstanding commitment amount.

During 2001, the Company entered into several contracts for services related to the eCommerce program with various external vendors. The total outstanding commitment for these contracts at June 30, 2002, was $12.5 million, of which approximately $9.0 million will be reimbursed to the Company by the Erie Insurance Exchange (Exchange). The majority of these committed services are expected to be performed in 2002.

NOTE I -- STOCK COMPENSATION PLAN

In June, 2002, the Company's Board of Directors, at the recommendation of the Executive Compensation Committee, approved a stock compensation plan for its outside directors. The purpose of this plan is to further align the interests of directors with shareholders by providing for a portion of annual compensation for the directors' services in shares of the Company's Class A common stock. Each director vests in the grant 25% every three months over the course of a year. The Company accounts for the fair value of its grants under those plans in accordance with Financial Accounting Standards (FAS) Statement No. 123, "Accounting for Stock-Based Compensation." The annual charge to the Company related to this plan totals $165.

NOTE J -- SEGMENT INFORMATION

The Company operates its business as two reportable segments - management operations and property/casualty insurance operations. Accounting policies for segments are the same as described in the summary of significant accounting policies Note 2, of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on March 12, 2002. The Company's principal operations consist of

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE J -- SEGMENT INFORMATION (CONTINUED)

serving as attorney-in-fact for the Exchange, which constitutes its management operations. The Company's property/casualty insurance operations arise through direct business of its subsidiaries and by virtue of the intercompany pooling agreement between its subsidiaries and the Exchange which includes assumed reinsurance from non-affiliated domestic and foreign sources.

Insurance provided in the property/casualty insurance operations consist of personal and commercial lines and is sold by independent agents. The performance of the personal and commercial lines is evaluated based upon the underwriting results as determined under statutory accounting practices (SAP) for the total pooled business of the Erie Insurance Group. Assets are not allocated to segments and are reviewed in total by management for purposes of decision making. No single customer or agent provides 10% or more of revenues for the Erie Insurance Group.

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE J --  SEGMENT INFORMATION (CONTINUED)

Summarized financial information for these operations is presented below:

                                                              Six Months Ended
                                                                   June 30
                                                        ----------------------------

                                                           2002              2001
Management operations:
---------------------
Revenue:
  Management fee revenue                                $ 384,827          $ 313,497
  Service agreement revenue                                15,118             13,250
                                                        ---------          ---------
      Total revenue from management
         operations                                       399,945            326,747
  Net revenue from investment
         operations                                        18,238             21,201
                                                        ---------          ---------
  Total revenue                                         $ 418,183          $ 347,948
                                                        =========          =========

Income before taxes                                     $ 141,887          $ 117,505
                                                        =========          =========
Net income                                              $  94,383          $  78,523
                                                        =========          =========

Property/casualty insurance operations:
---------------------------------------
Revenue:
  Premiums earned:
    Commercial lines                                    $  21,981          $  16,585
    Personal lines                                         54,012             47,359
    Reinsurance                                             3,757              3,357
                                                        ---------          ---------
      Total premiums earned (SAP)                          79,750             67,301
    GAAP adjustments                                   (    2,097)        (    1,210)
                                                        ---------          ---------
      Total premiums earned (GAAP)                         77,653             66,091
  Net revenue from investment
         operations                                         5,311              9,726
                                                        ---------          ---------
Total revenue                                           $  82,964          $  75,817
                                                        =========          =========

Expense:
  Losses and expenses:
    Commercial lines                                    $  24,903          $  18,465
      Personal lines                                       62,592             51,302
      Reinsurance                                           2,916              3,858
                                                        ---------          ---------

      Total losses and expenses
      (SAP)                                                90,411             73,625
      GAAP adjustments                                 (    3,097)        (    2,210)
                                                        ---------          ---------
      Total losses and expenses
      (GAAP)                                            $  87,314          $  71,415
                                                        =========          =========

(Loss) income before taxes                             ($   4,350)         $   4,402
                                                        =========          =========
Net (loss) income                                      ($   2,356)         $   3,392
                                                        =========          =========

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE J --  SEGMENT INFORMATION (CONTINUED)

The following table presents the management fee revenue by line of business:

                                                           Six Months Ended                 %
                                                               June 30                 Change
                                                 --------------------------    -----------------------

                                                       2002          2001
    Private passenger auto                       $    201,844     $ 170,094              18.7%
    Commercial auto                                    34,185        26,956              26.8
    Homeowner                                          56,313        47,457              18.7
    Commercial multi-peril                             45,372        32,482              39.7
    Workers' compensation                              35,778        27,151              31.8
    All other lines of
      business                                         11,335         9,357              21.1
                                                 ------------     ---------            ------
   Total                                         $    384,827     $ 313,497              22.8%
                                                 ============     =========            =======

The growth rate of policies in force and policy retention trends (the percentage of current Policyholders who have renewed their policies) directly impact the Company's management and property/casualty insurance operating segments. Below is a summary of each by line of business for the Erie Insurance Group's property/casualty insurance business.

                             ERIE INDEMNITY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Growth rate of policies in force for Erie Insurance Group property/casualty
---------------------------------------------------------------------------
insurance operations:
---------------------

                                                                                All other
                    Private         12 mth.                      12 mth.        personal      12 mth.     Total
                    passenger       growth                       growth         lines of      growth      personal
       Date         auto            rate           Homeowner     rate           business      rate        Lines
       ----         ----            ----           ---------     ----           --------      ----        -----
    12/31/2000      1,337,280       4.9%             986,654      7.5%          146,682       7.9%         2,470,616
    03/31/2001      1,356,651       5.3            1,003,517      7.7           149,438       8.1          2,509,606
    06/30/2001      1,382,419       5.9            1,029,339      8.1           154,029       8.5          2,565,787
    09/30/2001      1,408,092       6.3            1,053,014      8.4           157,419       8.9          2,618,525
    12/31/2001      1,432,747       7.1            1,075,816      9.0           159,702       8.9          2,668,265
    03/31/2002      1,469,617       8.3            1,104,806     10.1           163,560       9.5          2,737,983
    06/30/2002      1,512,335       9.4            1,146,639     11.4           169,952      10.3          2,828,926


                          12 mth.                  12 mth.                  12 mth.                12 mth.     Total
                 CML*     growth      CML*         growth      Workers'     growth    All other    growth       CML*
     Date        auto      rate    multi-peril      rate        comp         rate        CML*       rate       Lines
     ----        ----      ----    -----------      ----        ----         ----        ----       ----       -----
12/31/2000      87,567     5.8%      195,137        12.1%      47,156         8.4%      65,077      7.1%      394,937
03/31/2001      89,388     7.0       200,671        12.6       48,104         8.7       66,309      8.0       404,472
06/30/2001      91,794     7.9       208,388        12.7       49,711         9.5       67,964      8.9       417,857
09/30/2001      94,204     8.8       215,039        13.1       50,984         9.6       70,048      9.0       430,275
12/31/2001      96,100     9.7       221,635        13.6       52,033        10.3       71,539      9.9       441,307
03/31/2002      98,926    10.7       229,784        14.5       53,320        10.8       73,392     10.7       455,422
06/30/2002     102,447    11.6       241,760        16.0       55,607        11.9       75,884     11.7       475,698


Policy retention trends for Erie Insurance Group property/casualty insurance
----------------------------------------------------------------------------
operations:
-----------

                Private                                                       All other
               passenger     CML*                       CML*      Workers'    lines of
     Date        auto        auto      Homeowner    multi-peril     comp.     business   Total
   ---------   ---------   ---------   ---------    -----------   ---------   --------   -----
   12/31/00     92.31%       89.80%       90.75%       88.14%       88.48%     87.64%    91.01%
   03/31/01     92.24        90.29        90.71        88.59        89.06      87.75     91.03
   06/30/01     92.25        90.35        90.68        88.44        88.76      88.00     91.01
   09/30/01     92.22        90.16        90.43        88.35        88.53      87.95     90.89
   12/31/01     92.24        90.53        90.29        88.04        88.43      88.07     90.85
   03/31/02     92.26        90.86        90.24        88.50        89.34      88.21     90.80
   06/30/02     92.35        91.12        90.35        88.69        89.46      88.39     90.92

*CML = Commercial

================================================================================

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current as of its date.

                                   -----------


                                             Shares


                             ERIE INDEMNITY COMPANY

                              CLASS A COMMON STOCK



                                 --------------

                                   PROSPECTUS

                                 --------------




                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON

                       Representatives of the Underwriters

                                TABLE OF CONTENTS

                                               Page
                                               ----
Prospectus Summary ...........................    2
Risk Factors .................................   14
Cautionary Note Regarding
  Forward-Looking Statements .................   30
Price Range of Our Class A Common
  Stock and Dividend History .................   32
Capitalization ...............................   33
Selected Historical Financial
  Information of the Company .................   34
Selected Historical Financial
  Information of the Exchange ................   35
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations ..................   36
Business .....................................   52
Erie Insurance Exchange ......................   86
Erie Family Life Insurance Company ...........   92
Management ...................................   93
Certain Relationships and
    Related Transactions .....................   96
Principal Shareholders .......................   97
Selling Shareholder ..........................  101
Description of Capital Stock .................  102
Shares Eligible for Future Sale ..............  103
Underwriting .................................  104
Validity of Common Stock .....................  107
Experts ......................................  107
Where To Find More Information/
  Incorporation by Reference .................  108
Index to Financial Statements ................  F-1

================================================================================

                                     PART II

Item 14.   Other Expenses Of Issuance And Distribution.
-------    -------------------------------------------

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Class A common stock being registered. All amounts are estimates except the registration fee.

         Commission registration fee                            $ 18,238
         NASD filing fee                                          20,324
         Printing and engraving costs                                *
         Legal fees and expenses                                     *
         Accounting fees and expenses                                *
         Blue sky filing fees and expenses                           *
         Transfer agent and registrar fees and expenses              *
         Miscellaneous expenses                                      *
                                                                --------
                                                                $
                                                                ========

         * To be filed by amendment.

         All expenses other than the Commission registration fee and NASD filing fee are estimated. The selling shareholder identified in this registration statement is obligated to reimburse the registrant for the above listed expenses.

Item 15.   Indemnification of Directors and Officers.
-------    -----------------------------------------

         Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         The Bylaws of the registrant provide for (i) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (ii) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.   Exhibits.
-------    --------

        Exhibit No.                         Exhibit Description
       -------------      ------------------------------------------------------

            1**            Underwriting Agreement

            4.1*           Form of Registrant's Class A Common Stock Certificate

            4.2*           Form of Registrant's Class B Common Stock Certificate

            5**            Opinion of Duane Morris LLP

           23.1            Consent of Malin, Bergquist & Company LLP

           23.2**          Consent of Duane Morris LLP (Included in Exhibit 5)

           24              Powers of Attorney (Included on the signature pages)

--------------------
* Such exhibit is incorporated by reference to the like numbered exhibit in Registrant's Form 10 Registration Statement Number 0-24000 filed with the Securities and Exchange Commission on May 2, 1994.

**       To be filed by amendment.


Item 17. Undertakings.
-------  ------------

         A.  The undersigned registrant hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs A.1 a and A.1 b do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933; each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Erie, Commonwealth of Pennsylvania, on September 20, 2002.

                                       ERIE INDEMNITY COMPANY

                                       By: /s/ Jeffrey A. Ludrof
                                          -------------------------------------
                                          Jeffrey A. Ludrof,
                                          President and Chief Executive Officer


         Know all men by these presents, that each person whose signature appears below constitutes and appoints Jeffrey A. Ludrof, Philip A. Garcia and Jan R. Van Gorder, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                   Title                                   Date
--------------------------      -----------------------------------------------     -------------------
/s/ Jeffrey A. Ludrof           President, Chief Executive Officer and Director     September 20, 2002
--------------------------
Jeffrey A. Ludrof               (principal executive officer)


/s/ Philip A. Garcia            Executive Vice President and Chief Financial        September 20, 2002
--------------------------
Philip A. Garcia                Officer (principal financial officer)

/s/ Timothy G. NeCastro              Senior Vice President and Controller (principal     September 20, 2002
--------------------------------
Timothy G. NeCastro                  accounting officer)


/s/ Samuel P. Black, III             Director                                            September 20, 2002
--------------------------------
Samuel P. Black, III


/s/ J. Ralph Borneman, Jr.           Director                                            September 20, 2002
--------------------------------
J. Ralph Borneman, Jr.


/s/ Patricia A. Garrison-Corbin      Director                                            September 20, 2002
--------------------------------
Patricia A. Garrison-Corbin


________________________________     Director                                            September   , 2002
Susan Hirt Hagen


/s/ F. William Hirt                  Chairman of the Board and Director                  September 20, 2002
--------------------------------
F. William Hirt


/s/ Samuel P. Katz                   Director                                            September 20, 2002
--------------------------------
Samuel P. Katz


/s/ Claude C. Lilly, III             Director                                            September 20, 2002
--------------------------------
Claude C. Lilly, III


/s/ Henry N. Nassau                  Director                                            September 20, 2002
--------------------------------
Henry N. Nassau


/s/ John M. Petersen                 Director                                            September 20, 2002
--------------------------------
John M. Petersen

/s/ Jan R. Van Gorder           Senior Executive Vice President, Secretary,      September 20, 2002
--------------------------
Jan R. Van Gorder               General Counsel and Director


/s/ Robert C. Wilburn           Director                                         September 20, 2002
--------------------------
Robert C. Wilburn